 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1994

                                                  REGISTRATION NO. 33-56053
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                             AMSOUTH BANCORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                    6711                   63-0591257
       (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
       JURISDICTION OF       CLASSIFICATION CODE NUMBER)     IDENTIFICATION
       INCORPORATION OR                                          NUMBER)
        ORGANIZATION)

                            1400 AMSOUTH-SONAT TOWER
                           BIRMINGHAM, ALABAMA 35203
                                 (205) 320-7151

    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                             JAMES D. PRUETT, ESQ.
                             SENIOR VICE PRESIDENT
                           AND ACTING GENERAL COUNSEL

                             AMSOUTH BANCORPORATION
                            1400 AMSOUTH-SONAT TOWER
                           BIRMINGHAM, ALABAMA 35203
                                 (205) 581-7607

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   Copies to:

        ANDREW J. LUBRANO, ESQ.                   H. RODGIN COHEN, ESQ.
         HILL, WARD & HENDERSON                    SULLIVAN & CROMWELL
       101 EAST KENNEDY BOULEVARD                   125 BROAD STREET
               SUITE 3700                       NEW YORK, NEW YORK 10004
          TAMPA, FLORIDA 33601

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: At the effective date of the merger of The Tampa Banking Company into AmSouth Bancorporation, as described in the attached Proxy Statement-Prospectus.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             AMSOUTH BANCORPORATION

                               ----------------

                             CROSS-REFERENCE SHEET

PURSUANT TO RULE 404(A) OF THE SECURITIES ACT OF 1933 AND ITEM 501(B) OF REGULATION S-K SHOWING THE LOCATION OR HEADING IN THE PROXY STATEMENT-PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF FORM S-4.

                               ----------------

  ITEM                                          LOCATION OR CAPTION IN
 NUMBER           CAPTION                     PROXY STATEMENT-PROSPECTUS
 ------           -------                     --------------------------
 A. Information About the Transaction

    1.  Forepart of Registration
         Statement and Outside
         Front Cover Page of
         Prospectus...............   Outside Front Cover of Prospectus; Facing
                                      Page; Cross Reference Sheet

    2.  Inside Front and Outside
         Back Cover Pages of
         Prospectus...............   Available Information; Incorporation of
                                      Certain Documents by Reference; Table of
                                      Contents

    3.  Risk Factors, Ratio of
         Earnings to Fixed Charges
         and Other Information....   Summary; Stock Price and Dividend
                                      Information; Comparative Per Share
                                      Information; Summary Condensed
                                      Consolidated Financial Information

    4.  Terms of the Transaction..   Summary; The Merger; Certain Related
                                      Transactions; Description of AmSouth
                                      Capital Stock; Comparison of Rights of
                                      Shareholders

    5.  Pro Forma Financial
         Information..............   Summary Condensed Consolidated Financial
                                      Information; Incorporation of Certain
                                      Documents by Reference

    6.  Material Contacts with the
         Company Being Acquired...   The Merger--Background of and Reasons for
                                      the Merger

    7.  Additional Information
         Required for Reoffering
         by Persons and Parties
         Deemed to Be
         Underwriters.............   *

    8.  Interest of Named Experts
         and Counsel..............   Validity of AmSouth Common Stock

    9.  Disclosure of Commission
         Position on
         Indemnification for
         Securities Act
         Liabilities..............   *

 B. Information About the Registrant

   10.  Information with Respect
         to S-3 Registrants.......   Incorporation of Certain Documents by
                                      Reference; Summary; Parties to the Merger

   11.  Incorporation of Certain
         Information by Reference.   Incorporation of Certain Documents by
                                      Reference

   12.  Information with Respect
         to S-2 or S-3
         Registrants..............   *

   13.  Incorporation of Certain
         Information by Reference.   *

   14.  Information with Respect
         to Registrants Other than
         S-3 or S-2 Registrants...   *

  ITEM                                                            LOCATION OR CAPTION IN
 NUMBER           CAPTION                                       PROXY STATEMENT-PROSPECTUS
 ------           -------                                       --------------------------
 C. Information About the Company Being Acquired

   15.  Information with Respect to
         S-3 Companies.............                    *

   16.  Information with Respect to
         S-2 or S-3 Companies......                    *

   17.  Information with Respect to
         Companies Other than S-2
         or S-3 Companies..........                    Summary; Parties to the Merger; Certain
                                                        Information Regarding Tampa

 D. Voting and Management Information

   18.  Information if Proxies,
         Consents or Authorizations
         Are to Be Solicited.......                    Incorporation of Certain Documents by
                                                        Reference; The Meeting; The Merger;
                                                        Dissenters' Rights; Description of AmSouth
                                                        Capital Stock; Certain Information
                                                        Regarding Tampa; Ownership of Tampa Common
                                                        Stock

   19.  Information if Proxies,
         Consents or Authorizations
         Are Not to Be Solicited in
         an Exchange Offer.........                    *

- --------
* Inapplicable, not required or none.

                     [THE TAMPA BANKING COMPANY LETTERHEAD]

                                                                          , 1994

To The Shareholders of
The Tampa Banking Company

Dear Shareholders:

  You are cordially invited to attend the Special Meeting of Shareholders of The Tampa Banking Company ("Tampa"), which will be held on January , 1995, at 4:30 p.m., local time, at 4400 N. Armenia Avenue, Tampa, Florida 33603.

  At this meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), by and between Tampa and AmSouth Bancorporation ("AmSouth"), pursuant to which Tampa would merge with and into AmSouth (the "Merger"), and each share of your Tampa Common Stock would be converted into the right to receive 1.5592 shares of AmSouth Common Stock (subject to adjustment in certain circumstances described in the enclosed Proxy Statement-Prospectus), with cash being paid in lieu of any fractional share interests.

  The proposed Merger has been approved by the Board of Directors of Tampa. Your Board of Directors has determined that the Merger is fair to, and in the best interests of, Tampa and its shareholders and unanimously recommends that you vote FOR approval of the Merger Agreement.

  Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by Tampa's shareholders. The enclosed Notice of Special Meeting of Shareholders and Proxy Statement-Prospectus describe the Merger and provide specific information concerning the Special Meeting as well as other information about AmSouth and Tampa. In view of the significance of these matters, you are urged to read this Proxy Statement-Prospectus, as well as the appendices thereto.

  It is very important that your shares be represented at the Special Meeting, regardless of whether you plan to attend in person. The affirmative vote of two-thirds of all of the outstanding shares of Tampa Common Stock is required to approve the Merger Agreement. Consequently, a failure to vote will have the same effect as a vote against the proposal. Therefore, I urge you to execute, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to ensure that your shares will be voted at the Special Meeting. You should not forward any of your stock certificates at this time.

  On behalf of the Board of Directors, I urge you to vote FOR approval of the Merger Agreement.

                                          Sincerely,


                                          G. Robert Blanchard
                                          Chairman of the Board

                           THE TAMPA BANKING COMPANY
                              POST OFFICE BOX ONE
                           TAMPA, FLORIDA 33601-0001

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD JANUARY  , 1995

  Notice Is Hereby Given that, pursuant to a call of its Directors, a Special Meeting of Shareholders of The Tampa Banking Company ("Tampa") will be held at 4400 N. Armenia Avenue, Tampa, Florida 33603, on January , 1995, at 4:30 p.m. local time, for the purpose of considering and voting upon the following matter.

  Merger With AmSouth Bancorporation. Considering and voting upon a proposal to approve an Agreement and Plan of Merger, dated as of the 9th day of March, 1994 (the "Merger Agreement"), attached as Appendix A to, and described in, the accompanying Proxy Statement-Prospectus, providing for the merger of Tampa with and into AmSouth Bancorporation.

  Only those shareholders of record at the close of business on November 21, 1994 shall be entitled to notice of and to vote at the Special Meeting of Shareholders or any adjournments or postponements thereof. If the Merger Agreement is approved, shareholders of Tampa who dissent therefrom in accordance with the procedures set forth in the accompanying Proxy Statement-Prospectus shall be entitled to be paid the fair value of their shares of the common stock of Tampa.

                                          By Order of the Board of Directors

                                          Secretary

Tampa, Florida
      , 1994

  THE BOARD OF DIRECTORS OF TAMPA UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF TAMPA COMMON STOCK VOTE TO APPROVE THE PROPOSAL.

  SINCE THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF TAMPA COMMON STOCK IS REQUIRED TO APPROVE THE MERGER AGREEMENT, WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT-PROSPECTUS. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.

           PROXY STATEMENT                             PROSPECTUS


      THE TAMPA BANKING COMPANY                  AMSOUTH BANCORPORATION
   SPECIAL MEETING OF SHAREHOLDERS                    COMMON STOCK
    TO BE HELD ON JANUARY  , 1995              (PAR VALUE $1.00 PER SHARE)

                               ----------------

  This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $.10 per share ("Tampa Common Stock"), of The Tampa Banking Company, a Florida corporation ("Tampa"), in connection with the solicitation of proxies by the Tampa Board of Directors for use at a Special Meeting of Tampa shareholders to be held at 4:30 p.m., local time, on January , 1995, at 4400 N. Armenia Avenue, Tampa, Florida 33603, and at any adjournments or postponements thereof (the "Meeting").

  At the Meeting, the shareholders of record of Tampa Common Stock as of the close of business on November 21, 1994, will consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of the 9th day of March, 1994 (the "Merger Agreement"), between AmSouth Bancorporation, a Delaware corporation ("AmSouth"), and Tampa, pursuant to which Tampa will merge with and into AmSouth (the "Merger"). Upon consummation of the Merger, each outstanding share of Tampa Common Stock (except for shares held by Tampa or its subsidiaries, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, and shares held as treasury stock by Tampa) will be converted into the right to receive 1.5592 shares of common stock of AmSouth, par value $1.00 per share ("AmSouth Common Stock"), with cash being paid in lieu of fractional shares. For a description of the Merger Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "THE MERGER."

  This Proxy Statement-Prospectus also constitutes a prospectus of AmSouth in respect of up to 1,160,000 shares of AmSouth Common Stock expected to be issued pursuant to the Merger Agreement, subject to adjustment in the circumstances described under "THE MERGER--Price-Based Termination" (the "Merger Shares"). The number of Merger Shares (excluding such adjustment) is based upon the conversion of each outstanding share of Tampa Common Stock (except as described above) into 1.5592 shares of AmSouth Common Stock, and the possible exercise of outstanding Tampa stock options. The actual number of Merger Shares may be greater or less. See "THE MERGER--Effect of the Merger."

  The outstanding shares of AmSouth Common Stock are listed on the New York Stock Exchange, Inc. (the "NYSE"). The reported last sale price of AmSouth Common Stock on the NYSE Composite Transactions Reporting System on December 6, 1994 was $26.75 per share.

  This Proxy Statement-Prospectus and the accompanying proxy card are first
being mailed to shareholders of Tampa on or about       , 1994.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF AMSOUTH COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                               ----------------

         THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS       , 1994.

                             AVAILABLE INFORMATION

  AmSouth is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be obtained, upon payment of prescribed fees, from the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the SEC's facilities referred to above and at the SEC's Regional Offices at Seven World Trade Center (13th Floor), New York, New York 10048 and Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. The AmSouth Common Stock is listed on the NYSE under the symbol ASO. Reports, proxy statements and other information concerning AmSouth should be available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005. AmSouth has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Merger Shares. This Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the SEC's principal office in Washington, D.C.

  Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference in this Proxy Statement-Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the SEC are incorporated in this Proxy Statement-Prospectus by reference:

    (a) AmSouth's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (provided that the information referred to in Item 402(a)(8) of Regulation S-K shall not be deemed to be specifically incorporated herein);

    (b) AmSouth's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1994, June 30, 1994, and September 30, 1994;

    (c) AmSouth's Current Reports on Form 8-K filed on (i) December 21, 1993, as amended by a Form 8-K/A filed on February 16, 1994; (ii) January 26, 1994; (iii) March 22, 1994 (as amended by Forms 8- K/A filed on April 4, 1994 and April 11, 1994); (iv) April 11, 1994; (v) April 15, 1994; (vi)
  April 22, 1994; (vii) May 11, 1994; (viii) May 19, 1994; (ix) May 20, 1994;
  (x) June 10, 1994; (xi) July 8, 1994, as amended by a Form 8-K/A filed on August 17, 1994; (xii) October 14, 1994; and (xiii) November 18, 1994;

    (d) AmSouth's Registration Statement on Form 10, filed on March 12, 1973, with respect to the description of AmSouth Common Stock contained therein (and any amendment or report filed for the purpose of updating such description);

    (e) AmSouth's Registration Statement on Form 8-A, filed on July 10, 1989, with respect to the AmSouth Stockholder Protection Rights Agreement (and any amendment or report filed for the purpose of updating such description); and

    (f) All documents filed by AmSouth pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the Meeting.

  Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Proxy Statement-Prospectus to the extent that a statement contained herein or in the other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

  THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS RELATING TO AMSOUTH, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST MADE TO AMSOUTH BANCORPORATION, POST OFFICE BOX 11007, BIRMINGHAM, ALABAMA 35288 (TELEPHONE (205) 583-4439), ATTENTION: INVESTOR RELATIONS DEPARTMENT. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST
SHOULD BE MADE BY      , 1995.

  Tampa is not subject to periodic reporting requirements under the Exchange Act, and, accordingly, no information or documents relating to Tampa are incorporated herein by reference. All information contained herein relating to Tampa and its business was provided by Tampa specifically for inclusion herein and has been included in reliance on Tampa's representations as to the truth and accuracy thereof.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AMSOUTH OR TAMPA SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
PROXY STATEMENT...........................................................   1
AVAILABLE INFORMATION.....................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   2
SUMMARY...................................................................   7
  Parties to the Merger...................................................   7
  Effect of the Merger....................................................   9
  Consideration for Tampa Common Stock....................................   9
  Time, Date, Place and Purpose of Meeting of Tampa Shareholders..........   9
  Vote Required; Record Date..............................................   9
  Reasons for the Merger; Recommendation of the Tampa Board...............  10
  Opinion of Financial Adviser............................................  10
  Effective Date..........................................................  10
  Bank Merger.............................................................  11
  Conditions; Regulatory Approvals........................................  11
  Termination of the Merger Agreement.....................................  11
  Management After the Merger.............................................  11
  Interests of Certain Persons in the Merger..............................  12
  Certain Federal Income Tax Considerations...............................  12
  Accounting Treatment....................................................  12
  Certain Differences in Shareholders' Rights.............................  12
  Dissenters' Rights......................................................  13
STOCK PRICE AND DIVIDEND INFORMATION......................................  14
COMPARATIVE PER SHARE INFORMATION.........................................  16
SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION......................  17
INTRODUCTION..............................................................  22
  General.................................................................  22
  Parties to the Merger...................................................  22
THE MEETING...............................................................  24
  General.................................................................  24
  Purpose of the Meeting..................................................  24
  Proxies.................................................................  24
  Vote Required...........................................................  25
  Recommendation of the Tampa Board.......................................  26
THE MERGER................................................................  26
  Effect of the Merger....................................................  26
  Background of and Reasons for the Merger................................  26
  Opinion of Financial Adviser............................................  28
  Effective Date..........................................................  30
  Surrender of Certificates...............................................  31
  Conditions to Consummation of the Merger................................  31
  Price-Based Termination.................................................  33
  Bank Merger.............................................................  34
  Regulatory Approvals....................................................  34
  Conduct of Business Pending the Merger..................................  34
  No Solicitation.........................................................  35
  Waiver and Amendment; Termination.......................................  35

                                                                          PAGE
                                                                          ----
  Management After the Merger............................................  35
  Interests of Certain Persons in the Merger.............................  36
  Effect on Tampa Employee Benefit Plans.................................  37
  Certain Federal Income Tax Considerations..............................  37
  Accounting Treatment...................................................  38
  NYSE Listing...........................................................  38
  Expenses...............................................................  38
CERTAIN RELATED TRANSACTIONS.............................................  39
  Resales of AmSouth Common Stock........................................  39
  Voting Agreements......................................................  39
CERTAIN REGULATORY CONSIDERATIONS........................................  39
  General................................................................  39
  Payment of Dividends...................................................  40
  Transactions with Affiliates...........................................  41
  Capital Adequacy.......................................................  41
  Support of Subsidiary Banks............................................  42
  FDICIA.................................................................  42
  Brokered Deposits......................................................  43
  FDIC Insurance Assessments.............................................  43
  Depositor Preference...................................................  44
CERTAIN INFORMATION REGARDING TAMPA......................................  45
  Tampa Management's Discussion and Analysis of Financial Condition and
   Results of Operations.................................................  45
  Ownership of Tampa Common Stock........................................  63
DESCRIPTION OF AMSOUTH CAPITAL STOCK.....................................  65
  General................................................................  65
  Common Stock...........................................................  65
  Preferred Stock........................................................  65
  AmSouth Rights Agreement...............................................  66
  Changes in Control.....................................................  66
COMPARISON OF RIGHTS OF SHAREHOLDERS.....................................  68
  Removal of Directors...................................................  68
  Vacancies on the Board of Directors....................................  69
  Amendment to the Certificate or Articles of Incorporation and Bylaws...  69
  Authorized Capital Stock...............................................  69
  Changes in Control.....................................................  70
  Shareholder Rights Plan................................................  71
  Cumulative Voting......................................................  71
  Preemptive Rights......................................................  71
  Proxy Requirements.....................................................  71
  Derivative Actions.....................................................  71
  Affiliated Transactions................................................  72
  Directors' Liability...................................................  72
  Indemnification........................................................  72
  Special Meetings of Shareholders; Action Without a Meeting.............  74
  Rights of Dissenting Shareholders......................................  74
  Dividends..............................................................  75

                                                                          PAGE
                                                                          ----
DISSENTERS' RIGHTS.......................................................  75
VALIDITY OF AMSOUTH COMMON STOCK.........................................  77
EXPERTS..................................................................  77
SHAREHOLDER PROPOSALS....................................................  77
CONSOLIDATED FINANCIAL STATEMENTS OF THE TAMPA BANKING COMPANY AND SUB-
 SIDIARY................................................................. F-1
APPENDICES
APPENDIX A: Agreement and Plan of Merger (omitting certain schedules)
APPENDIX B: Opinion of Financial Adviser dated March 9, 1994
APPENDIX C: Florida Business Corporation Act (S)(S) 1301, 1302, 1320

                                    SUMMARY

  The following summary is not intended to be a complete description of all material facts regarding AmSouth, Tampa or the matters to be considered at the Meeting and is qualified in all respects by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement-Prospectus, the Appendices hereto and the documents referred to herein.

  All historical financial and share-price related information of AmSouth contained herein has been adjusted to give effect to the three-for-two split on AmSouth Common Stock paid on January 15, 1992 to AmSouth shareholders of record on December 13, 1991 (the "Stock Split").

PARTIES TO THE MERGER

  AmSouth. AmSouth is a regional bank holding company headquartered in Birmingham, Alabama, with 309 banking offices located in Alabama, Florida, Tennessee and Georgia at September 30, 1994. At September 30, 1994, AmSouth had total consolidated assets of approximately $16.9 billion, total consolidated deposits of approximately $12.6 billion and total consolidated shareholders' equity of approximately $1.3 billion. AmSouth is the largest bank holding company headquartered in Alabama in terms of equity capital and the second largest in terms of assets, based on September 30, 1994 information. Through its subsidiaries, AmSouth offers a broad range of banking and bank-related services.

  AmSouth's largest subsidiary is AmSouth Bank of Alabama ("AmSouth Alabama"). At September 30, 1994, AmSouth Alabama had total consolidated assets of approximately $9.2 billion, total consolidated deposits of approximately $6.7 billion and total consolidated shareholders' equity of approximately $772.7 million. AmSouth Alabama operated 145 offices in Alabama at September 30, 1994. AmSouth Alabama is the second largest bank in Alabama, based upon total assets at September 30, 1994. AmSouth's other major banking subsidiaries are AmSouth Bank of Florida, headquartered in Tampa, Florida ("AmSouth Florida"), and AmSouth Bank of Tennessee, headquartered in Chattanooga, Tennessee ("AmSouth Tennessee").

  At September 30, 1994, AmSouth Florida had total consolidated assets of approximately $6.4 billion, total consolidated deposits of approximately $4.9 billion and total consolidated shareholders' equity of approximately $561.7 million. AmSouth Florida operated 137 offices in Florida at September 30, 1994.

  At September 30, 1994, AmSouth Tennessee had total consolidated assets of approximately $1.1 billion, total consolidated deposits of approximately $815.1 million and total consolidated shareholders' equity of approximately $113.0 million. AmSouth Tennessee operated 21 offices in Tennessee at September 30, 1994.

  Since January 1, 1994, AmSouth has completed a number of business combinations, the terms of which are summarized in the following table.

                                                APPROXIMATE     CONSIDERATION/
                              HEADQUARTERS         TOTAL          ACCOUNTING       COMPLETION
NAME OF ACQUIRED COMPANY        LOCATION         ASSETS(1)        TREATMENT           DATE
- ------------------------  --------------------- ------------ -------------------- -------------
Orange Banking Corpora-
 tion ("Orange")            Orlando, Florida    $354 million    common stock/      January 1994
                                                             pooling of interests
FloridaBank, a Federal
 Savings Bank
 ("FloridaBank")          Jacksonville, Florida  271 million    common stock/     February 1994
                                                             pooling of interests

                                              APPROXIMATE     CONSIDERATION/
                             HEADQUARTERS        TOTAL          ACCOUNTING      COMPLETION
NAME OF ACQUIRED COMPANY       LOCATION        ASSETS(1)        TREATMENT          DATE
- ------------------------  ------------------- ------------ -------------------- ----------
Citizens National
 Corporation
 ("Citizens")               Naples, Florida   $313 million    common stock/     April 1994
                                                           pooling of interests
Parkway Bancorp, Inc.
 ("Parkway")              Ft. Myers, Florida   130 million    common stock/     April 1994
                                                           pooling of interests
First Federal Savings
 Bank, Calhoun, Georgia
 ("Calhoun")               Calhoun, Georgia     72 million    common stock/     April 1994
                                                           pooling of interests
Fortune Bancorp, Inc.
 ("Fortune")              Clearwater, Florida  2.7 billion   cash and common     June 1994
                                                              stock/purchase

- --------
(1) The dollar amount indicated represents assets of the specified organization as of the last reported period prior to the business combination.

  As of the date of this Proxy Statement-Prospectus, AmSouth is a party to one other pending business combination (other than the proposed merger with Tampa), which is summarized in the table below.

                                                         APPROXIMATE
                                      HEADQUARTERS          TOTAL     CONSIDERATION/EXPECTED
NAME OF COMPANY TO BE ACQUIRED          LOCATION          ASSETS(1)    ACCOUNTING TREATMENT
- ------------------------------  ------------------------ ------------ ----------------------
Community Federal
 Savings Bank
 ("Community")                  Fort Oglethorpe, Georgia $104 million     cash/purchase

- --------

(1) The dollar amount indicated represents assets of the organization as of September 30, 1994.

  Consummation of the Community transaction remains subject to fulfillment of a number of conditions, including receipt of certain shareholder and regulatory approvals. No assurances can be given that such conditions will be fulfilled or that the transaction will be consummated.

  AmSouth continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt or equity securities can be expected. Any future business combination or series of business combinations that AmSouth might undertake may be material, in terms of assets acquired or liabilities assumed, to AmSouth's financial condition or results of operations. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice may result in dilution of book value and net income per share for the acquiror.

  AmSouth's other subsidiaries include AmSouth Mortgage Company, Inc., which offers first mortgage loans through offices in nine states, AmSouth Leasing Corporation, a specialized lender providing equipment leasing, and AmSouth Investment Services, Inc., a registered broker-dealer that provides securities brokerage services.

  AmSouth was incorporated under the laws of the State of Delaware in 1970. Its principal executive office is located at 1400 AmSouth-Sonat Tower, 1900 Fifth Avenue North, Birmingham, Alabama 35203. Its telephone number is (205) 320-7151.

  Tampa. Tampa is a bank holding company incorporated under the laws of the State of Florida. At September 30, 1994, Tampa had total consolidated assets of approximately $213.4 million, total consolidated deposits of approximately $197.8 million and total consolidated shareholders' equity of approximately $13.2 million.

  Tampa's only subsidiary is The Bank of Tampa (the "Bank"), incorporated under the laws of the State of Florida. The Bank is engaged principally in the business of full-service banking. The Bank has a total of five office locations, four of which are full-service offices and one of which is a limited service office. See "INTRODUCTION--Parties to the Merger--Tampa."

  Tampa was organized in 1987. Its principal offices are located at 601 Bayshore Boulevard, Tampa, Florida 36606, and its telephone number is (813) 872-1216.

EFFECT OF THE MERGER

  Pursuant to the Merger Agreement, at the Effective Date (as defined below), Tampa will merge with and into AmSouth. See "THE MERGER--Effect of the Merger." For information on how Tampa shareholders will be able to exchange certificates representing shares of Tampa Common Stock for new certificates representing the shares of AmSouth Common Stock to be issued to them, see "THE MERGER--Surrender of Certificates."

CONSIDERATION FOR TAMPA COMMON STOCK

  Subject to certain adjustments, in the Merger each share of Tampa Common Stock issued and outstanding at the Effective Date will be converted into the right to receive 1.5592 shares (the "Conversion Number") of AmSouth Common Stock, except that cash will be paid (i) in lieu of fractional shares of AmSouth Common Stock and (ii) for shares, if any, with respect to which dissenters' rights shall have been perfected in accordance with applicable laws. However, shares of Tampa Common Stock held by Tampa or its subsidiary (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and shares held as treasury stock by Tampa will be canceled and retired and will cease to exist, and no payment will be made with respect thereto. See "THE MERGER--Effect of the Merger." The shares of AmSouth Common Stock to be received in exchange for each share of Tampa Common Stock are sometimes referred to herein as the "Consideration." Each outstanding share of AmSouth Common Stock will remain outstanding and unchanged as a result of the Merger. For information regarding the treatment of outstanding options to purchase Tampa Common Stock, see "THE MERGER--Interest of Certain Persons in the Merger--Stock Options."

  The amount and form of the Consideration were arrived at through arm's-length negotiations between AmSouth and Tampa. See "THE MERGER--Background of and Reasons for the Merger" and "--Opinion of Financial Adviser."

TIME, DATE, PLACE AND PURPOSE OF MEETING OF TAMPA SHAREHOLDERS

  The Meeting will be held at 4:30 p.m., local time, on January  , 1995 at 4400
N. Armenia Avenue, Tampa, Florida 33603. The purpose of the Meeting is to consider and vote upon a proposal to approve the Merger Agreement. See "THE MEETING."

VOTE REQUIRED; RECORD DATE

  Only Tampa shareholders of record at the close of business on November 21, 1994 (the "Record Date"), will be entitled to vote at the Meeting. The affirmative vote of the holders of two-thirds of the shares (each share being entitled to one vote) outstanding on such date will be required to approve the Merger Agreement. As of the Record Date, there were 637,827 shares of Tampa Common Stock outstanding and entitled to be voted.

  The directors and executive officers of Tampa and their affiliates beneficially owned, as of the Record Date, 248,823 shares or approximately 37.04% of the outstanding shares of Tampa Common Stock. The directors and executive officers of AmSouth and their affiliates beneficially owned, as of the Record Date, no shares of Tampa Common Stock. As of that date, no subsidiary of either Tampa or AmSouth held of record or in the name of nominees any shares of Tampa Common Stock in a fiduciary capacity. See "THE MEETING--Vote Required" and "CERTAIN INFORMATION REGARDING TAMPA--Ownership of Tampa Common Stock--Security Ownership of Directors and Certain Executive Officers."

  Pursuant to the Merger Agreement, members of the Tampa Board of Directors (the "Tampa Board") (who in the aggregate have the power to vote 30.5% of the outstanding shares of Tampa Common Stock as of the Record Date) have entered into agreements with AmSouth providing that for twelve months from the date of such agreement, each such director will vote his shares of Tampa Common Stock in favor of the Merger. See "CERTAIN RELATED TRANSACTIONS--Voting Agreements."

REASONS FOR THE MERGER; RECOMMENDATION OF THE TAMPA BOARD

  The Tampa Board has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, Tampa and its shareholders. The Tampa Board therefore unanimously recommends that Tampa's shareholders vote FOR approval of the Merger Agreement. The Tampa Board believes that the Merger will provide significant value to all Tampa shareholders and also enable them to participate in the opportunities for growth that the Tampa Board believes the Merger makes possible. See "THE MEETING--Recommendation of the Tampa Board" and "THE MERGER--Background of and Reasons for the Merger." For information on the interests of certain officers and directors of Tampa in the Merger, see "THE MERGER--Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISER

  The Tampa Board has received an opinion from The Robinson-Humphrey Company, Inc., Tampa's financial adviser with respect to the Merger, that, from a financial point of view, the terms of the Merger as set forth in the Merger Agreement are fair to the holders of Tampa Common Stock. See "THE MERGER-- Opinion of Financial Adviser." Stockholders are urged to read the opinion in its entirety, which is set forth in Appendix B.

EFFECTIVE DATE

  The Merger will become effective at the time when appropriate documents (the "Closing Documents") to consummate the Merger are executed in accordance with all legal requirements and are filed as required by law, or on such later date as the Closing Documents may specify (the "Effective Date"). The Closing Documents will be filed on a date selected by AmSouth that is no later than the 15th day of the month following the end of the quarter in which the last of the following occurs: (i) the last regulatory approval required for the Merger (and, if AmSouth determines that the Bank Merger (as defined below) will occur simultaneously with the Merger, the Bank Merger) is granted or (ii) the 30th day following the expiration of the waiting period imposed by such regulatory approval (or if such regulatory approval imposes no waiting period, the 60th day following the receipt of such approval) or (iii) the 60th day following the approval of the Merger by the shareholders of Tampa; provided that the closing will not take place until the expiration of the periods contemplated by the price-based termination provision described under "THE MERGER--Price-Based Termination." After shareholder and regulatory approvals that would permit consummation of the Merger have been obtained, the parties expect that the Merger will occur on a date that will facilitate an orderly business combination of Tampa and AmSouth, which date may be after the first possible date on which the Merger could occur under the terms of the Merger Agreement. The parties are unable at this time to predict when or if the Effective Date will occur.

BANK MERGER

  AmSouth currently intends to merge the Bank into AmSouth Florida on or after the Effective Date with AmSouth Florida being the survivor (the "Bank Merger"). The Bank Merger is subject to the prior receipt of certain regulatory approvals, all of which have been received. See "THE MERGER--Bank Merger."

CONDITIONS; REGULATORY APPROVALS

  Consummation of the Merger, and issuance of the Merger Shares, is subject to various conditions, including receipt of the Tampa shareholder approval solicited hereby, receipt of the necessary regulatory approvals (including approvals for the Bank Merger if AmSouth determines that the Bank Merger will occur simultaneously with the Merger), receipt of an opinion by Tampa and AmSouth regarding certain tax aspects of the Merger and satisfaction of other customary closing conditions.

  The regulatory approvals and consents necessary to consummate the Merger and the Bank Merger include the approval of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Florida Department of Banking and Finance. As of the date of this Proxy Statement-Prospectus all of these regulatory consents and approvals have been received.

  See also "THE MERGER--Regulatory Approvals," and "--Bank Merger" and "CERTAIN REGULATORY CONSIDERATIONS."

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Date, either before or after its approval by the shareholders of Tampa, (i) by the mutual consent of AmSouth and Tampa or (ii) by either of them individually under certain specified circumstances, including if the Merger has not become effective by January 19, 1995. See "THE MERGER--Waiver and Amendment; Termination."

  In addition, the Merger Agreement contains a price-based termination provision. Under this provision, the Merger Agreement may be terminated by Tampa at any time during the ten-day period commencing on the twentieth day prior to the Effective Date, but only if (i) the average closing price of AmSouth Common Stock over a designated time period is less than $27.56 per share, (ii) the decline in the price of AmSouth Common Stock exceeds by more than 10% the decline over a specified time period in an index composed of common stocks of other bank holding companies and (iii) AmSouth elects not to increase the Consideration as specified in the Merger Agreement. Prior to making any decision to terminate the Merger Agreement pursuant to this provision, the Tampa Board would consult with its financial and other advisers and would consider all financial and other information it deemed relevant to its decision. The matter would not, however, be resubmitted to shareholders. See "THE MERGER--Price-Based Termination."

MANAGEMENT AFTER THE MERGER

  The directors and officers of AmSouth and AmSouth Florida immediately prior to the Effective Date will continue as directors and officers of their respective entities thereafter, together with such officers of Tampa or the Bank who may be appointed as officers of AmSouth Florida. See "THE MERGER-- Management after the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of Tampa's management and the Tampa Board have interests in the Merger in addition to their interests as shareholders of Tampa generally. These include, among other things, provisions in the Merger Agreement relating to eligibility for certain AmSouth employee benefits, eligibility for severance benefits, indemnification for certain liabilities and ownership of stock options. See "THE MERGER--Interests of Certain Persons in the Merger" and "-- Effect on Tampa Employee Benefit Plans."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  It is intended that the Merger will be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and, accordingly, for federal income tax purposes, except for cash payments in lieu of a fractional share interest, and for dissenters' shares, (i) no gain or loss will be recognized by a Tampa shareholder upon the exchange of Tampa Common Stock for AmSouth Common Stock; (ii) the basis of such AmSouth Common Stock will be the same as the holder's basis in the Tampa Common Stock exchanged therefor; and (iii) the holding period of such AmSouth Common Stock will include the period during which such holder held the Tampa Common Stock exchanged therefor, provided that the Tampa Common Stock was held as a capital asset immediately prior to the consummation of the Merger. Consummation of the Merger is conditioned upon receipt by Tampa of an opinion of Ernst & Young LLP, or another tax adviser acceptable to Tampa, dated as of the Effective Date, substantially to this effect. See "THE MERGER--Certain Federal Income Tax Considerations."

  Because certain tax consequences of the Merger may vary depending upon the particular circumstances of each shareholder and other factors, each holder of Tampa Common Stock is urged to consult such holder's own tax adviser to determine the particular tax consequences to such holder of receipt of the Merger Shares (including the application and effect of state and local income and other tax laws).

ACCOUNTING TREATMENT

  It is intended that the Merger will be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP"). Consummation of the Merger is conditioned upon the receipt by AmSouth of an opinion from Ernst & Young LLP, AmSouth's independent auditors, stating that the Merger may be accounted for in such manner. See "THE MERGER--Accounting Treatment."

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

  On the Effective Date, shareholders of Tampa will automatically become shareholders of AmSouth, and their rights as shareholders of AmSouth will be determined by the Delaware General Corporation Law and by AmSouth's Restated Certificate of Incorporation and Bylaws. The rights of shareholders of AmSouth differ from rights of the shareholders of Tampa with respect to certain important matters, including their rights to remove directors; call special meetings and take action without a meeting; the required shareholder votes as to certain matters; statutory and other restrictions on certain business combinations; and the existence of the AmSouth Stockholder Protection Rights Agreement (the "AmSouth Rights Agreement") (Tampa having no similar agreement). For a summary of these differences, see "COMPARISON OF RIGHTS OF SHAREHOLDERS."

  Each share of AmSouth Common Stock has, and when issued each of the Merger Shares will have, attached to it one right (an "AmSouth Right") issued pursuant to the AmSouth Rights Agreement. Each AmSouth Right entitles its registered holder to purchase (under certain circumstances) one one-hundredth of a share of AmSouth Series A Preferred Stock, without par value, for $115.00, subject to adjustment. The AmSouth Rights Agreement will not prevent a takeover of AmSouth but may, however, have certain anti-takeover effects. The AmSouth Rights may cause substantial dilution to a person or group that acquires 15% or more of the outstanding AmSouth Common Stock unless the AmSouth Rights are first redeemed by AmSouth. See "DESCRIPTION OF AMSOUTH CAPITAL STOCK--AmSouth Rights Agreement."

DISSENTERS' RIGHTS

  Any holder of Tampa Common Stock who (i) gives notice in writing to Tampa prior to the vote on the Merger of his or her intent to demand payment for his or her shares if the Merger is effectuated, (ii) does not vote his or her shares in favor of the Merger and (iii) files with Tampa, within 20 days after Tampa gives notice to him or her of the Tampa shareholders' authorization of the Merger (which notice shall be given to such dissenting Tampa shareholder by Tampa within 10 days of such authorization), an election stating his or her name and address, the number of shares as to which he or she dissents and a demand for payment of the fair value of his or her shares and simultaneously with the notice of election surrenders the certificates for the Tampa shares as to which such dissenter dissents, shall be entitled to the fair value of his or her Tampa Common Stock. Failure to follow the statutory provisions precisely may result in loss of dissenters' rights. These statutory provisions are set forth in full in Appendix C to this Proxy Statement-Prospectus and are summarized under "DISSENTERS' RIGHTS."

                      STOCK PRICE AND DIVIDEND INFORMATION

AMSOUTH

  AmSouth Common Stock is listed and principally traded on the NYSE under the symbol "ASO."

  The following table sets forth for the periods indicated the high and low sales prices and trading volumes (in thousands of shares) of AmSouth Common Stock as reported on the NYSE Composite Transactions reporting system (as published in The Wall Street Journal) with respect to each calendar quarter since January 1, 1991. The following table also shows the cash dividends declared per share of AmSouth Common Stock. (Per share amounts and shares traded have been restated to give effect to a three-for-two stock split effective December 13, 1991.)

                              AMSOUTH COMMON STOCK

                                                                      SHARES
                                            HIGH   LOW     CASH       TRADED
                                            SALE   SALE  DIVIDEND (IN THOUSANDS)
                                           ------ ------ -------- --------------
1991
 1st Quarter.............................. $17.25 $12.38   $.24       1,124
 2nd Quarter..............................  19.13  16.63    .24       1,325
 3rd Quarter..............................  22.13  18.75    .24       3,784
 4th Quarter..............................  22.13  19.13    .26       2,201
1992
 1st Quarter..............................  27.38  21.38    .26       3,347
 2nd Quarter..............................  31.13  26.13    .26       3,722
 3rd Quarter..............................  29.00  26.00    .26       3,332
 4th Quarter..............................  32.63  26.88    .29       1,962
1993
 1st Quarter..............................  34.13  29.63    .29       4,621
 2nd Quarter..............................  35.88  30.38    .29       4,267
 3rd Quarter..............................  33.63  29.25    .29       6,034
 4th Quarter..............................  31.50  27.38    .35       6,138
1994
 1st Quarter..............................  32.00  29.25    .35       4,128
 2nd Quarter..............................  33.13  29.63    .35       4,940
 3rd Quarter..............................  34.88  30.50    .35       5,430
 4th Quarter*.............................  31.88  26.63    .38       4,745

- --------

* Through December 6, 1994

The Letter of Intent related to the Merger Agreement was publicly announced on February 15, 1994. The reported last sale price of AmSouth Common Stock on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal) on February 14, 1994 was $30.63. On June 16, 1994, AmSouth announced its intention to repurchase over three years up to 1.5 million shares of AmSouth Common Stock to be used in connection with AmSouth's employee benefit plans. Also, on September 22, 1994, AmSouth announced that an additional 1,000,000 shares of AmSouth Common Stock would be repurchased by AmSouth in the open market or in negotiated transactions prior to December 31, 1994 for the sole purpose of replenishing shares issued by AmSouth in connection with its purchase of Fortune. AmSouth does not anticipate purchasing any shares under the first of these programs in the near future. As of September 30, 1994, AmSouth had completed the repurchase of 1,000,000 shares under the second of these programs.

TAMPA

  On August 31, 1994, Tampa had approximately 297 shareholders of record. There is no established trading market for Tampa Common Stock and it has been subject to only limited trading. The shares are not listed on any exchange or quoted on any automated quotation system and no institution makes a market in the stock. The following table sets forth sales prices for the shares, of which Tampa is aware. The prices are based upon the best knowledge of Tampa management and are not necessarily indicative of the fair market value of the stock at the time of the trade and may not reflect all trades or the price of those trades. To the best knowledge of Tampa management, there have been no trades of Tampa Common Stock in 1994.

                                              PRICE RANGE
                                              -----------
            1991.............................   $   20
            1992.............................    20-22
            1993.............................    22-24

  The execution of a Letter of Intent relating to the proposed Merger by the parties was publicly announced on February 15, 1994. The most recent sale of Tampa Common Stock prior to the announcement of the Letter of Intent, for which the management of Tampa is aware of the sale price, was on June 30, 1993 at $23 per share for 1,500 shares.

  Tampa did not declare any cash dividends for the first three calendar quarters of 1994 or for the years ended December 31, 1993, 1992 and 1991.

                       COMPARATIVE PER SHARE INFORMATION

  The following table sets forth for the AmSouth Common Stock and the Tampa Common Stock certain historical, pro forma combined and pro forma equivalent per share financial information. The pro forma data do not purport to be indicative of the results of future operations or the results that would have occurred had the Merger been consummated as of the earliest date presented.

  The information shown below should be read in conjunction with the historical and unaudited pro forma financial statements of AmSouth, including the respective notes thereto, incorporated by reference herein and with the historical financial statements of Tampa appearing elsewhere in this Proxy Statement-Prospectus, including the notes thereto. See "AVAILABLE INFORMATION," INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION" and "CERTAIN INFORMATION REGARDING TAMPA."

                                                                      AMSOUTH AND
                                           AMSOUTH AND                   TAMPA         TAMPA
                           HISTORICAL         TAMPA         TAMPA      PRO FORMA     PRO FORMA
                         -----------------  PRO FORMA     PRO FORMA    COMBINED,    EQUIVALENT,
    PER COMMON SHARE     AMSOUTH    TAMPA   COMBINED    EQUIVALENT(a) AS ADJUSTED  AS ADJUSTED(a)
    ----------------     -------    ------ -----------  ------------- -----------  --------------
NET INCOME(b)
 For the nine months
  ended September 30,
  1994.................. $ 2.25     $ 1.82   $ 2.23        $ 3.48       $ 1.88(c)      $ 2.93
  1993..................   2.29       1.87     2.27          3.54         2.11(c)        3.29
 For the year ended De-
  cember 31,
  1993.................. $ 3.10(d)  $ 2.56   $ 3.05        $ 4.76       $ 2.58(e)      $ 4.02
  1992..................   2.51(d)    2.00     2.48          3.87         2.50(f)        3.90
  1991..................   2.07(d)     .97     2.04          3.18         2.13(f)        3.33
CASH DIVIDENDS(g)
 For the nine months
  ended September 30,
  1994.................. $ 1.05        --    $ 1.05(g)     $ 1.64       $ 1.05(g)      $ 1.64
  1993..................    .87        --       .87(g)       1.36          .87(g)        1.36
 For the year ended De-
  cember 31,
  1993.................. $ 1.22        --    $ 1.22(g)     $ 1.90       $ 1.22(g)      $ 1.90
  1992..................   1.07        --      1.07(g)       1.67         1.07(g)        1.67
  1991..................    .98        --       .98(g)       1.53          .98(g)        1.53
BOOK VALUE(h)
 As of September 30,
  1994.................. $22.72     $20.64   $22.56        $35.18       $22.56         $35.18
 As of December 31,
  1993..................  22.01      20.33    21.84         34.05        21.87(e)       34.10

- --------
(a) Tampa pro forma equivalent amounts are computed by multiplying the pro forma combined amounts by the assumed Conversion Number of 1.5592.
(b) Net income per common share is based on weighted average common shares outstanding.
(c) Amounts are adjusted to include the pro forma effect of the June 23, 1994, acquisition of Fortune and the pending acquisition of Community.

(d) Amounts are as reported in the 1993 Form 10-K.

(e) Amounts are adjusted to include the business combinations completed since January 1, 1994, and the pending acquisition of Community.

(f) Amounts are adjusted to include the business combinations with Citizens, FloridaBank and Orange.

(g) Pro forma cash dividends represent historical cash dividends of AmSouth.


(h) Book value per common share is based on total period-end shareholders' equity.

              SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  The following tables present summary condensed consolidated financial data for (i) AmSouth on an historical basis; (ii) Tampa on an historical basis; and
(iii) AmSouth and Tampa on an unaudited pro forma combined basis giving effect to the Merger. The unaudited pro forma data in the tables assume that (i) each of the 637,827 outstanding shares of Tampa Common Stock is converted in the Merger into 1.5592 shares of AmSouth Common Stock, resulting in the issuance of approximately 995,000 Merger Shares; (ii) that the outstanding options to purchase Tampa Common Stock are not exercised prior to the Effective Date and
(iii) that the Merger is accounted for as a pooling of interests. See "THE MERGER--Accounting Treatment." These tables should be read in conjunction with the historical and unaudited pro forma financial statements of AmSouth, including the notes thereto, incorporated by reference herein, and with the historical financial statements of Tampa, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "CERTAIN INFORMATION REGARDING TAMPA." Interim unaudited historical data reflect, in the respective opinions of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data. The unaudited pro forma combined condensed financial information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations which would have actually occurred if the transactions had been consummated in the past or which may be obtained in the future. The summary condensed consolidated financial data for the years ended December 31, 1989 through December 31, 1993 have not been restated for AmSouth's business combinations with Orange, FloridaBank, Citizens, Parkway and Calhoun, which were accounted for as poolings of interests, and the effects of which are not material to AmSouth's financial statements.

                              AMSOUTH--HISTORICAL

                            AT OR FOR THE
                             NINE MONTHS
                         ENDED SEPTEMBER 30      AT OR FOR THE YEAR ENDED DECEMBER 31
                         ------------------- --------------------------------------------
                           1994      1993      1993     1992     1991     1990     1989
                         --------- --------- -------- -------- -------- -------- --------
                             (UNAUDITED)
STATEMENT OF EARNINGS
(In Thousands)
 Gross Interest Margin.. $ 423,818 $ 373,643 $462,077 $393,437 $334,712 $297,525 $277,743
 Provision for Loan
  Losses................     9,954    15,330   18,980   36,555   46,029   41,583   44,766
 Noninterest Revenues...   151,588   147,736  194,361  164,249  162,502  130,243  124,857
 Noninterest Expenses...   371,927   332,534  420,087  370,056  340,748  288,488  275,446
 Applicable Income Tax-
  es....................    67,590    57,596   71,144   43,026   27,636   22,297   15,185
 Net Income.............   125,935   115,919  146,227  108,049   82,801   75,400   67,203
PER COMMON SHARE DATA
 Net Income............. $    2.25 $    2.29 $   3.10 $   2.51 $   2.07 $   1.97 $   1.71
 Cash Dividends De-
  clared................      1.05      0.87     1.22     1.07     0.98     0.94     0.89
 Book Value.............     22.72     20.82    22.01    19.10    17.65    16.40    15.32
AVERAGE STATEMENT OF
 CONDITION
(In Millions)
 Total Securities(a).... $   3,799 $   3,328 $  3,054 $  2,648 $  2,522 $  2,191 $  2,116
 Loans, Net of Unearned
  Income................     9,510     7,485    7,043    5,757    5,631    5,734    5,597
 Allowance for Loan
  Losses................       144       113      108       90       91       87       76
 Total Earning Assets...    13,636    11,255   10,543    8,756    8,417    8,095    7,841
 Total Assets...........    14,835    12,216   11,464    9,591    9,266    8,939    8,688
 Deposits...............    11,112     9,416    8,745    7,608    7,441    7,093    6,811
 Long-Term Debt.........       315       155      159      138      135      131      131
 Shareholders' Equity...     1,242     1,010      979      791      682      607      588

                              AMSOUTH--HISTORICAL

                            AT OR FOR THE
                             NINE MONTHS
                         ENDED SEPTEMBER 30    AT OR FOR THE YEAR ENDED DECEMBER 31
                         ------------------    ----------------------------------------
                           1994       1993      1993     1992     1991    1990    1989
                         ---------  ---------  -------  -------  ------  ------  ------
                             (UNAUDITED)
END-OF-PERIOD STATEMENT
OF CONDITION
(In Millions)
 Total Securities(a).... $   4,019  $   3,368  $ 3,002  $ 2,791  $2,806  $2,182  $2,155
 Loans, Net of Unearned
  Income................    11,008      7,786    7,930    6,139   5,723   5,840   5,831
 Allowance for Loan
  Losses................       165        115      118       93      89      88      93
 Total Earning Assets...    15,322     11,983   11,402    9,297   9,009   8,145   8,135
 Total Assets...........    16,869     12,987   12,548   10,209   9,925   9,148   8,993
 Deposits...............    12,608      9,552    9,568    7,800   7,779   7,449   7,047
 Long-Term Debt.........       424        170      163      136     139     129     131
 Shareholders' Equity...     1,318      1,065    1,090      825     754     625     600
SELECTED FINANCIAL RA-
 TIOS
 Return on Average Total
  Assets................      1.13%      1.27%    1.28%    1.13%   0.89%   0.84%   0.77%
 Return on Average Com-
  mon Equity............     13.56      15.35    14.93    13.66   12.14   12.43   11.43
 Taxable Equivalent
  Gross Interest Margin
  to Average Earning
  Assets................      4.26       4.59     4.55     4.72    4.24    3.96    3.85
 Operating Efficiency
  Ratio(b)..............     63.41      62.22    62.34    64.07   65.56   63.96   64.59
 Dividend Payout Ratio..     46.67      37.99    39.35    42.63   47.34   47.72   52.05
 Average Equity to Aver-
  age Assets............      8.37       8.27     8.54     8.25    7.36    6.79    6.77
 Allowance at End of
  Period to Loans, Net
  of Unearned Income....      1.50       1.47     1.49     1.51    1.56    1.50    1.60
 Allowance at End of Pe-
  riod to Nonperforming
  Loans(c)..............    151.98     233.05   245.82   164.28  134.54  103.35  118.33
 Nonperforming Assets to
  Loans, Net of Unearned
  Income, Foreclosed
  Properties and
  Repossessions(d)......      1.28       1.05     0.92     1.59    2.74    2.85    2.18

- --------

(a) Effective January 1, 1994, AmSouth adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Amounts presented reflect AmSouth's total securities portfolio, which includes trading securities, available-for-sale securities and held-to-maturity securities. The September 30, 1994, amounts include the market valuation allowance on available-for-sale securities of $(8.0) million for the year-to-date average balance and $(21.4) million for the end of period balance.
(b) The Operating Efficiency Ratio is defined as noninterest expenses divided by the sum of the taxable-equivalent gross interest margin and noninterest revenues.
(c) Nonperforming loans include nonaccrual loans and restructured loans.
(d) Nonperforming assets include nonaccrual loans, restructured loans, foreclosed properties and repossessions.

                              TAMPA--HISTORICAL(a)

                          AT OR FOR THE
                           NINE MONTHS
                              ENDED                 AT OR FOR THE
                          SEPTEMBER 30          YEAR ENDED DECEMBER 31
                          --------------  --------------------------------------
                           1994    1993    1993    1992    1991    1990    1989
                          ------  ------  ------  ------  ------  ------  ------
                           (UNAUDITED)
STATEMENT OF EARNINGS
(In Thousands)
 Gross Interest Margin..  $7,737  $7,170  $9,546  $8,780  $7,356  $6,321  $6,002
 Provision for Loan
  Losses................   1,060     864   1,044   1,180   2,250   1,114     675
 Noninterest Revenues...   1,275   1,470   1,917   1,284   2,397   1,106     973
 Noninterest Expenses...   6,152   5,980   7,985   7,024   6,735   6,003   4,913
 Applicable Income Tax-
  es....................     651     650     858     664     191      55     398
 Net Income.............   1,149   1,146   1,576   1,196     577     255     989
PER COMMON SHARE DATA
 Net Income.............  $ 1.82  $ 1.87  $ 2.56  $ 2.00  $  .97  $  .43  $ 1.67
 Cash Dividends De-
  clared................     --      --      --      --      --      --      --
 Book Value at End of
  Period................   20.64   19.65   20.33   17.60   15.13   14.18   14.09
AVERAGE STATEMENT OF
CONDITION
(In Millions)
 Total Securities.......  $   62  $   50  $   50  $   49  $   44  $   38  $   33
 Loans, Net of Unearned
  Income................     121     122     121     112     105     100      94
 Allowance for Loan
  Losses................       2       2       2       2       2       1       1
 Total Earning Assets...     194     177     179     166     153     142     132
 Total Assets...........     213     196     198     183     169     158     151
 Deposits...............     197     181     183     170     157     146     134
 Shareholders' Equity...      13      12      12      10       9       8       8
END-OF-PERIOD STATEMENT
OF CONDITION
(In Millions)
 Total Securities.......  $   63  $   48  $   56  $   52  $   57  $   44  $   32
 Loans, Net of Unearned
  Income................     121     121     122     124     108     104      99
 Allowance for Loan
  Losses................       3       2       2       2       2       2       1
 Total Earning Assets...     195     177     189     182     180     155     138
 Total Assets...........     213     197     211     203     188     175     154
 Deposits...............     198     182     196     190     190     164     142
 Shareholders' Equity...      13      12      13      11       9       8       8
SELECTED FINANCIAL RA-
 TIOS
 Return on Average Total
  Assets................    0.72%   0.78%   0.80%   0.65%   0.34%   0.16%   0.66%
 Return on Average Com-
  mon Equity............   11.75   13.24   13.47   11.86    6.55    2.99   12.51
 Taxable Equivalent
  Gross Interest Margin
  to Average Earning
  Assets................    5.31    5.40    5.34    5.28    4.86    4.63    4.81
 Operating Efficiency
  Ratio(b)..............   68.26   69.22   69.66   69.79   69.05   80.82   70.59
 Dividend Payout Ratio..     --      --      --      --      --      --      --
 Average Equity Ratio to
  Average Assets........    6.12    5.89    5.94    5.48    5.19    5.35    5.41
 Allowance at End of
  Period to Loans, Net
  of Unearned Income....    2.32    1.82    1.86    1.78    2.21    1.68    1.32
 Allowance at End of Pe-
  riod to Nonperforming
  Loans(c)..............  190.07   81.29   98.90   90.43  158.50  218.80  100.90
 Nonperforming Assets to
  Loans, net of Unearned
  Income, Foreclosed
  Properties and
  Repossessions(d)......    1.54    3.60    3.13    3.20    3.30    2.49    2.48

- --------
(a) Certain terminology used in presentation has been changed to conform with terminology used in AmSouth's presentation.
(b) The Operating Efficiency Ratio is defined as noninterest expenses divided by the sum of the taxable equivalent gross interest margin and noninterest revenues.
(c) Nonperforming loans include nonaccrual loans.
(d) Nonperforming assets include nonaccrual loans, foreclosed properties and repossessions.

                               AMSOUTH AND TAMPA

                               PRO FORMA COMBINED
                                  (UNAUDITED)

                                                                   AS OF
                                                             SEPTEMBER 30, 1994
                                                             ------------------
STATEMENT OF CONDITION
(In Thousands, Except Per Share Amounts)
  ASSETS
  Cash and Due from Banks...................................    $   834,297
  Federal Funds Sold and Securities Purchased Under Agree-
   ments to Resell..........................................        113,686
  Trading Account Securities................................          5,823
  Available-for-Sale Securities.............................        663,876
  Held-to-Maturity Securities...............................      3,412,202
  Mortgage Loans Held for Sale..............................        192,001
  Loans, Net of Unearned Income.............................     11,129,028
  Allowance for Loan Losses.................................       (167,550)
                                                                -----------
      Net Loans.............................................     10,961,478
  Premises and Equipment, Net...............................        287,693
  Other Real Estate Owned...................................         31,947
  Intangible Assets.........................................        292,504
  Mortgage Servicing Rights.................................         67,831
  Other Assets..............................................        219,277
                                                                -----------
                                                                $17,082,615
                                                                ===========
  LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits and Interest-Bearing Liabilities:
    Deposits................................................    $12,806,048
    Federal Funds Purchased and Securities Sold Under Agree-
     ments to Repurchase....................................      1,758,166
    Other Borrowed Funds....................................        635,717
    Long-Term Debt..........................................        423,648
                                                                -----------
      Total Deposits and Interest-Bearing Liabilities.......     15,623,579
  Other Liabilities.........................................        127,374
                                                                -----------
      Total Liabilities.....................................     15,750,953
                                                                -----------
  SHAREHOLDERS' EQUITY:
  Common Stock..............................................         60,521
  Capital Surplus...........................................        584,615
  Retained Earnings.........................................        729,830
  Cost of Common Stock in Treasury..........................        (24,173)
  Deferred Compensation on Restricted Stock.................         (4,868)
  Unrealized Losses on Available-for-Sale Securities........        (14,263)
                                                                -----------
      Total Shareholders' Equity............................      1,331,662
                                                                -----------
                                                                $17,082,615
                                                                ===========
  Book Value per Common Share...............................    $     22.56
                                                                ===========

                               AMSOUTH AND TAMPA

                        PRO FORMA COMBINED, AS ADJUSTED
                                  (UNAUDITED)

                                      NINE MONTHS           TWELVE MONTHS
                                         ENDED                  ENDED
                                 SEPTEMBER 30, 1994(A) DECEMBER 31, 1993(A)(B)
                                 --------------------- -----------------------
STATEMENT OF EARNINGS
(In Thousands, Except Per Share
Amounts)
  Gross Interest Margin.........       $468,171               $620,630
  Provision for Loan Losses.....         24,927                 49,748
  Noninterest Revenues..........        158,889                219,454
  Noninterest Expenses..........        424,399                562,696
  Applicable Income Taxes.......         65,007                 76,825
  Net Income....................       $112,727               $150,815
  Net Income per Share..........       $   1.88               $   2.58
  Average Common Shares Out-
   standing.....................         59,868                 58,429

- --------
(a) Adjusted to reflect the pro forma effect of the June 23, 1994 acquisition of Fortune and the pending acquisition of Community as if such acquisitions had occurred on January 1, 1993.
(b) Adjusted to include the business combinations completed since January 1, 1994, and the pending acquisition of Community.

    For more detailed pro forma financial information, see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." For information on regulatory capital ratios of AmSouth on both an historical and a pro forma combined basis, see "CERTAIN REGULATORY CONSIDERATIONS--Capital Adequacy."

                                  INTRODUCTION

GENERAL

  This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $.10 per share, of Tampa ("Tampa Common Stock") in connection with the solicitation of proxies by the Board of Directors of Tampa (the "Tampa Board") for use at the Special Meeting of Tampa shareholders to be held at 4:30 p.m. local time on January , 1995, at 4400 N. Armenia Avenue, Tampa, Florida 33603 and at any adjournments or postponements thereof (the "Meeting").

  At the Meeting, the shareholders of record of Tampa Common Stock as of the close of business on November 21, 1994 (the "Record Date"), will consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of the 9th day of March, 1994, as it may be amended (the "Merger Agreement"), between Tampa and AmSouth Bancorporation, a Delaware corporation ("AmSouth"), pursuant to which Tampa will merge with and into AmSouth (the "Merger"). Upon consummation of the Merger, and subject to certain adjustments, each outstanding share of Tampa Common Stock (except for shares held directly or indirectly by Tampa, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, or shares held as treasury stock by Tampa) will be converted into the right to receive 1.5592 shares of common stock, par value $1.00 per share, of AmSouth ("AmSouth Common Stock"), except that cash will be paid in lieu of fractional shares of AmSouth Common Stock. See "THE MEETING" and "THE MERGER."

  This Proxy Statement-Prospectus is also being furnished by AmSouth to Tampa shareholders as a prospectus in connection with the issuance of shares of AmSouth Common Stock as consideration in the Merger (the "Merger Shares").

  All historical financial and share price-related information of AmSouth contained herein has been adjusted to give effect to the three-for-two split on AmSouth Common Stock paid on January 15, 1992 to AmSouth shareholders of record on December 13, 1991 (the "Stock Split").

PARTIES TO THE MERGER

  AmSouth. AmSouth is a regional bank holding company headquartered in Birmingham, Alabama, with 309 banking offices located in Alabama, Florida, Tennessee and Georgia at September 30, 1994. At September 30, 1994, AmSouth had total consolidated assets of approximately $16.9 billion, total consolidated deposits of approximately $12.6 billion and total consolidated shareholders' equity of approximately $1.3 billion. AmSouth is the largest bank holding company headquartered in Alabama in terms of equity capital and the second largest in terms of assets, based on September 30, 1994 information. Through its subsidiaries, AmSouth offers a broad range of banking and bank-related services.

  AmSouth's largest subsidiary is AmSouth Bank of Alabama ("AmSouth Alabama"). At September 30, 1994, AmSouth Alabama had total consolidated assets of approximately $9.2 billion, total consolidated deposits of approximately $6.7 billion and total consolidated shareholders' equity of approximately $772.7 million. AmSouth Alabama operated 145 offices in Alabama at September 30, 1994. AmSouth Alabama is the second largest bank in Alabama, based upon total assets at September 30, 1994. AmSouth's other major banking subsidiaries are AmSouth Bank of Florida, headquartered in Tampa, Florida ("AmSouth Florida"), and AmSouth Bank of Tennessee, headquartered in Chattanooga, Tennessee ("AmSouth Tennessee").

  At September 30, 1994, AmSouth Florida had total consolidated assets of approximately $6.4 billion, total consolidated deposits of approximately $4.9 billion and total consolidated shareholders' equity of approximately $561.7 million. AmSouth Florida operated 137 offices in Florida at September 30, 1994.


  At September 30, 1994, AmSouth Tennessee had total consolidated assets of approximately $1.1 billion, total consolidated deposits of approximately $815.1 million and total consolidated shareholders' equity of approximately $113.0 million. AmSouth Tennessee operated 21 offices in Tennessee at September 30, 1994.

  Since January 1, 1994, AmSouth has completed a number of business combinations, the terms of which are summarized in the following table.

                                                APPROXIMATE     CONSIDERATION/
                              HEADQUARTERS         TOTAL          ACCOUNTING       COMPLETION
NAME OF ACQUIRED COMPANY        LOCATION         ASSETS(1)        TREATMENT           DATE
- ------------------------  --------------------- ------------ -------------------- -------------
Orange Banking Corpora-
 tion                       Orlando, Florida    $354 million    common stock/      January 1994
                                                             pooling of interests
FloridaBank, a Federal
 Savings Bank             Jacksonville, Florida  271 million    common stock/     February 1994
                                                             pooling of interests
Citizens National Corpo-
 ration                      Naples, Florida     313 million    common stock/        April 1994
                                                             pooling of interests
Parkway Bancorp, Inc.      Ft. Myers, Florida    130 million    common stock/        April 1994
                                                             pooling of interests
First Federal Savings
 Bank, Calhoun, Georgia     Calhoun, Georgia      72 million    common stock/        April 1994
                                                             pooling of interests
Fortune Bancorp, Inc.      Clearwater, Florida   2.7 billion   cash and common        June 1994
                                                                stock/purchase

- --------
(1) The dollar amount indicated represents assets of the specified organization as of the last reported period prior to the business combination.

  As of the date of this Proxy Statement-Prospectus, AmSouth is a party to one other pending business combination (other than the proposed merger with Tampa), which is summarized in the table below.

                                                         APPROXIMATE
                                      HEADQUARTERS          TOTAL     CONSIDERATION/EXPECTED
NAME OF COMPANY TO BE ACQUIRED          LOCATION          ASSETS(1)    ACCOUNTING TREATMENT
- ------------------------------  ------------------------ ------------ ----------------------
Community Federal Savings Bank  Fort Oglethorpe, Georgia $104 million     cash/purchase

- --------

(1) The dollar amount indicated represents assets of the organization as of September 30, 1994.

  Consummation of the Community Federal Savings Bank transaction remains subject to fulfillment of a number of conditions, including receipt of certain shareholder and regulatory approvals. No assurances can be given that such conditions will be fulfilled or that the transaction will be consummated.

  AmSouth continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt or equity securities can be expected. Any future business combination or series of business combinations that AmSouth might undertake may be material, in terms of assets acquired or liabilities assumed, to AmSouth's financial condition or results of operation. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice may result in dilution of book value and net income per share for the acquiror.

  AmSouth's other subsidiaries include AmSouth Mortgage Company, Inc., which offers first mortgage loans through offices in nine states, AmSouth Leasing Corporation, a specialized lender providing equipment leasing, and AmSouth Investment Services, Inc., a registered broker-dealer that provides securities brokerage services.

  AmSouth was incorporated under the laws of the State of Delaware in 1970. Its principal executive office is located at 1400 AmSouth-Sonat Tower, 1900 Fifth Avenue North, Birmingham, Alabama 35203. Its telephone number is (205) 320-7151.

  Tampa. Tampa is a bank holding company incorporated under the laws of the State of Florida. At September 30, 1994, Tampa had total consolidated assets of approximately $213.4 million, total consolidated deposits of approximately $197.8 million and total consolidated shareholders' equity of approximately $13.2 million.

  Tampa's only subsidiary is The Bank of Tampa (the "Bank"), incorporated under the laws of the State of Florida. The Bank is engaged principally in the business of full-service banking. The Bank has a total of five office locations, four of which are full-service offices and one of which is a limited service office, all of which are located in Hillsborough County, Florida.

  At October 31, 1994, Tampa and the Bank had 96 employees, of which 89 were full-time and 7 were part-time.

  The Bank offers most of the customary banking services, including checking accounts, savings accounts, certificates of deposit, money market accounts, money orders, travelers' checks, safe deposit boxes, night depository, automatic teller machine access, installment loans, commercial loans, mortgage loans, mortgage collection and international banking services. The Bank does not have trust powers.

  The Bank's commercial loan department serves a variety of professionals and local businesses, including many small, family-owned enterprises. The department offers a full range of business credit services including lines of credit, term loans, revolving loans, equipment financing and commercial mortgages.

  The Bank's consumer loan services include consumer credit common to most full-service commercial banks. These services include automobile loans, boat loans, home improvement loans, Visa credit lines, home equity lines of credit and other personal loans.

  The Bank established a full-service international department in the winter of 1986 to serve the international needs of the community. The department's services include the issuance of letters of credit (commercial and standby), international collections, foreign currency exchange, foreign travelers' checks and export financing.

  Tampa was organized in 1987. Its principal offices are located at 601 Bayshore Boulevard, Tampa, Florida, 33606 and its telephone number is (813) 872-1216.

                                  THE MEETING

GENERAL

  Each copy of this Proxy Statement-Prospectus mailed to holders of Tampa Common Stock is accompanied by a proxy card furnished in connection with the Tampa Board's solicitation of proxies for use at the Meeting. The Meeting is scheduled to be held on January , 1995, at 4:30 p.m. local time, at 4400 N. Armenia Avenue, Tampa, Florida 33603. Only holders of record of Tampa Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote at the Meeting.

PURPOSE OF THE MEETING

  At the Meeting, shareholders will consider and vote upon the following: (i) a proposal to approve the Merger Agreement and (ii) such other matters as may properly be brought before the Meeting. On each matter to be considered at the Meeting, shareholders will have one vote for each share of Tampa Common Stock held of record on the Record Date. This Proxy Statement-Prospectus is not a proxy statement for use at any AmSouth meeting and no proxies are requested from AmSouth shareholders.

PROXIES

  HOLDERS OF TAMPA COMMON STOCK ARE REQUESTED TO SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD TO TAMPA IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

  Any holder of Tampa Common Stock who has delivered a proxy may revoke it any time before it is voted by giving notice of revocation in writing or submitting a signed proxy card bearing a later date to Tampa, provided that such notice or proxy card is actually received by Tampa before the vote of shareholders, or in open meeting prior to the taking of the shareholder vote at the Meeting. Any notice of revocation should be sent to Tampa at P.O. Box One, Tampa, Florida 33601, Attention: Barbara A. Diamond, Secretary. A proxy will not be revoked by the death or supervening incapacity of the shareholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of Tampa Common Stock represented by properly executed proxies received at or prior to the Meeting and not subsequently revoked will be voted as directed in such proxies. If instructions are not given, shares represented by proxies received will be voted FOR approval of the Merger Agreement. IF ANY OTHER MATTERS ARE PROPERLY PRESENTED AT THE MEETING FOR CONSIDERATION, THE PERSONS NAMED IN THE PROXY CARD ENCLOSED HEREWITH WILL HAVE DISCRETIONARY AUTHORITY TO VOTE ON SUCH MATTERS IN ACCORDANCE WITH THEIR BEST JUDGMENT; PROVIDED, HOWEVER, THAT SUCH DISCRETIONARY AUTHORITY WILL ONLY BE EXERCISED TO THE EXTENT PERMISSIBLE UNDER APPLICABLE FEDERAL AND STATE SECURITIES AND CORPORATION LAWS. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE MERGER AGREEMENT. As of the date of this Proxy Statement-Prospectus, Tampa is unaware of any other matter to be presented at the Meeting.

  The cost of soliciting proxies from holders of Tampa Common Stock will be borne by Tampa. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of Tampa (who will receive no additional compensation for doing so). In addition, Tampa will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals.

  TAMPA SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

VOTE REQUIRED

  Only holders of record of shares of Tampa Common Stock on the Record Date will be entitled to vote at the Meeting. The affirmative vote of the holders of two-thirds of the shares of Tampa Common Stock outstanding on such date is required in order to approve the Merger Agreement. Therefore, a failure to return a properly executed proxy card or to vote in person at the Meeting will have the same effect as a vote against the Merger Agreement. As of the Record Date, there were 637,827 shares of Tampa Common Stock outstanding and entitled to vote at the Meeting, with each share being entitled to one vote.

  The directors and executive officers of Tampa and their affiliates beneficially owned, as of the Record Date, 248,823 shares (or approximately 37.04% of the outstanding shares) of Tampa Common Stock. The directors and executive officers of AmSouth and their affiliates beneficially owned, as of the Record Date, no shares of Tampa Common Stock. As of that date, no subsidiary of either Tampa or AmSouth held of record or in the name of nominees any shares of Tampa Common Stock in a fiduciary capacity.

  The presence, in person or by proxy, of a majority of the outstanding shares of Tampa Common Stock is necessary to constitute a quorum of the shareholders in order to take action at a meeting of shareholders. For these purposes, shares of Tampa Common Stock which are present, or represented by proxy, at the Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Merger Agreement or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Merger Agreement. Once a quorum is established, approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Tampa Common Stock. For voting purposes therefore, abstentions and "broker non-votes" will have the same effect as votes against the Merger Agreement.

  Pursuant to the Merger Agreement, members of the Tampa Board, (who have the power to vote in the aggregate 194,544 shares or 30.5% of the outstanding shares of Tampa Common Stock as of the Record Date) have entered into an agreement with AmSouth providing that for twelve months following the execution of such agreement, each such director will vote his shares of Tampa Common Stock in favor of the

Merger and against any business combination or reorganization involving Tampa or its subsidiaries with any entity other than AmSouth. See "CERTAIN RELATED TRANSACTIONS--Voting Agreements."

RECOMMENDATION OF THE TAMPA BOARD

  THE TAMPA BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, TAMPA AND ITS SHAREHOLDERS. THE TAMPA BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT TAMPA'S SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. For the reasons described below, the Tampa Board believes that the Merger will provide significant value to all Tampa shareholders and also enable them to participate in opportunities for growth that the Tampa Board believes the Merger makes possible. See "THE MERGER--Background of and Reasons for the Merger."

                                   THE MERGER

  The following information, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and attached hereto as Appendix A. Tampa shareholders are urged to read carefully the Merger Agreement.

EFFECT OF THE MERGER

  At the Effective Date (as defined under the heading "Effective Date"), Tampa will merge with and into AmSouth. The separate existence of Tampa will cease and AmSouth will be the surviving corporation in the Merger. Subject to certain adjustments, each share of Tampa Common Stock issued and outstanding at the Effective Date will be converted in the Merger into the right to receive 1.5592 shares (the "Conversion Number") of AmSouth Common Stock. However, shares of Tampa Common Stock held by Tampa or its subsidiaries (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and shares held as treasury stock by Tampa will be canceled and retired and will cease to exist, and no payment will be made with respect thereto. The shares of AmSouth Common Stock to be received in exchange for each share of Tampa Common Stock are sometimes referred to as the "Consideration." Each outstanding share of AmSouth Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger. For information regarding the treatment of outstanding options to purchase Tampa Common Stock, see "THE MERGER--Interests of Certain Persons in the Merger-- Stock Options."

  No fractional shares of AmSouth Common Stock will be issued in connection with the Merger. In lieu of fractional shares, AmSouth will make a cash payment equal to the fractional interest which a Tampa shareholder would otherwise receive multiplied by the closing price of AmSouth Common Stock on the New York Stock Exchange (the "NYSE") on the Effective Date.

  The amount and form of the Consideration were arrived at through arm's-length negotiations between AmSouth and Tampa. See "Background of and Reasons for the Merger." For information regarding certain rights attached to each share of AmSouth Common Stock, including, when issued, to each of the Merger Shares, see "DESCRIPTION OF AMSOUTH CAPITAL STOCK--AmSouth Rights Agreement."

BACKGROUND OF AND REASONS FOR THE MERGER

 Background of the Merger.

  In connection with the strategic planning for Tampa, the Tampa Board and its management have periodically reviewed and analyzed different opportunities for increased earnings growth and share value. In Spring 1993, the Tampa Board retained The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey") to assist the Tampa Board in analyzing the value of Tampa and evaluating the various business alternatives available to Tampa.

  The Robinson-Humphrey analysis resulted in the Tampa Board considering three alternatives for Tampa in the fall of 1993:

    1. Exploring the sale of Tampa to another financial institution;

    2. Attempting to affiliate with other community banks within the Tampa Bay and the Central Florida area with whom Tampa could form a "holding company" of community banks; or

    3. Remaining a community bank and attempting to maximize shareholder value through internal growth.

  In its 1993 report to the Tampa Board, Robinson-Humphrey indicated to the Tampa Board that alternative number 3 presented the lowest potential for increasing shareholder value. Alternative number 1 presented an immediate potential for increased shareholder value, but alternative number 2, forming a community bank holding company, presented ultimately the highest potential for maximizing shareholder value, based on certain assumptions. After a review of the factors involved, the Tampa Board decided in the fall of 1993 to further investigate the potential for maximizing shareholder value pursuant to alternative number 2.

  Management and members of the Tampa Board then engaged in numerous discussions with other community banks in order to ascertain whether alternative number 2 would be feasible. After a number of these discussions, it was determined by management and the Tampa Board that the contingencies involved in the formation of a community bank holding company were simply too risky to pursue. Additionally, the time period for formation and implementation of the community bank holding company was, in the opinion of the Tampa Board, too great. It thus became clear to the Tampa Board that the assumptions and contingencies made by management and Robinson-Humphrey in analyzing alternative number 2 could not be fulfilled with any certainty within a reasonable period of time. In late 1993 and in early 1994, the Tampa Board then decided to pursue alternative number 1, the sale of Tampa.

  In early 1994, the Tampa Board again retained Robinson-Humphrey to prepare a confidential offering memorandum to be presented to potential merger candidates. Robinson-Humphrey, on behalf of Tampa, prepared the confidential offering memorandum and approached various potential candidates requesting proposals for a business combination. The proposal was made to approximately eight different financial institutions.

  Not all of the institutions approached responded with an offer. The offers received were then analyzed by Robinson-Humphrey. The consideration offered by AmSouth was the highest. Robinson-Humphrey then presented to the Tampa Board a detailed analysis of the AmSouth offer, including an analysis of AmSouth's financial condition and its prospects as an investment for the Tampa shareholders. After consideration of the Robinson-Humphrey report and a review of the transaction as proposed by AmSouth, the Tampa Board unanimously agreed to pursue a definitive agreement with AmSouth. Representatives of the Tampa Board and AmSouth then began discussions concerning the potential merger in early 1994. These discussions culminated with the execution of the Merger Agreement on March 9, 1994.

 Tampa's Reason for the Merger

  THE TAMPA BOARD BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF TAMPA AND ITS SHAREHOLDERS. THE TAMPA BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS RECOMMENDED THAT TAMPA'S SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. IN REACHING ITS DETERMINATION THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF TAMPA'S SHAREHOLDERS, THE TAMPA BOARD CONSIDERED A NUMBER OF FACTORS INCLUDING, WITHOUT LIMITATION, THE FOLLOWING:

    (a) The Tampa Board's familiarity with and review of Tampa's business, operations, financial condition, earnings and prospects;

    (b) The Tampa Board's review of the business operations, earnings and financial condition of AmSouth on both an historical and a prospective basis, the enhanced opportunities for growth that the Merger would make possible, and the increased liquidity of equity ownership available to the Tampa shareholders as a result of the Merger;

    (c) The tax-free nature of the Merger;

    (d) The Tampa Board's review of the possible alternatives to the Merger (discussed above), the range of possible values to Tampa's shareholders with respect to such alternatives and the timing and likelihood of actually receiving and the risks and rewards associated with seeking to obtain those values;

    (e) The Tampa Board's review of other offers received from potential merger partners; and

    (f) The terms of the Merger Agreement and other documents executed in connection with the Merger.

  In view of the wide variety of factors it considered in evaluating the Merger, the Tampa Board did not attempt to assign relative weights to the specific factors considered in reaching its determination.

  Based upon all these matters, and such other matters as the Tampa Board deemed relevant, the Tampa Board unanimously approved the Merger Agreement as being in the best interests of Tampa and its shareholders.

  TAMPA'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TAMPA SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

  AmSouth's Reasons for the Merger. The AmSouth Board of Directors (the "AmSouth Board") has approved the Merger Agreement and determined that the Merger and the issuance of the Merger Shares pursuant thereto are in the best interests of AmSouth and its stockholders. In approving the Merger Agreement, the AmSouth Board considered a number of factors. The material factors considered by the AmSouth Board were the following:

    (i) The AmSouth Board's review, based in part on a presentation by AmSouth management, of (a) the business, operations, earnings and financial condition, including the capital levels and asset quality, of Tampa on an historical, prospective and pro forma basis, (b) the demographic, economic and financial characteristics of the Tampa, Florida area and (c) the results of AmSouth's due diligence review of Tampa; and

    (ii) A variety of factors affecting and relating to the overall strategic focus of AmSouth, including AmSouth's desire to expand to areas near Alabama and to improve its presence in the Florida market, which AmSouth believes has good prospects for growth and profitability.

  The AmSouth Board did not assign any specific or relative weight to the factors in its consideration.

OPINION OF FINANCIAL ADVISER

 General

  Tampa retained Robinson-Humphrey to act as its financial adviser in connection with the Merger. Robinson-Humphrey has rendered an opinion dated March 9, 1994 to the Tampa Board that, from a financial point of view, the terms of the Merger set forth in the Merger Agreement were fair to holders of Tampa Common Stock. The text of such opinion is set forth in Appendix B to this Proxy Statement-Prospectus and should be read in its entirety by shareholders of Tampa.

  The consideration to be received by Tampa shareholders in the Merger was determined by Tampa and AmSouth in their negotiations. No limitations were imposed by the Tampa Board or management of Tampa upon Robinson-Humphrey with respect to the investigations made or the procedures followed by Robinson-Humphrey in rendering its opinion.

  In connection with rendering its opinion to the Tampa Board, Robinson-Humphrey performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Robinson-Humphrey, in conducting its analysis and in arriving at its opinion, has not conducted a physical inspection of any of the properties or assets of Tampa, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of Tampa. Robinson-Humphrey has assumed and relied upon the accuracy and completeness of the financial and other information that was provided to it by Tampa or that was publicly available. Its opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of, its analyses.

 Valuation Methodologies

  In connection with its opinion, and the presentation of that opinion to the Tampa Board, Robinson-Humphrey performed three valuation analyses with respect to Tampa: (i) a comparison with comparable publicly traded companies; (ii) an analysis of comparable prices and terms of recent transactions involving the acquisition of banks by other banking organizations; and (iii) a discounted cash flow analysis. Each of these methodologies is discussed briefly below:

    COMPARABLE COMPANY ANALYSIS. Robinson-Humphrey analyzed the market trading of Tampa Common Stock relative to publicly traded banking companies that had total assets comparable to Tampa and were located in the Southeastern United States. The institutions included in the comparison consisted of: American Bancorporation (AMBC), Bank of South Carolina
  (BKSC), Carolina First Corporation (CAFC), Community Bancshares, Inc.
  (CBOG), Chattahoochee Bancorp, Inc. (CHBC), City Holding Company (CHCO), Central and Southern Holding (CSBC), Century South Banks, Inc. (CSBI), Carolina Southern Bank (CSBK), First City Bancorp, Inc. (FCT), Founders Financial Corporation (FFCP), Jefferson Bancorp, Inc. (JBNC), Metro Financial Corporation (MFIN), Piedmont BankGroup, Inc. (PBGI), Suburban Bankshares, Inc. (SBKSA), The Bank of Nashville (TBON), and Tennessee Bancorp (TENB).

    Among the market trading information compared was market price to book value and tangible book value, of which the mean multiples for the comparable companies was 126.96 percent and 147.24 percent, respectively, compared to the multiple of approximately 233.0 percent of book value and tangible book value represented by the consideration to be received by Tampa shareholders in the Merger. Also examined was the ratio of market price to the latest 12 months earnings per share, for which the average multiple for the comparable banking companies was 18.04, compared to a multiple of approximately 19.10 represented by the consideration to be received in the Merger per share of Tampa Common Stock (based on a market price per share of AmSouth Common Stock at $30.25 per share, which was the closing price on March 7, 1994).

    COMPARABLE TRANSACTION ANALYSIS. Robinson-Humphrey performed an analysis of premiums paid in the acquisition of selected banking companies with comparable characteristics to Tampa. Comparable transactions were considered to be transactions since January 1, 1993 where the seller was located in the Southeast and had assets less than $300 million at the time of acquisition.

    The analysis yielded a range of the ratio of price to book value of 74.80 percent to 257.80 percent, with a mean of 169.78 percent and a median of
  170.52. These compare to a ratio of price to the Tampa book value as of December 31, 1993 of approximately 233.0 percent in the Merger.

    In addition, the analysis yielded a range of the ratio of price as a percentage of tangible book value for the comparable transactions ranging from 74.80 percent to 257.80 percent, with a mean of 172.55 percent and a median of 175.58 percent. These compare to a ratio of price to tangible book value at December 31, 1993 of approximately 233.0 percent for the Merger.

    Lastly, the analysis yielded a range of the ratio of price as a multiple of trailing twelve month earnings per share. These ratios ranged from 5.76 times to 52.53 times, with a mean of 16.31 times and a median of 14.09 times. These compare to a ratio of price to the December 31, 1993 trailing twelve months earnings per share of 19.10 times for the Merger.

    No company or transaction used in the comparable company or comparable transaction analysis is identical to Tampa. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the public trading value or the acquisition value of the company to which it is being compared.

    DISCOUNTED CASH FLOW ANALYSIS. Using discounted cash flow analysis, Robinson-Humphrey estimated the present value of the future stream of after-tax cash flows that Tampa could produce through 1998, under various circumstances, assuming that Tampa performed in accordance with earnings/return projections of management at the time that Tampa entered into acquisition discussions in February, 1994. Robinson-Humphrey estimated the terminal value for Tampa at the end of the period by applying multiples of earnings ranging from 9.0 to 11.0 times and then discounting the cash flow streams, dividends paid to shareholders and terminal value using differing discount rates (ranging from 9.0 to 11.0 percent) choosing to reflect different assumptions regarding the required rates of return of Tampa and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a reference range of $21.6 million to $27.2 million, or $34.45 to $43.40 per share, for Tampa. Discounted cash flow analysis relies on a number of assumptions, including earnings growth rates, dividend payment rates, terminal values and discount rates. This analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which securities may trade at the present or at any time in the future.

 Compensation of Robinson-Humphrey

  Pursuant to an engagement letter between Tampa and Robinson-Humphrey, Tampa has paid Robinson-Humphrey a financial advisory fee of $75,000. In addition, Tampa has agreed to pay Robinson-Humphrey a fee (conditioned upon consummation of the Merger) equal to 1.5 percent of the total consideration received by shareholders, against which the previously paid $75,000 will be credited. Tampa has also agreed to indemnify Robinson-Humphrey and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Robinson-Humphrey.

  As part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. The Tampa Board decided to retain Robinson-Humphrey based on its experience as a financial adviser in mergers and acquisitions of financial institutions, particularly transactions in the Southern region of the United States, and its knowledge of financial institutions and Tampa in particular, derived from its services as a financial adviser to the Tampa Board, as described above. Robinson-Humphrey was one of the underwriters in AmSouth's recent issuance of $150,000,000 of 7 3/4% Subordinated Notes due 2004.

EFFECTIVE DATE

  The Merger will become effective at the time after all necessary regulatory approvals have been obtained and when appropriate documents (the "Closing Documents") to consummate the Merger are executed in accordance with all legal requirements and are filed as required by law, or on such later date as the Closing Documents may specify (the "Effective Date"). The Closing Documents will be filed on a date selected by AmSouth that is no later than the 15th day of the month following the end of the quarter in which the last of the following occurs: (i) the last regulatory approval required for the Merger (and, if AmSouth determines that the Bank Merger (as defined below) will occur simultaneously with the Merger, the Bank Merger) is granted or (ii) the 30th day following the expiration of the waiting period imposed by such regulatory approval (or if such regulatory approval imposes no waiting period, the 60th day following the receipt of such approval) or (iii) the 60th day following the approval of the Merger by the shareholders of Tampa; provided that the closing will not take place until the expiration of the periods contemplated by the price-based termination provision described under "THE MERGER--Price-Based Termination." After shareholder and regulatory approvals that would permit consummation of the Merger have been obtained, the parties expect that the Merger will occur on a date that will facilitate an orderly business combination of Tampa and AmSouth, which date may be after the first possible date on which the Merger could occur under the terms of the Merger Agreement. The parties are unable at this time to predict when or if the Effective Date will occur.

SURRENDER OF CERTIFICATES

  As promptly as practicable after the Effective Date, AmSouth will cause AmSouth Alabama or such other bank or trust company selected by AmSouth, acting in the capacity of exchange agent for AmSouth (the "Exchange Agent"), to mail to each former holder of record of Tampa Common Stock (excluding holders, if any, who have perfected dissenters' rights) a form of letter of transmittal, together with instructions for the exchange of such holder's certificates representing shares of Tampa Common Stock for the certificates representing shares of AmSouth Common Stock.

  HOLDERS OF TAMPA COMMON STOCK SHOULD NOT SEND IN ANY STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

  Upon surrender to the Exchange Agent of one or more certificates for Tampa Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder of Tampa Common Stock surrendering such items a certificate or certificates representing the number of shares of AmSouth Common Stock to which such holder is entitled, if any, and a check for the amount, where applicable, to be paid in lieu of any fractional share interest determined in the manner described above, without interest.

  Former stockholders of record of Tampa shall be entitled to vote after the Effective Date at any meeting of AmSouth stockholders the number of whole shares of AmSouth Common Stock into which their shares of Tampa Common Stock are converted, regardless of whether such holder exchanges his or her certificates representing Tampa Common Stock for certificates representing AmSouth Common Stock according to the provisions of the Merger Agreement. Until surrendered or exchanged, each certificate theretofore representing shares of Tampa Common Stock shall from and after the Effective Date represent for all purposes only the right to receive shares of AmSouth Common Stock or cash in lieu of fractional shares as set forth in the Merger Agreement (without any interest thereon). No dividend or other distribution payable after the Effective Date with respect to AmSouth Common Stock will be paid to the holder of any unsurrendered Tampa certificate until the holder duly surrenders such certificate. Pending delivery of such certificates of Tampa Common Stock, dividends on the AmSouth Common Stock to be exchanged therefor which are payable prior to the delivery date of such certificates will be held by AmSouth and delivered to the persons entitled thereto upon proper delivery of such certificates for exchange, together with fractional share checks, without any interest thereon.

  After the Effective Date, there will be no transfers on Tampa's stock transfer books of shares of Tampa Common Stock. If certificates representing shares of Tampa Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of AmSouth Common Stock, if any, plus the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

  None of AmSouth, the Exchange Agent or any other person will be liable to any former holder of Tampa Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  If a certificate for Tampa Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the Consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant and appropriate and customary indemnification.

CONDITIONS TO CONSUMMATION OF THE MERGER

  Conditions to Each Party's Obligations. The respective obligations of AmSouth and Tampa to effect the Merger are subject to the satisfaction of certain conditions, including the following:

    (i) Receipt of the approval of the holders of Tampa Common Stock solicited hereby;

    (ii) Receipt of all consents and approvals required for the Merger and the Bank Merger (if AmSouth determines that the Bank Merger will occur simultaneously with the Merger), and the expiration of all applicable statutory waiting periods; and satisfaction of all other requirements prescribed by applicable laws, rules or regulations; provided, however, that no approval or consent shall have imposed any conditions or requirements which would (a) result in any material limitation on the ability of AmSouth effectively to exercise full rights of ownership of all the shares of Tampa Common Stock, (b) require a divestiture which would constitute, if made solely by Tampa or the Bank, a material portion of Tampa's business or properties or (c) in the good faith reasonable judgment of the AmSouth Board, otherwise materially and adversely affect the economic assumptions of the transactions contemplated pursuant to the Merger Agreement so as to render inadvisable the consummation of the Merger (all of the required regulatory approvals have been received, all statutory waiting periods have expired and none of the approvals contained conditions of the type described in (a), (b) or (c)); and

    (iii) The absence of any unstayed or final injunction prohibiting the consummation of the Merger and of any pending or threatened litigation or proceeding by any governmental authority before any court or agency seeking to restrain, prohibit or invalidate the Merger or any other transaction provided for in the Merger Agreement.

  For a discussion of the regulatory approvals required for consummation of the Merger, see "Regulatory Approvals."

  AmSouth Conditions. The obligation of AmSouth to effect the Merger is subject to the satisfaction of certain additional conditions, including the following:

    (i) The absence of a "material adverse condition" with respect to Tampa or the Bank (each a "Tampa Material Condition"). As defined in the Merger Agreement, a "Tampa Material Condition" is a condition which either alone or when aggregated with other conditions has resulted or, in the reasonable opinion of AmSouth, would result, in (a) a substantial loss or damage to the properties or assets of Tampa, whether or not insured, that would materially affect or impair the ability of Tampa to conduct its business as presently conducted, or (b) a reduction of $625,000 or more on a pre-tax basis in the consolidated total shareholders' equity of Tampa from the amounts reflected on the financial statements of Tampa as of December 31, 1993; provided, however, that for purposes of these calculations, consolidated total shareholders' equity of Tampa will not be reduced by (a) merger-related charges and expenses taken by Tampa pursuant to the Merger Agreement or (b) additions to the allowance for possible loan losses so as to be consistent with AmSouth's policies regarding loan classification and levels of reserves;

    (ii) Receipt by AmSouth and its directors and officers who sign the Registration Statement, of which this Proxy Statement-Prospectus is a part, of an opinion from Ernst & Young LLP, AmSouth's independent auditors, (a) that the transactions contemplated by the Merger Agreement will qualify for "pooling of interests" accounting treatment under GAAP and (b) as to certain tax effects of the Merger;

    (iii) Delivery to AmSouth and its directors and officers who sign the Registration Statement, of which this Proxy Statement-Prospectus is a part, of an opinion of Hill, Ward & Henderson, or other counsel acceptable to AmSouth, dated as of the Effective Date, containing such opinions as are customary in a transaction of this kind;

    (iv) The truth in all material respects of, or compliance in all material respects with, each of the representations, warranties and covenants of Tampa contained in the Merger Agreement, on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to any earlier date) except, in the case of such representations or warranties, where the failure to be true would not have a material adverse effect on the business, financial condition or results of operations of Tampa and the Bank taken as a whole;

    (v) The execution of an agreement between AmSouth and each affiliated shareholder of Tampa relating to the disposition of any Merger Shares received by such shareholder. See "CERTAIN RELATED TRANSACTIONS--Resales of AmSouth Common Stock;" and

    (vi) Receipt by AmSouth from Dwight Darby & Company, independent accountants for Tampa, of letters with respect to certain financial information regarding Tampa.

  Tampa Conditions. The obligation of Tampa to effect the Merger is subject to the satisfaction of certain additional conditions, including the following:

    (i) The absence of a "material adverse condition" with respect to AmSouth (each an "AmSouth Material Condition"). As defined in the Merger Agreement, an "AmSouth Material Condition" is a condition which either alone or when aggregated with other conditions has resulted or, in the reasonable opinion of Tampa, would result, in (a) a substantial loss or damage to the properties or assets of AmSouth, whether or not insured, that would materially affect or impair the ability of AmSouth to conduct its business as presently conducted, or (b) a reduction of $54,000,000 or more on a pre-tax basis in the consolidated total shareholders' equity of AmSouth from the amounts reflected on the financial statements of AmSouth as of December 31, 1993;

    (ii) Delivery to Tampa and its directors of an opinion of counsel for AmSouth acceptable to Tampa, dated the Effective Date, containing such opinions as are customary in a transaction of this kind;

    (iii) The truth in all material respects of, or compliance in all material respects with, each of the representations, warranties and covenants of AmSouth contained in the Merger Agreement, on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except, in the case of such representations and warranties, where the failure to be true would not have a material adverse effect on the business, financial condition or results of operations of AmSouth and its subsidiaries taken as a whole; and

    (iv) Receipt by Tampa and its directors of an opinion of Ernst & Young LLP, or another tax adviser acceptable to Tampa, dated the Effective Date, in form and substance satisfactory to Tampa, to the effect described under "Certain Federal Income Tax Considerations."

PRICE-BASED TERMINATION

  The Merger Agreement may be terminated by Tampa, if the Tampa Board so determines by a majority vote, at any time during the ten-day period commencing on the twentieth day prior to the Effective Date if (i) the Average Closing Price (as defined below) of shares of AmSouth Common Stock is less than $27.56, and (ii) the decline in the price of AmSouth Common Stock exceeds by more than 10% the decline over a specified time period in an index composed of common stocks of other bank holding companies; subject, however, to the following three sentences. If Tampa elects to exercise its termination right pursuant to the foregoing, it must give prompt written notice to AmSouth. During the seven-day period commencing with its receipt of such notice, AmSouth will have the option to increase the Consideration to be received by the holders of Tampa Common Stock in the Merger by adjusting the Conversion Number up to the number (calculated to the nearest one one-hundredth) obtained by dividing the product of $27.56 and 1.5592 (i.e. $42.97) by the Average Closing Price. If AmSouth so elects within such seven-day period, it must give prompt written notice to Tampa of such election and the revised Conversion Number, whereupon no termination will be deemed to have occurred, and the Merger Agreement will remain in effect in accordance with its terms (except as the Conversion Number shall have been so modified). An increase in the Conversion Number could result in the number of Merger Shares to be issued exceeding the number indicated on the cover page of this Proxy Statement-Prospectus.

  For purposes of this provision of the Merger Agreement, "Average Closing Price" means the average closing price per share of the AmSouth Common Stock as reported on the NYSE Composite Transactions reporting system (as reported by The Wall Street Journal) for the 10 consecutive NYSE trading days ending on the twentieth day prior to the Effective Date (or if such twentieth day is not an NYSE trading day, the first NYSE trading day immediately preceding such twentieth day).

  Prior to making any decision to terminate the Merger Agreement pursuant to this provision, the Tampa Board would consult with its financial and other advisers and would consider all financial and other information it deemed relevant to its decision. The matter would not, however, be resubmitted to shareholders.

BANK MERGER

  AmSouth currently anticipates that on or after the Effective Date, the Bank will merge with AmSouth Florida (the "Bank Merger"). The Bank Merger will be subject to the prior receipt of certain regulatory approvals, all of which have been received. See "Regulatory Approvals."

REGULATORY APPROVALS

  The regulatory approvals and consents necessary to consummate the Merger and the Bank Merger include the approvals of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation (the "FDIC") and the Florida Department of Banking and Finance (the "Florida Department").

  AmSouth and Tampa are not aware of any material governmental approvals or actions that are required for consummation of the Merger and the Bank Merger (as currently structured), except as described above. A restructuring of the Merger or the Bank Merger could result in different approvals being required. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. As of the date of this Proxy Statement-Prospectus all of the required regulatory approvals and consents have been received.

CONDUCT OF BUSINESS PENDING THE MERGER

  Tampa. The Merger Agreement contains certain restrictions on the conduct of Tampa's business pending consummation of the Merger. In particular, prior to the Effective Date, the Merger Agreement prohibits Tampa (and its subsidiaries) from taking any of the following actions without the prior written approval of
AmSouth: (i) declaring or paying any dividend; (ii) declaring or making any distribution of, or combining, reclassifying, redeeming, purchasing or otherwise acquiring any of its capital stock; (iii) except pursuant to plans or agreements existing on the date of execution of the Merger Agreement, issuing any additional shares of, or any options, calls or commitments for, or any securities convertible into or exchangeable for, its capital stock or giving any person any right to acquire from it shares of its capital stock; (iv) incurring any long-term debt; (v) entering into any employment contracts with, increasing the rate of compensation of, or paying any bonus to, any of its directors, officers or employees, except in accordance with existing practices;
(vi) employing any new officer or employee at an annual salary that is in excess of $50,000.00; (vii) except as may be required by applicable law, entering into, terminating or modifying any employee benefit plan or arrangement with respect to any of its directors, officers or other employees;
(viii) substantially modifying the manner in which it has heretofore conducted its business or entering into any new line of business or employing any consultant or advisor not under contract at the date of the Merger Agreement;
(ix) disposing of or discontinuing any major portion of its business or property or merging or consolidating with, or acquiring all or any substantial portion of, the business or property of any other entity; (x) disposing of any material assets except in the ordinary course of business; (xi) knowingly taking any action causing deterioration of its valuable customer deposit or loan relationships; or (xii) agreeing to take any of the foregoing actions.

  AmSouth. The Merger Agreement prohibits AmSouth, prior to the Effective Date, without the prior written consent of Tampa, from: (i) substantially modifying the manner in which it has heretofore conducted its business; (ii) disposing of to a non-affiliate or discontinuing a major portion of its business; or (iii) agreeing to take any of the foregoing actions.

NO SOLICITATION

  Tampa has agreed in the Merger Agreement that neither it nor any of its subsidiaries will, and Tampa will instruct its employees, officers, directors, agents, advisers and affiliates not to, solicit or encourage any inquiries or proposals with respect to, furnish any information relating to, or subject to the fiduciary duties of its Board, participate in any negotiation or discussion concerning (i) any acquisition or purchase of a substantial portion of the assets of, or a substantial equity interest in, or (ii) any business combination with Tampa or its subsidiaries other than as contemplated in the Merger Agreement.

WAIVER AND AMENDMENT; TERMINATION

  Waiver and Amendment. Prior to the Effective Date, any provision of the Merger Agreement may be (i) waived by the party benefited by the provision or
(ii) amended or modified (including the structure of the transaction) by an agreement in writing between AmSouth and Tampa approved by their respective Boards of Directors. After the vote by the shareholders of Tampa, however, the Merger Agreement may not be amended to revise the method for determining the number of shares of AmSouth Common Stock per share of Tampa Common Stock to be received by shareholders of Tampa in the Merger, except as provided under the heading "Price-Based Termination."

  Termination. The Merger Agreement may be terminated prior to the Effective Date, either before or after its approval by Tampa shareholders, under the circumstances specified therein, including (i) by mutual consent of the Boards of Directors of AmSouth and Tampa; (ii) by AmSouth or Tampa, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of a material breach by the other party of any representation, warranty or agreement which is not cured within 45 days after the date of written notice thereof; (iii) by AmSouth or Tampa, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event the Merger is not consummated by January 19, 1995, unless the failure to consummate is due to a breach of the Merger Agreement by the party seeking to terminate; (iv) by AmSouth or Tampa, if the Merger is not approved by the requisite vote of the Tampa shareholders; (v) by AmSouth or Tampa after the denial of any required regulatory approval or if any required regulatory approval which is obtained is conditioned or restricted as described in "Conditions to Consummation of the Merger"; (vi) by AmSouth or Tampa, if any condition to the consummation of the Merger is not met or waived by the party to benefit from the unmet condition by 30 days after the Closing Date as defined in the Merger Agreement; and (vii) by AmSouth if it discovers a Tampa Material Condition or by Tampa if it discovers an AmSouth Material Condition.

  See "Expenses" for information concerning certain fees payable by AmSouth in the event of the termination of the Merger Agreement.

  The Merger Agreement also contains a price-based termination provision, under which the Merger Agreement may be terminated by Tampa in certain circumstances. See "Price-Based Termination."

MANAGEMENT AFTER THE MERGER

  The directors and officers of AmSouth and AmSouth Florida immediately prior to the Effective Date will continue as directors and officers of their respective entities thereafter as will those officers of Tampa and the Bank retained by AmSouth Florida.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of Tampa's management and the Tampa Board may be deemed to have interests in the Merger in addition to their interests as shareholders of Tampa generally. In each case, the Tampa Board either was aware of these factors or, with respect to interests that arose subsequent to the Merger Agreement, was aware of their potential, and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

  Post-Merger Compensation and Benefits. The Merger Agreement provides that, after the Effective Date, employees and officers of Tampa who become employees of AmSouth or one of its subsidiaries will be entitled to participate in AmSouth pension, benefit and similar plans on the same terms and conditions as employees and officers of AmSouth, giving effect to years of service with Tampa or any predecessors thereof as if such service were with AmSouth; provided, however, that in the case of AmSouth's retirement plan, giving effect to years of service will be for vesting purposes only and not for benefit accrual purposes. The Merger Agreement also provides that employees and officers of Tampa who become employees of AmSouth or one of its subsidiaries will, on or after the Effective Date, receive compensation arrangements and fringe benefits as are provided to AmSouth's and its subsidiaries' employees and officers of equal status and position.

  Bonus Payment. Tampa may pay a bonus of up to $150,000 to Mr. A. G. Divers, President of Tampa, upon successful completion of the Merger, the exact amount of which bonus will be determined by the Tampa Board with the concurrence of AmSouth.

  Stock Options. At October 31, 1994, the following executive officers of Tampa and/or the Bank (one of whom is also a director of Tampa) held options to purchase shares of Tampa Common Stock, in the amounts shown, pursuant to an incentive stock option plan adopted by the Bank.

                                                                  SHARES SUBJECT
        NAME                                                        TO OPTIONS
        ----                                                      --------------
      A.C. Anderson..............................................      1,400
      A.G. Divers................................................     26,670
      M.R. Dougherty.............................................      1,000
      R.V. Hernandez.............................................        600
      D.A. Minotti...............................................      3,200
      R.M. Ybor..................................................      1,000

  If the options are exercised, the shares of Tampa Common Stock received by the holder of the option will be exchanged in the Merger for AmSouth Common Stock. Under the terms of the Merger Agreement, holders of these options may, instead of exercising the options, convert the options into shares of AmSouth Common Stock equal in value to the difference between (i) the exercise price of the options and (ii) the value of the shares of AmSouth Common Stock that would be received in the Merger in exchange for the number of shares of Tampa Common Stock that would be received upon exercise of the options. If all of the executive officers refrain from exercising their options, and, assuming an AmSouth stock price of $29.00 per share, they would receive, in the aggregate, approximately 31,165 shares of AmSouth Common Stock in exchange for cancellation of their options. Options not exercised or so converted will terminate on the earlier of the expiration date of the options or the Effective Date.

  As part of the Merger Agreement, Mr. A. G. Divers, President of Tampa, had agreed to convert his options as described above. However, AmSouth has waived this requirement, and it is expected that Mr. Divers will exercise his options prior to the Effective Date.

  Severance Benefits. Employees of Tampa and the Bank, including executive officers, who are not retained after the Merger will be eligible for special severance benefits. Such employees will receive one week's salary for every completed calendar year of service with Tampa or the Bank, with a minimum payment of one month's salary and a maximum payment of six month's salary.

  Liability Insurance; Indemnification. AmSouth has agreed to use its reasonable best efforts to purchase a five-year runoff "discovery period" extension under Tampa's existing directors' and officers' liability insurance policy, provided that AmSouth will not be obligated to pay more than $50,000 for such coverage. AmSouth has also agreed that for five years after the Effective Date it will indemnify persons currently eligible for indemnification by Tampa against liability for acts or omissions occurring prior to the Effective Date, to the extent provided in Annex 5 to the Merger Agreement (which Annex 5 reflects the current indemnification provisions of the bylaws of AmSouth Bank of Florida.)

EFFECT ON TAMPA EMPLOYEE BENEFIT PLANS

  AmSouth and Tampa have agreed that any employees and officers of Tampa and its subsidiaries retained after consummation of the Merger will, at and after the Effective Date, be entitled to participate in AmSouth pension, benefit and similar plans on the same terms and conditions as employees and officers of AmSouth, giving effect to years of service with Tampa and its subsidiaries or any predecessors thereof as if such service were with AmSouth. However, in the case of AmSouth's Retirement Plan, giving effect to years of service will be for vesting purposes only and not for benefit accrual purposes. Retained officers and employees will also receive compensation and benefits as are provided to AmSouth's officers and employees of equal status and position.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of the opinion of Ernst & Young LLP, Certified Public Accountants, which opinion is a condition to consummation of the Merger. The opinion sets forth certain federal income tax consequences of the Merger to AmSouth, Tampa and to the holders of Tampa Common Stock (referred to in this section as Tampa Shareholders) and has been filed as an exhibit to the Registration Statement of which this Proxy Statement-Prospectus forms a part. This discussion is not a complete description of all the tax consequences of the Merger and, in particular, may not address federal income tax considerations that may be relevant to certain shareholders entitled to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), (including, without limitation, insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations and foreign persons). Based upon certain customary representations made by the managements of AmSouth and Tampa, Ernst & Young LLP has provided its opinion concerning certain federal income tax consequences as follows:

    (i) The Merger will qualify as a reorganization within the meaning of
  Section 368(a) of the Code, Tampa and AmSouth will each be a party to the reorganization and no gain or loss will be recognized by Tampa or AmSouth as a result of the Merger;

    (ii) No gain or loss will be recognized by a Tampa Shareholder upon the receipt of AmSouth Common Stock in the Merger solely in exchange for such shareholder's Tampa Common Stock (except with respect to cash received in lieu of a fractional share interest in AmSouth Common Stock);

    (iii) A Tampa Shareholder who dissents and receives only cash pursuant to appraisal rights will recognize gain or loss. Such gain or loss will, in general, be treated as capital gain or loss measured by the difference between the amount of cash received and the tax basis of the Tampa Common Stock converted;

    (iv) The basis of the AmSouth Common Stock (including any fractional share) received by a Tampa Shareholder in the Merger will be the same as the basis of Tampa Common Stock surrendered in exchange therefor; and

    (v) The holding period of the AmSouth Common Stock (including any fractional share) received by a Tampa Shareholder in the Merger will include the holding period of the Tampa Common Stock surrendered in exchange therefor, provided such Tampa Common Stock was a capital asset in the hands of a Tampa Shareholder on the day of the Merger.

  No ruling has been or will be requested from the Internal Revenue Service ("IRS") as to any of the federal income tax effects to the Tampa Shareholders of the Merger or the federal income tax effects to Tampa or AmSouth. The opinion of Ernst & Young LLP is based entirely upon the Code, regulations in effect thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change and any such change could affect the validity of the opinion. Unlike a ruling from the IRS, the Ernst & Young LLP opinion is not binding on the IRS and there can be no assurance, and none is thereby given, that the IRS will not take a position adverse to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the IRS.

  THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO ALL SHAREHOLDERS OF TAMPA. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. EACH TAMPA SHAREHOLDER SHOULD CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISER WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

  Consummation of the Merger is conditioned upon the receipt by AmSouth and its directors and officers who signed the Registration Statement, of which this Proxy Statement-Prospectus is a part, of a letter from Ernst & Young LLP, AmSouth's independent auditors, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with the terms of the Merger Agreement.

  All unaudited pro forma financial information incorporated by reference and contained in this Proxy Statement-Prospectus has been prepared using the pooling of interests method to account for the Merger. See "SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

NYSE LISTING

  The AmSouth Common Stock is listed on the NYSE. Accordingly, AmSouth has agreed to use its best efforts to cause the Merger Shares to be listed on the NYSE. Such listing is not, however, an express condition of consummation of the Merger.

EXPENSES

  The Merger Agreement provides, in general, that AmSouth and Tampa will each pay its own expenses in connection with the Merger Agreement and the transactions contemplated thereby, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. AmSouth and Tampa have agreed to divide equally the cost of printing this Proxy Statement-Prospectus and the Registration Statement of which this Proxy Statement-Prospectus is a part, the Securities and Exchange Commission (the "SEC") registration fee and state "blue sky" fees as applicable, and fees and expenses of experts providing market competition analysis and supporting materials. However, if AmSouth terminates the Merger Agreement it will reimburse Tampa for its share of the costs and expenses that otherwise would have been shared.

                          CERTAIN RELATED TRANSACTIONS

RESALES OF AMSOUTH COMMON STOCK

  The shares of AmSouth Common Stock issued pursuant to the Merger Agreement will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed to be an "affiliate" of Tampa for purposes of Rule 145 under the Securities Act. Affiliates (i) may not sell their shares of AmSouth Common Stock acquired in connection with the Merger except in compliance with Rule 145 under the Securities Act after AmSouth has received an opinion to that effect and (ii) may not sell or otherwise reduce their risk relative to shares of Tampa Common Stock and AmSouth Common Stock acquired in the Merger for 30 days prior to the Merger and until financial results covering at least 30 days of post-merger combined operations have been published. Persons who may be deemed to be affiliates of Tampa generally include individuals or entities that control, are controlled by or are under common control with Tampa and may include certain officers and directors of Tampa as well as principal shareholders of Tampa. Tampa has agreed in the Merger Agreement that it will obtain from each person who is an affiliate of Tampa under Rule 145 an agreement with AmSouth providing that each such person will not sell, dispose of or otherwise reduce such person's risk with respect to AmSouth Common Stock except in compliance with the rules described in this paragraph and that any such AmSouth Common Stock may bear a legend listing the transfer restrictions to which it is subject.

VOTING AGREEMENTS

  As a condition to AmSouth's obligations under the Merger Agreement, the members of the Tampa Board entered into voting agreements with AmSouth (the "Voting Agreements"). Pursuant to the Voting Agreements, each such Director (who as a group had the power to vote, as of the Record Date, 30.5% of the outstanding shares of Tampa Common Stock) has agreed to vote all shares of Tampa Common Stock owned by him, or otherwise in his control, in favor of the Merger and the other transactions contemplated by the Merger Agreement. Furthermore, the Voting Agreements also require that each such person vote such shares of Tampa Common Stock against any business combination or other reorganization of any kind involving Tampa or its subsidiaries with any entity other than AmSouth. Each Voting Agreement expires 12 months after its execution.

                       CERTAIN REGULATORY CONSIDERATIONS

  The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information relevant to AmSouth. Tampa is a bank holding company subject to regulation by the Federal Reserve Board, and its subsidiary, the Bank, is a Florida state bank, subject to regulation by the Florida Department and the FDIC. Federal regulation of financial institutions such as AmSouth and Tampa is intended primarily for the protection of depositors rather than shareholders of those entities. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "CERTAIN INFORMATION REGARDING TAMPA."

GENERAL

  As a bank holding company, AmSouth is subject to the regulation and supervision of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

  AmSouth's subsidiary banks (the "Subsidiary Banks") are subject to supervision and examination by applicable federal and state banking agencies. AmSouth Alabama is subject to regulation and supervision by the Federal Reserve Board and the State Banking Department of the State of Alabama (the "Alabama Department"). All the other Subsidiary Banks are state-chartered banks that are not members of the Federal Reserve System, and therefore are generally subject to regulation and supervision by the FDIC and the applicable state banking authority. The Subsidiary Banks are also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Subsidiary Banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

PAYMENT OF DIVIDENDS

  AmSouth is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of AmSouth, including cash flow to pay dividends on AmSouth Common Stock, is dividends from the Subsidiary Banks. There are statutory and regulatory limitations on the payment of dividends by the Subsidiary Banks as well as by AmSouth to its shareholders.

  Under Alabama law, a bank may not pay a dividend in excess of 90% of its net earnings until the bank's surplus is equal to at least 20% of capital (which AmSouth Alabama's surplus is). AmSouth Alabama is also required by Alabama law to obtain the prior approval of the superintendent of the Alabama Department for the payment of dividends if the total of all dividends declared by the bank in any calendar year will exceed the total of (i) the bank's net earnings (as defined by statute) for that year plus (ii) its retained net earnings for the preceding two years, less any required transfers to surplus. Also, no dividends may be paid from AmSouth Alabama's surplus without the prior written approval of the superintendent.

  As a bank that is a member of the Federal Reserve System, AmSouth Alabama is required by federal law to obtain regulatory approval for the payment of dividends if the total of all dividends declared by the Board of Directors of such bank in any year will exceed the total of (1) the bank's net profits (as defined and interpreted by regulation) for that year plus (2) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. AmSouth Alabama also can pay dividends only to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts.

  All of the other Subsidiary Banks are also subject to varying restrictions on the payment of dividends under applicable state laws. With respect to AmSouth Florida, Florida law imposes dividend restrictions substantially similar to those imposed under Alabama law on AmSouth Alabama. Under Tennessee law, AmSouth Tennessee may declare dividends not more than once in each calendar quarter from undivided profits if (a) the undivided profits account has been maintained as required by law and (b) the required reserve against deposits is not and will not thereby be impaired. Before any net profits are credited to the undivided profit account, deductions for various expenses are required to be made. No transfers may be made from the surplus account to the undivided profits account without the consent of the Commissioner of Banking. In addition, prior to determining that undivided profits are available for the declaration of dividends, (a) any net loss must be deducted from the undivided profits account and (b) transfers must be made from the undivided profits account to the surplus account (i) in an amount required to raise the surplus to 50% of the capital stock and (ii) in an amount not less than 10% of net profits until the surplus equals the capital stock.

  Furthermore, if, in the opinion of the applicable federal bank regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board and the

FDIC have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), an insured bank may not pay any dividend if it is undercapitalized or if payment would cause it to become undercapitalized. See "FDICIA." Moreover, the Federal Reserve Board and the FDIC have issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

  At September 30, 1994, under dividend restrictions imposed under federal and state laws, the Subsidiary Banks, without obtaining governmental approvals, could declare aggregate dividends of approximately $217 million.

  The payment of dividends by AmSouth and the Subsidiary Banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

TRANSACTIONS WITH AFFILIATES

  There are various legal restrictions on the extent to which AmSouth and its nonbank subsidiaries can borrow or otherwise obtain credit from its Subsidiary Banks. Each Subsidiary Bank (and its subsidiaries) is limited in engaging in borrowing and other "covered transactions" with nonbank or nonsavings bank affiliates to the following amounts: (i) in the case of any such affiliate, the aggregate amount of covered transactions of the Subsidiary Bank and its subsidiaries may not exceed 10% of the capital stock and surplus of such Subsidiary Bank; and (ii) in the case of all affiliates, the aggregate amount of covered transactions of the Subsidiary Bank and its subsidiaries may not exceed 20% of the capital stock and surplus of such Subsidiary Bank. "Covered transactions" are defined by statute to include a loan or extension of credit, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve Board), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. Covered transactions are also subject to certain collateralization requirements.

CAPITAL ADEQUACY

  The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The minimum guideline for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. At least half of Total Capital must be composed of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves. At September 30, 1994, AmSouth's consolidated Tier 1 Capital and Total Capital ratios were 9.42% and 12.83%, respectively. At September 30, 1994, on a pro forma combined basis after giving effect to the Merger on a pooling of interests accounting basis, AmSouth's consolidated Tier 1 Capital and Total Capital ratios would have been approximately 9.43% and 12.81%, respectively.

  In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3% plus an additional cushion of 100 to 200 basis points. AmSouth's Leverage Ratio at September 30, 1994 was 6.56%. At September 30, 1994, on a pro forma combined basis after giving effect to the Merger on a pooling of interests accounting basis, AmSouth's Leverage Ratio would have been approximately 6.56%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

  Each of the Subsidiary Banks is subject to risk-based and leverage capital requirements adopted by the Federal Reserve Board or the FDIC, as the case may be, similar to those described above. AmSouth believes that each of the Subsidiary Banks was in compliance with applicable minimum capital requirements as of September 30, 1994. Neither AmSouth nor any of the Subsidiary Banks has been advised by any federal banking agency of any specific minimum Leverage Ratio requirement applicable to it.

  Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business, which are described below under "FDICIA."

  All of the federal banking agencies have proposed regulations that would add an additional risk-based capital requirement based upon the amount of an institution's exposure to interest rate risk. In addition, bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. However, the management of AmSouth is unable to predict whether and when higher capital requirements would be imposed and, if so, at what levels and on what schedule.

SUPPORT OF SUBSIDIARY BANKS

  Under Federal Reserve Board policy, AmSouth is expected to act as a source of financial strength to, and to commit resources to support, each of the Subsidiary Banks. This support may be required at times when, absent such Federal Reserve Board policy, AmSouth might not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  Under the Federal Deposit Insurance Act (the "FDIA"), an insured depository institution, such as each of the Subsidiary Banks, can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or a receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

FDICIA

  On December 19, 1991, FDICIA was enacted. FDICIA substantially revised the depository institution regulatory and funding provisions of the FDIA and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a Leverage Ratio of at least 5%, a risk-adjusted Tier 1 Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. An FDIC-insured depository institution is defined to be adequately capitalized if it maintains a Leverage Ratio of at least 4%, a risk-adjusted Tier I Capital Ratio of at least 4% and a Total Capital ratio of at least 8%. In addition, an FDIC-insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to maintain a level of tangible equity equal to not less than 2% of total assets. An FDIC-insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

  FDICIA generally prohibits a depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

  The capital-based prompt corrective action provisions of FDICIA and their implementing regulations apply to FDIC-insured depository institutions and are not applicable to holding companies which control such institutions. However, the Federal Reserve Board has indicated that, in regulating bank holding companies, it will take appropriate action at the holding company level based on an assessment of the effectiveness of supervisory actions imposed upon subsidiary depository institutions pursuant to such provisions and regulations. Although the capital categories defined under the prompt corrective action regulations are not directly applicable to AmSouth under existing law and regulations, if AmSouth were placed in a capital category it would qualify as well capitalized as of September 30, 1994.

  Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

  AmSouth believes that all of the Subsidiary Banks satisfied the "well capitalized" definition at September 30, 1994.

  Various other legislation, including proposals to revise the banking regulatory system and to limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress.

BROKERED DEPOSITS

  The FDIC has adopted regulations under FDICIA governing the receipt of brokered deposits. Under these regulations, a bank cannot accept, rollover or renew brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized bank may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a bank that is well capitalized. Because AmSouth believes that all the Subsidiary Banks were well capitalized as of September 30, 1994, AmSouth believes the brokered deposits regulation will have no material effect on the funding or liquidity of any of the Subsidiary Banks.

FDIC INSURANCE ASSESSMENTS

  The Subsidiary Banks are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule which has increased the assessment rates for most FDIC-insured depository institutions. Under the schedule, the premiums currently range from $.23 to $.31 for every $100 of deposits. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized--and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification assigned to the institution by the FDIC.

  The FDIC is authorized to raise insurance premiums in certain circumstances. Recently the FDIC proposed revising the basis upon which premiums are calculated. Any increase in premiums, including an increase resulting from such a revision of premium calculations, would have an adverse effect on AmSouth's earnings.

  Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

DEPOSITOR PREFERENCE

  The Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution will be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by a receiver.

                      CERTAIN INFORMATION REGARDING TAMPA

TAMPA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Set forth below is certain financial and other information concerning Tampa, including Tampa management's discussion and analysis of financial condition and results of operations. This information has been provided entirely by the management of Tampa.

  The discussion set forth below should be read in conjunction with the audited consolidated financial statements of Tampa (including the notes thereto) appearing elsewhere in this Proxy Statement-Prospectus.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              NINE MONTHS ENDED SEPTEMBER 30,
                                              ------------------------------------
                                                                      PERCENT
                                                                      INCREASE
                                                1994       1993      (DECREASE)
                                              ---------- ---------- --------------
Revenue from earning assets.................. $   10,748 $    9,927        8.27%
Interest expense.............................      3,011      2,757        9.21
Gross interest margin........................      7,737      7,170        7.91
Provision for loan losses....................      1,060        864       22.69
Net interest margin..........................      6,677      6,306        5.88
Noninterest revenues.........................      1,275      1,470      (13.20)
Noninterest expenses.........................      6,152      5,980        2.91
Income before applicable income taxes........      1,800      1,796         .17
Applicable income taxes .....................        651        650         .15
Net income...................................      1,149      1,146         .17
Per common share
  Net income.................................       1.82       1.87       (2.67)
  Cash dividends declared....................        --         --          --
Average common shares outstanding............    631,921    613,950        1.89

                                                                        PERCENT
                                  YEAR ENDED DECEMBER 31           INCREASE/DECREASE
                          --------------------------------------- --------------------
                           1993    1992    1991    1990    1989   1993/1992  1992/1991
                          ------- ------- ------- ------- ------- ---------  ---------
Revenue from earning as-
 sets...................  $13,223 $13,298 $14,609 $14,680 $13,919    (.56)%    (8.97)
Interest expense........    3,677   4,518   7,253   8,359   7,917  (18.60)    (37.70)
Gross interest margin...    9,546   8,780   7,356   6,321   6,002    8.72      19.36
Provision for loan loss-
 es.....................    1,044   1,180   2,250   1,114     675  (11.53)    (47.56)
Net interest margin.....    8,502   7,600   5,106   5,207   5,327   11.86      48.85
Noninterest revenues....    1,917   1,284   2,397   1,106     973   49.30     (46.42)
Noninterest expenses....    7,985   7,024   6,735   6,003   4,913   13.68       4.30
Income before applicable
 income taxes...........    2,434   1,860     768     310   1,387   30.84     142.05
Applicable income taxes.      858     664     191      55     398   29.20     246.65
Net income..............    1,576   1,196     577     255     989   31.74     107.33
Per common share
  Net income............     2.56    2.00     .97     .43    1.67   28.00     106.19
  Cash dividends de-
   clared...............      --      --      --      --      --      --         --
Average common shares
 outstanding............  613,950 597,952 593,018 592,202 592,768    2.68        .83
Total assets............  211,163 203,302 187,888 175,332 154,430    3.87       8.20

  For the year ended December 31, 1993, Tampa reported earnings per share of the Tampa Common Stock of $2.56 versus $2.00 for 1992 and $.97 for 1991. Net income was $1.6 million compared to $1.2 million in 1992 and $0.6 million in 1991. Balance sheet growth was strong, gross interest margin continued at historically wide spreads, noninterest revenue growth was solid (18.48% compound growth rate over the last five years) and noninterest expense control improved (12.91% compound growth rate over the last five years). The return on average equity for 1993 was 13.47% versus 11.86% for 1992 and 6.55% for 1991. The return on average assets was .80% in 1993 versus .65% and .34% for 1992 and 1991, respectively.

EARNING ASSETS

  Earning assets for Tampa are comprised of loans, investment securities and other earning assets. Table 1 illustrates the composition of average earning assets for the interim periods ended September 30, 1994 and September 30, 1993 as well as data for the years ended December 31, 1993, 1992 and 1991. Discussion of the individual components of earning assets follows.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                 TABLE 1--COMPOSITION OF AVERAGE EARNING ASSETS

                          (DOLLARS IN THOUSANDS)

                                               NINE MONTHS ENDED SEPTEMBER 30
                                             -----------------------------------
                                                   1994              1993
                                             ----------------- -----------------
                                             AVERAGE  PERCENT  AVERAGE  PERCENT
                                             BALANCE  OF TOTAL BALANCE  OF TOTAL
                                             -------- -------- -------- --------
Loans net of unearned income................ $120,673   62.14% $121,843   68.76%
Investment Securities.......................   62,401   32.13    49,633   28.01
Other earning assets........................   11,119    5.73     5,716    3.23
                                             --------  ------  --------  ------
                                             $194,193  100.00% $177,192  100.00%
                                             ========  ======  ========  ======

                                          YEAR ENDED DECEMBER 31
                           -----------------------------------------------------
                                 1993              1992              1991
                           ----------------- ----------------- -----------------
                           AVERAGE  PERCENT  AVERAGE  PERCENT  AVERAGE  PERCENT
                           BALANCE  OF TOTAL BALANCE  OF TOTAL BALANCE  OF TOTAL
                           -------- -------- -------- -------- -------- --------
Loans net of unearned in-
 come....................  $121,387   67.90% $112,185   67.40% $105,446   68.90%
Investment Securities....    50,019   28.00    49,213   29.60    43,558   28.50
Other earning assets.....     7,325    4.10     5,037    3.00     4,042    2.60
                           --------  ------  --------  ------  --------  ------
                           $178,731  100.00% $166,435  100.00% $153,046  100.00%
                           ========  ======  ========  ======  ========  ======

LOANS AND LOAN QUALITY

  The major portion of Tampa's earning assets is comprised of loans, which generally provide a higher rate of return in proportion to risk exposure than is available with other types of earning assets. Management decisions regarding the extension of credit are based upon the correlation of a potential loan's purpose, collateral and structure as compared to credit quality criteria established by Tampa's loan policy. Loan pricing decisions are based upon the level of credit risk, investment objectives and competitive pressures. Tampa maintains a diversified portfolio in order to spread its risk and reduce its exposure to economic downturns which may occur in different segments of the economy or in particular industries.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                    TABLE 2--COMPOSITION OF LOAN PORTFOLIO*
                                 (IN THOUSANDS)

                          AT SEPTEMBER 30                AT DECEMBER 31
                         ----------------- -------------------------------------------
                           1994     1993     1993     1992     1991     1990    1989
                         -------- -------- -------- -------- -------- -------- -------
Commercial, financial,
 and agricultural....... $ 48,109 $ 47,800 $ 52,293 $ 51,753 $ 44,817 $ 43,973 $43,573
Commercial real estate
  Commercial real estate
   mortgage.............   32,708   36,220   35,150   36,561   29,541   26,992  24,770
  Real estate
   construction.........    7,247    4,671    4,381    3,280    3,063    4,950   5,299
                         -------- -------- -------- -------- -------- -------- -------
    Total commercial
     real estate........   39,955   40,891   39,531   39,841   32,604   31,942  30,069
                         -------- -------- -------- -------- -------- -------- -------
Consumer:
  Residential first
   mortgages............    8,834    9,087    7,159    7,740    8,718   10,213   8,561
  Other residential
   mortgages............    8,901    7,739    7,116    7,856    7,180    4,235   3,498
  Other consumer........   14,866   15,823   15,978   16,638   14,497   14,209  13,800
                         -------- -------- -------- -------- -------- -------- -------
    Total consumer......   32,601   32,649   30,253   32,234   30,395   28,657  25,859
                         -------- -------- -------- -------- -------- -------- -------
                          120,665  121,340  122,077  123,828  107,816  104,572  99,501
Less unearned income....      --       --         3       19       34       77     204
                         -------- -------- -------- -------- -------- -------- -------
                         $120,665 $121,340 $122,074 $123,809 $107,782 $104,495 $99,297
                         ======== ======== ======== ======== ======== ======== =======

- --------
* Amounts are rounded and may not agree with amounts included in the financial statements of Tampa.

  The composition of the loan portfolio at Tampa, as shown in Table 2, has experienced identifiable trends over the last five years. Since peaking in 1989, commercial loans have fallen from 44% of the portfolio to 40% at September 30, 1994 based on principal amount outstanding. In the same period, commercial real estate loans have ranged from 30% of the portfolio to a recent peak of 33% at September 30, 1994 based on principal amount outstanding. This growth is largely comprised of loans secured by owner-occupied properties with average maturities of three to five years. Consumer lending since 1988 has remained approximately 25% of the portfolio based on principal amount outstanding. About one-third of the consumer loans are residential first mortgages. Though amortization schedules range from five to fifteen years, these mortgages generally have three to five year balloon maturities. To help increase mortgage production, Tampa has developed relationships with property developers in central Florida through which Tampa provides short term construction financing for approved buyers. Approximately 17% of consumer loans are other residential mortgages made up of home equity lines of credit and other junior mortgages of similar short maturities. The remaining 50% of consumer lending since 1988 has been in traditional installment loans and a small credit card portfolio.

  Tampa extends credit to its customers structured either as floating or fixed-rate instruments. At December 31, 1993 the loan portfolio included $46 million in fixed-rate loans, which represented 39% of total loans. The weighted average interest rate on this segment of the portfolio was 9.16%. The floating rate segment of the portfolio yielded 7.23% at December 31, 1993 and has historically averaged 1% over the prevailing prime rate.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

        TABLE 3--SELECTED LOAN SENSITIVITY TO CHANGES IN INTEREST RATES
                              AT DECEMBER 31, 1993
                                 (IN THOUSANDS)

                                      REPRICING AFTER ONE YEAR BUT
                                           WITHIN FIVE YEARS*            REPRICING AFTER FIVE YEARS*
                          REPRICING   ---------------------------------- ----------------------------------
                            IN ONE                 VARIABLE                           VARIABLE
                         YEAR OR LESS FIXED RATE     RATE*     TOTAL     FIXED RATE     RATE*     TOTAL       TOTAL
                         ------------ -----------  ---------  ---------- -----------  ---------   ---------  -------
Commercial, financial,
 and agricultural.......   $48,241      $    3,950   $     0  $    3,950    $     102   $      0  $     102  $52,293
Real estate
 construction...........     3,513             868         0         868            0          0          0    4,381
                           -------      ----------   -------  ----------    ---------   --------  ---------  -------
Total...................   $51,754      $    4,818   $     0  $    4,818    $     102   $      0  $     102  $56,674
                           =======      ==========   =======  ==========    =========   ========  =========  =======

- --------
* Approximately 99% of variable rate loans are tied to daily changes in the prime rate.

  Tampa has written loan policies which include loan underwriting procedures and the approval process. Depending primarily on loan amount, there are various approval levels ranging from individual loan officer authorities, to the Officers Loan Committee and the full Board of Directors.

  Tampa also has a loan review function to perform ongoing independent reviews of specific loans for credit quality and proper documentation and of the risk management process. This function is carried out using a combination of internal staff and an outside consultant. The company's internal auditor acts as Secretary of the Special Assets Administration Committee (SAAC), made up of senior level lenders, the controller and the president. For each monthly meeting of the SAAC the secretary prepares a calculation of the adequacy of the company's allowance for loan losses based on a formula discussed below. The SAAC evaluates the adequacy calculation along with the various loans on the company's "watchlist", also discussed below. An outside consultant is retained on a quarterly basis to independently review specific loans for credit quality and proper documentation. The SAAC reviews the consultant's findings. Activities of the SAAC and the loan loss reserve adequacy calculation are reviewed with the Board of Directors on a monthly basis.

  Each loan is assigned a risk rating on a numerical scale, subject to review by the SAAC. The adequacy of the allowance for loan losses is estimated by applying various percentages to the risk categories of loans booked as well as to off-balance sheet loan commitments, letters of credit and availability of lines of credit. Reserve percentages range from 50% on doubtfuls and 10-20% on substandards to fractional percentages on lower risk loans and off-balance sheet commitments. In addition to the reserve calculation, Tampa also considers historical performance, the level of nonperforming and rated loans, specific analysis of certain problem loans, loan activity since the previous review, current economic conditions, and other pertinent information to determine the adequacy of the allowance for loan losses. The level of allowance to net loans outstanding will vary depending on the overall results of this analysis.

  Management and the SAAC closely monitor loans and other assets which are classified as non- performing assets (NPA's). NPA's include non-accrual loans, loans restructured because of the debtor's financial difficulties, foreclosed properties and repossessions. Close attention is also paid to loans on the "watchlist". These are loans assigned a high risk rating by a loan officer or the SAAC. Loans are generally placed on non-accrual if full collection of principal and interest becomes doubtful (even if all payments are current), or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well secured and in the process of collection. Table 4 details the components of non-performing assets at September 30, 1994 and 1993 and year end for each of the last five years. The lack of any discernible trend over this period demonstrates how efforts by management have been offset by the poor condition of the commercial real estate market in the Tampa region. During 1993, Tampa incurred net credit-related costs (provision for loan losses and foreclosed properties expense) of $1.46 million, a 14% increase over the $1.28 million for 1992. Such credit-related costs included losses on the sales of foreclosed properties of $153,000 and $88,000 in 1993 and 1992, respectively. During the first three quarters of 1994, several of the remaining properties were sold at losses totaling $71,000. This reduced foreclosed properties 74% from the December 31, 1993 balance of $1.47 million to the September 30, 1994 balance of $388,000.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                         TABLE 4--NONPERFORMING ASSETS

                          (DOLLARS IN THOUSANDS)

                          AT SEPTEMBER 30             AT DECEMBER 31
                          ----------------  --------------------------------------
                           1994     1993     1993    1992    1991    1990    1989
                          -------  -------  ------  ------  ------  ------  ------
Nonaccrual loans........  $   868  $   571  $1,667  $1,491  $  736  $  188  $1,300
Restructured loans......      602    2,149     630     944     766     614       0
                          -------  -------  ------  ------  ------  ------  ------
  Nonperforming loans...    1,470    2,720   2,297   2,435   1,502     802   1,300
Foreclosed properties...      388    1,651   1,465   1,526   2,046   1,797   1,163
Repossessions...........        0        0      54       0       5       7       2
                          -------  -------  ------  ------  ------  ------  ------
  Total nonperforming
   assets*..............  $1,858   $ 4,371  $3,816  $3,961  $3,553  $2,606  $2,465
                          =======  =======  ======  ======  ======  ======  ======
Nonperforming assets* to
 loans, net of unearned
 income, foreclosed
 properties and
 repossessions..........     1.54%    3.60%   3.13%   3.20%   3.30%   2.49%   2.48%
Accruing loans 90 days
 past due...............  $   906  $   125  $   38  $   24  $  163  $   38  $   23

- --------
* Exclusive of accruing loans 90 days past due.

  Table 5 compares the balances of loans at September 30, 1994 and 1993 and December 31, 1993 and 1992 with the related nonperforming loans, excluding accruing loans 90 days past due. In addition, the net charge-offs for those categories and dates are presented. As of December 31, 1993, nonperforming loans as a percentage of total loans net of unearned income totaled 1.88% compared to 1.97% at December 31, 1992. For the same periods, net charge-offs as a percentage of total loans net of unearned income amounted to 80 and 110 basis points, respectively. As of September 30, 1994, non-performing loans as a percentage of total loans, net of unearned income, had further decreased to 1.31%.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                       TABLE 5--LOANS AND CREDIT QUALITY
                                 (IN THOUSANDS)

                                            NONPERFORMING    NET                       NONPERFORMING
                                LOANS         LOANS AT     CHARGE-         LOANS         LOANS AT        NET
                           AT SEPTEMBER 30  SEPTEMBER 30*   OFFS      AT DECEMBER 31   DECEMBER 31*  CHARGE-OFFS
                          ----------------- ------------- ---------- ----------------- ------------- -----------
                            1994     1993    1994   1993  1994  1993   1993     1992    1993   1992  1993  1992
                          -------- -------- ------ ------ ----  ---- -------- -------- ------ ------ ---- ------
Commercial..............  $ 48,109 $ 47,800 $  757 $  520 $528  $777 $ 52,293 $ 51,752 $  462 $  871 $865 $1,166
Commercial real estate:
 Commercial real estate
  mortgage..............    32,708   36,220    568  1,905    0     0   35,150   36,561  1,229    705    0     15
 Real estate construc-
  tion..................     7,247    4,671      0      0    0     0    4,381    3,280      0      0    0      0
                          -------- -------- ------ ------ ----  ---- -------- -------- ------ ------ ---- ------
 Total commercial real
  estate................    39,955   40,891    568  1,905    0     0   39,531   39,841  1,229    705    0     15
Consumer:
 Residential first mort-
  gages.................     8,834    9,087      0      0  (19)   13    7,159    7,740     18    640    0      0
 Other residential
  mortgages.............     8,901    7,739    253    254    0    40    7,116    7,856    563    178   53    149
 Other consumer.........    14,866   15,823      5     41   28    25   15,978   16,639     25     41   56     28
                          -------- -------- ------ ------ ----  ---- -------- -------- ------ ------ ---- ------
 Total consumer.........    32,601   32,649    258    295    9    78   30,253   32,235    606    859  109    177
                          -------- -------- ------ ------ ----  ---- -------- -------- ------ ------ ---- ------
                          $120,665 $121,340 $1,583 $2,720 $537  $855 $122,077 $123,828 $2,297 $2,435 $974 $1,358
                          ======== ======== ====== ====== ====  ==== ======== ======== ====== ====== ==== ======

- --------
* Exclusive of accruing loans 90 days past due

  Table 6 presents a listing of foreclosed properties by type of property and their carrying and appraised values at September 30, 1994 and December 31, 1993. The coverage ratio, which is computed as the appraised value as a percentage of carrying value, was 131.64% at September 30, 1994 and 126.14% at December 31, 1993.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                 TABLE 6--COMPOSITION OF FORECLOSED PROPERTIES

                          (DOLLARS IN THOUSANDS)

                                 AT SEPTEMBER 30, 1994                 AT DECEMBER 31, 1993
                          ------------------------------------ ------------------------------------
                          CARRYING PERCENT  APPRAISED COVERAGE CARRYING PERCENT  APPRAISED COVERAGE
                           VALUE   OF TOTAL   VALUE    RATIO    VALUE   OF TOTAL   VALUE    RATIO
                          -------- -------- --------- -------- -------- -------- --------- --------
Land/lots...............    $378     100%     $362              $  401   22.90%   $  383
Commercial buildings....       0       0         0               1,075    61.40    1,200
Other...................       0       0         0                 276    15.70      275
                            ----     ---      ----              ------   ------   ------
                             378     100%                        1,752   100.00%
                                     ===                                 ======
Allowance for foreclosed
 property losses........     103                                   287
                            ----                                ------
                            $275              $362     131.64%  $1,465            $1,848    126.14%
                            ====              ====     ======   ======            ======    ======

  Table 7 is a reconciliation of the allowance for foreclosed property losses for September 30, 1994 and 1993 and December 31, 1993, 1992 and 1991. The balance in this allowance account represents temporary decreases in the value of Tampa's foreclosed properties resulting from a recession in the Tampa real estate market, depreciation of property improvements and other factors. It reflects Tampa's intention to sell these properties in the near future.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

               TABLE 7--ALLOWANCE FOR FORECLOSED PROPERTY LOSSES
                                 (IN THOUSANDS)

                                              AT SEPTEMBER
                                                   30         AT DECEMBER 31
                                              -------------- ------------------
                                               1994   1993   1993   1992   1991
                                              ------  ------ -----  -----  ----
Balance at beginning of period............... $  287  $ 143  $ 143  $ 342  $140
Net write-downs/losses.......................   (287)   (80)  (223)  (384)  (14)
Addition to allowance charged to expense.....    103    179    367    185   216
                                              ------  -----  -----  -----  ----
Balance at end of period..................... $  103  $ 242  $ 287  $ 143  $342
                                              ======  =====  =====  =====  ====

  Despite Tampa's audit standards, internal controls and continuous loan review system, the risk inherent in the nature of lending results in periodic loan charge-offs. Tampa maintains an allowance for loan losses which it believes is adequate to absorb losses in the loan portfolio. As previously discussed, a formal review is prepared monthly to assess the risk in the portfolio in determining the adequacy of the allowance for loan losses. The level of the allowance as a ratio of net loans outstanding will vary depending on the results of this monthly review.

  Over the past several years, as Tampa's credit quality has improved, management has maintained an allowance for loan losses at the end of each period to loans net of unearned income ranging from 1.32% to 2.21%. At September 30, 1994, this ratio was 2.32% compared to 1.86% for December 31, 1993 and 1.78% for December 31, 1992. For the same dates, these figures translate to coverage ratios for nonperforming loans of 176.5%, 98.9% and 90.4%, respectively.

  Table 8 is a summary of the allocation of the allowance for loan losses as determined by internal formulas. Although the table assigns amounts to certain classifications of loans, the balance of the allowance for loan losses is considered to be a general allowance and, therefore, is available for charge-offs of any type of loan which may be necessary in the future.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

              TABLE 8--ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                          (DOLLARS IN THOUSANDS)

                                                         AT SEPTEMBER 30, 1994
                                                        ------------------------
                                                                   PERCENTAGE OF
                                                                   LOANS IN EACH
                                                        ALLOWANCE   CATEGORY TO
                                                        ALLOCATION TOTAL LOANS*
                                                        ---------- -------------
Commercial.............................................   $1,066       39.87%
Commercial real estate:
  Commercial real estate mortgage......................      725       27.11
  Real estate construction.............................      160        6.00
                                                          ------      ------
    Total commercial real estate.......................      885       33.11
Consumer:
  Residential first mortgages..........................      196        7.32
  Other residential mortgages..........................      197        7.38
  Other consumer.......................................      330       12.32
                                                          ------      ------
    Total consumer.....................................      723       27.02
Unfunded commitments...................................      104        0.00
Standby letters of credit..............................       16        0.00
Unallocated............................................        0        0.00
                                                          ------      ------
                                                          $2,794      100.00%
                                                          ======      ======

                                                              AT DECEMBER 31
                   ---------------------------------------------------------------------------------------------------
                             1993                     1992                     1991                     1990
                   ------------------------ ------------------------ ------------------------ ------------------------
                              PERCENTAGE OF            PERCENTAGE OF            PERCENTAGE OF            PERCENTAGE OF
                              LOANS IN EACH            LOANS IN EACH            LOANS IN EACH            LOANS IN EACH
                   ALLOWANCE   CATEGORY TO  ALLOWANCE   CATEGORY TO  ALLOWANCE   CATEGORY TO  ALLOWANCE   CATEGORY TO
                   ALLOCATION TOTAL LOANS*  ALLOCATION TOTAL LOANS*  ALLOCATION TOTAL LOANS*  ALLOCATION TOTAL LOANS*
                   ---------- ------------- ---------- ------------- ---------- ------------- ---------- -------------
Commercial.......    $1,074       42.84%      $  920       41.78%      $  989       41.55%      $  738       42.08%
Commercial real
 estate:
 Commercial real
  estate
  mortgage.......       608       28.79          650       29.53          652       27.41          453       25.83
 Real estate
  construction...       117        3.59           58        2.65           68        2.84           83        4.74
                     ------      ------       ------      ------       ------      ------       ------      ------
 Total commercial
  real estate....       725       32.38          708       32.18          720       30.25          536       30.57
Consumer:
 Residential
  first
  mortgages......       115        5.86          138        6.25          192        8.09          171        9.77
 Other
  residential
  mortgages......       149        5.83          140        6.35          159        6.66           71        4.05
 Other consumer..       152       13.09          296       13.44          320       13.45          239       13.53
                     ------      ------       ------      ------       ------      ------       ------      ------
 Total consumer..       416       24.78          574       26.04          671       28.20          481       27.35
Unfunded commit-
 ments...........         0        0.00            0        0.00            0        0.00            0        0.00
Standby letters
 of credit.......         0        0.00            0        0.00            0        0.00            0        0.00
Unallocated......        57        0.00            0        0.00            0        0.00            0        0.00
                     ------      ------       ------      ------       ------      ------       ------      ------
                     $2,272      100.00%      $2,202      100.00%      $2,380      100.00%      $1,755      100.00%
                     ======      ======       ======      ======       ======      ======       ======      ======
                           AT DECEMBER 31
                     -------------------------
                                1989
                      ------------------------
                                 PERCENTAGE OF
                                 LOANS IN EACH
                      ALLOWANCE   CATEGORY TO
                      ALLOCATION TOTAL LOANS*
                      ---------- -------------
Commercial.......       $  575       43.88%
Commercial real
 estate:
 Commercial real
  estate
  mortgage.......          327       24.94
 Real estate
  construction...           70        5.33
                        ------      ------
 Total commercial
  real estate....          397       30.27
Consumer:
 Residential
  first
  mortgages......          113        8.62
 Other
  residential
  mortgages......           46        3.52
 Other consumer..          181       13.71
                        ------      ------
 Total consumer..          340       25.85
Unfunded commit-
 ments...........            0        0.00
Standby letters
 of credit.......            0        0.00
Unallocated......            0        0.00
                        ------      ------
                        $1,312      100.00%
                        ======      ======

- -------
* Net of unearned income.

  Table 9 summarizes Tampa's loan loss experience and related coverage ratios for the last 5 years.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                       TABLE 9--ALLOWANCE FOR LOAN LOSSES

                          (DOLLARS IN THOUSANDS)

                           AT SEPTEMBER 30                  AT DECEMBER 31
                          ------------------  -----------------------------------------------
                            1994      1993      1993      1992      1991      1990     1989
                          --------  --------  --------  --------  --------  --------  -------
Balance at beginning of
 period.................  $  2,272  $  2,202  $  2,202  $  2,380  $  1,755  $  1,312  $ 1,161
Loans charged off:
 Commercial, financial
  and agricultural......       562       843       940     1,378     1,475       405      436
 Commercial real estate
  mortgage..............        10        57        57       164       142       308      172
 Commercial real estate
  construction..........         0         0         0         0         0         0        0
 Installment............        32        33        64        30        61        65       79
                          --------  --------  --------  --------  --------  --------  -------
 Total charge-offs......       604       933     1,061     1,572     1,678       778      687
                          --------  --------  --------  --------  --------  --------  -------
Recoveries of loans
 previously charged off:
 Commercial, financial
  and agricultural......        32        67        75       212        36        72      119
 Commercial real estate.        29         4         4         0         4        23       35
 Commercial real estate
  construction..........         0         0         0         0         0         0        0
 Installment............         5         7         8         2        13        12        9
                          --------  --------  --------  --------  --------  --------  -------
 Total recoveries.......        66        78        87       214        53       107      163
                          --------  --------  --------  --------  --------  --------  -------
Net charge-offs.........       538       855       974     1,358     1,625       671      524
                          --------  --------  --------  --------  --------  --------  -------
Addition to allowance
 charged to expense.....     1,060       864     1,044     1,180     2,250     1,114      675
                          --------  --------  --------  --------  --------  --------  -------
Balance at end of
 period.................  $  2,794  $  2,211  $  2,272  $  2,202  $  2,380  $  1,755  $ 1,312
                          ========  ========  ========  ========  ========  ========  =======
Loans net of unearned
 income, outstanding for
 the period.............  $120,665  $121,340  $122,074  $123,809  $107,782  $104,496  $99,297
Average loans net of
 unearned income,
 outstanding for the
 period.................  $120,673  $121,843  $121,387  $112,185  $105,446  $ 93,551  $88,350
Ratios
Allowance at end of
 period to loans net of
 unearned income........      2.32%     1.82%     1.86%     1.78%     2.21%     1.68%    1.32%
Allowance at end of
 period to average loans
 net of unearned income.      2.32      1.81      1.87      1.96      2.26      1.88     1.49
Allowance at end of
 period to nonperforming
 loans*.................    190.07     81.29     98.90     90.43    158.50    218.80   100.90
Allowance at end of
 periods to
 nonperforming assets*..    150.38     50.58     59.54     55.58     66.98     67.35    53.22
Net charge-offs to
 average loans net of
 unearned income........      0.45      0.70      0.80      1.21      1.54      0.72     0.59
Net charge-offs to
 allowance at end of
 period.................     19.26     38.67     42.87     61.67     68.30     38.20    39.94
Recoveries to prior year
 charge-offs............      6.22      5.74      5.50     12.80      6.80     15.60    16.90

- --------
* Exclusive of accruing loans 90 days past due.

TOTAL SECURITIES

  The securities portfolio consists primarily of U.S. Treasury obligations and federal agency securities. Securities are utilized to provide an alternative investment for available funds, a stable source of interest income, and as part of Tampa's asset/liability strategy, which could involve sales in response to potential liquidity needs, changes in interest rates, changes in prepayment risk, or other similar factors. These securities are also used to pledge as collateral for certain types of transactions. Table 10 summarizes total securities levels at September 30, 1994 and 1993 and December 31, 1993, 1992 and 1991.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                           TABLE 10--TOTAL SECURITIES
                                 (IN THOUSANDS)

                                          BOOK VALUE          BOOK VALUE
                                        AT SEPTEMBER 30     AT DECEMBER 31
                                        --------------- -----------------------
                                         1994    1993    1993    1992    1991
                                        ------- ------- ------- ------- -------
Total Securities:
U.S. Treasury and federal agency secu-
 rities................................ $62,970 $48,014 $55,780 $51,590 $56,887
Other securities.......................     235     235     285     235     235
                                        ------- ------- ------- ------- -------
  Total................................ $63,205 $48,249 $56,065 $51,825 $57,122
                                        ======= ======= ======= ======= =======

  As of January 1, 1994, management adopted Statement on Financial Standards number 115, "Accounting for Certain Investments in Debt and Equity Securities" issued by the Financial Accounting Standards Board. Although the company has the ability and intent to hold investment securities to maturity for all periods presented, a majority of the portfolio has been designated "available for sale" (AFS) by management and will require lower of cost or market accounting treatment. Accordingly, aggregate unrealized unfavorable fluctuations in the market value of AFS securities will be reflected as a separate component of shareholders' equity beginning January 1, 1994. Such fluctuations are generally a result of changes in market interest rates. The market value of the company's AFS portfolio exceeded cost at December 31, 1993, but fell below cost by September 30, 1994 resulting in an unrealized loss of $1,375,000. Realized gains on the sales of investment securities amounted to $264,000, $20,000 and $1,222,000 for the years ended December 31, 1993, 1992 and 1991, respectively. For the first three quarters of 1994, realized gains totaled $45,000.

  Table 11 presents maturities of the securities portfolio as of December 31, 1993.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

      TABLE 11--SECURITIES RELATIVE MATURITIES AND WEIGHTED AVERAGE YIELDS

                          (DOLLARS IN THOUSANDS)

                                         BOOK VALUE AT DECEMBER 31, 1993
                         -------------------------------------------------------------------------
                          DUE WITHIN     DUE AFTER ONE BUT    DUE AFTER FIVE BUT       DUE AFTER
                           ONE YEAR      WITHIN FIVE YEARS     WITHIN TEN YEARS        TEN YEARS
                         --------------  -------------------  --------------------   -------------
                         AMOUNT   YIELD   AMOUNT     YIELD     AMOUNT     YIELD      AMOUNT  YIELD
                         -------  -----  ---------- --------  ---------  ---------   ------- -----
Total Securities:
U.S. Treasury and
 federal agency
 securities............. $10,027  5.33%  $   34,069    5.47%   $      0       0.00%  $11,384 4.75%
Other securities........      50  2.38            0    0.00           0       0.00       235 0.00
                         -------  ----   ---------- -------    --------  ---------   ------- ----
  Total................. $10,377  5.32%  $   34,069    5.47%   $      0       0.00%  $11,619 4.65%
                         =======  ====   ========== =======    ========  =========   ======= ====
Percentage of total
 portfolio..............   18.51%          60.77%                 --                  20.72%

- --------
Note: The weighted average yields were computed by dividing the interest income by the book value of the appropriate securities.

OTHER EARNING ASSETS

  The other earning assets category consists of federal funds sold and generally carries relatively low balances while serving as an alternative short-term investment and assisting in the management of asset and liability interest rate sensitivity. The average balance of other earning assets for 1993 was $7.3 million compared to $5.0 million and $4.0 million for 1992 and 1991, respectively. For the first three quarters of 1994, the average increased to $11.1 million.

DEPOSITS

  Table 12 outlines the composition of the average deposits of Tampa for the first three quarters of 1994 and 1993 and for the last five years. The company's principal source of funds is its deposits, and the company is committed to provide its customers with a wide variety of products with modern technology at competitive interest rates. Management continues to emphasize quality customer service and a strong sales culture as key to strengthening the company's deposit base.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                           TABLE 12--AVERAGE DEPOSITS
                                 (IN THOUSANDS)

                          NINE MONTHS ENDED                  YEAR ENDED
                            SEPTEMBER 30                    DECEMBER 31
                          ----------------- --------------------------------------------
                            1994     1993     1993     1992     1991     1990     1989
                          -------- -------- -------- -------- -------- -------- --------
Noninterest-bearing de-
 mand...................  $ 52,336 $ 43,935 $ 44,836 $ 36,870 $ 29,199 $ 26,101 $ 27,055
Interest-bearing demand.    31,577   27,756   28,622   23,776   20,832   19,496   13,167
Savings.................    80,571   74,568   74,728   69,454   51,130   38,506   39,998
Time:
  Retail................    19,214   17,918   18,282   18,783   26,164   27,509   22,355
  Individual retirement
   accounts.............     3,411    3,447    3,430    3,590    3,802    3,596    3,041
  Other.................         0        0        0        0        0       64       50
                          -------- -------- -------- -------- -------- -------- --------
    Total time..........    22,625   21,365   21,712   22,373   29,966   31,169   25,446
                          -------- -------- -------- -------- -------- -------- --------
Certificates of Depos-
 it--$100,000 or more...    10,378   13,775   13,195   17,479   25,718   31,008   28,004
                          -------- -------- -------- -------- -------- -------- --------
    Total...............  $197,487 $181,399 $183,093 $169,952 $156,845 $146,280 $133,670
                          ======== ======== ======== ======== ======== ======== ========

  Average noninterest-bearing demand deposits have increased steadily since 1990 including growth of 21.6% from 1992 to 1993 and an additional 16.7% in the first three quarters of 1994. Similar growth has been experienced in both interest-bearing demand and savings deposits. Conversely, average time deposits have gradually decreased since 1990 except for a slight upturn in the first three quarters of 1994 in the average balances of retail time deposits. This decline has partially funded the above increases in both noninterest- and interest- bearing demand and savings deposits.

  Table 13 provides a maturity schedule for time deposits of $100,000 or more at September 30, 1994 and 1993 and the years ended 1993, 1992 and 1991.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

            TABLE 13--MATURITY OF TIME DEPOSITS OF $100,000 OR MORE
                                 (IN THOUSANDS)

                                        AT SEPTEMBER 30      AT DECEMBER 31
                                        ---------------- -----------------------
                                         1994     1993    1993    1992    1991
                                        ------- -------- ------- ------- -------
Three months or less................... $ 3,015 $  4,507 $ 5,739 $ 5,616 $11,747
Over three through six months..........   2,501    3,809   1,684   4,895   4,910
Over six through twelve months.........   1,495    1,018   1,390   1,411   3,271
Over twelve months.....................   2,607    2,970   2,449   2,013   1,220
                                        ------- -------- ------- ------- -------
  Total................................ $ 9,618 $ 12,304 $11,262 $13,935 $21,148
                                        ======= ======== ======= ======= =======

OTHER INTEREST-BEARING LIABILITIES

  Other interest-bearing liabilities include all interest-bearing liabilities except deposits. Short-term liabilities included in this category consist of federal funds purchased which provide an overnight source of funds. Federal funds purchased were not utilized in 1993, but averaged $14,000 and $107,000 for 1992 and 1991, respectively, as shown in Table 16B "Yields on Average Earning Assets and Rates on Average Interest Bearing Liabilities".

  Tampa had long-term debt outstanding averaging $1,980,000 for 1993 and $2,200,000 for 1992 and 1991. The sole purpose of the long-term debt was the injection of capital into its subsidiary, The Bank of Tampa. Interest on the note is payable quarterly at prime plus 1% and the note matures March 3, 1995. At that time, another short-term renewal is expected, unless the Merger has been completed.

SHAREHOLDERS' EQUITY AND CAPITAL

  Tampa has placed great emphasis on maintaining an adequate capital base while growing its bank. At December 31, 1993, shareholders' equity totaled $12.7 million, or 6.03% of total assets, compared to $10.6 million, or 5.21% of total assets, at December 31, 1992. Management is committed to maintaining shareholders' equity at a level sufficient to assure its shareholders, customers and regulators that Tampa is financially sound and to enable the company to sustain an appropriate degree of leverage to provide a desirable level of profitability. Regulators use a risk-adjusted capital calculation to aid in their assessment of capital adequacy. This ratio is weighted to reflect the credit risk associated with an institution's assets, both recorded and unrecorded. At December 31, 1993, the minimum required risk-adjusted capital ratio for Tier 1 Capital was 4% and the minimum required risk-adjusted total capital ratio was 8%. Table 14 illustrates the calculation of the risk-adjusted capital ratios for Tampa at year end 1993 and 1992 and at September 30, 1994 and 1993. Tampa's ratios exceeded required minimums for both years. All growth in shareholders' equity has come from internal retained earnings and occasional stock sales.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                            TABLE 14--CAPITAL RATIOS

                          (DOLLARS IN THOUSANDS)

                                          AT SEPTEMBER 30     AT DECEMBER 31
                                         ------------------  ------------------
                                           1994      1993      1993      1992
                                         --------  --------  --------  --------
RISK-ADJUSTED CAPITAL RATIO:
Total assets...........................  $213,428  $197,051  $211,163  $203,302
Adjusted allowance for loan losses.....     1,737     1,681     1,688     1,695
Adjustment for risk weighting of bal-
 ance sheet items......................   (82,081)  (68,694)  (80,447)  (74,614)
Adjustment for off-balance sheet items.     4,839     3,942     2,082     4,678
Less certain intangible assets.........         0         0         0         0
                                         --------  --------  --------  --------
  Total risk-adjusted assets...........   137,923   133,980   134,486   135,061
                                         ========  ========  ========  ========
Shareholders' equity...................    14,072    12,302    12,726    10,591
Less certain intangible assets.........         0         0         0         0
                                         --------  --------  --------  --------
Tier 1 capital.........................    14,072    12,302    12,726    10,591
Adjusted allowance for loan losses.....     1,737     1,681     1,688     1,695
Qualifying long-term debt..............         0         0         0         0
                                         --------  --------  --------  --------
Tier 2 capital.........................     1,737     1,681     1,688     1,695
                                         --------  --------  --------  --------
  Total Capital........................  $ 15,809  $ 13,983  $ 14,414  $ 12,286
                                         ========  ========  ========  ========
Tier 1 capital to total risk-adjusted
 assets................................     10.20%     9.18%     9.46%     7.84%
Total capital to total risk-adjusted
 assets................................     11.46%    10.44%    10.72%     9.10%
OTHER CAPITAL RATIOS:
Leverage...............................      6.03%     6.24%     6.26%     5.51%
Equity to assets.......................      6.59%     6.24%     6.03%     5.21%

  Tampa is generally dependent upon dividends from its subsidiary bank and the occasional sale of its stock to fund its cash needs. Since the company has historically not paid dividends to its shareholders, its expenditures have been largely comprised of servicing the long-term note payable discussed above. Table 15 shows the company's computation of its rate of internal capital generation for the last five years.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                 TABLE 15--RATES OF INTERNAL CAPITAL GENERATION

                                          1993    1992    1991    1990    1989
                                         ------  ------  ------  ------  ------
Return on average assets................   0.80%   0.65%   0.34%   0.16%   0.68%
     /
Average equity to average assets........   5.94    5.48    5.19    5.36    5.41
     =
Return of average equity................  13.47   11.86    6.55    2.99   12.57
     X
Earnings retention ratio................ 100.00  100.00  100.00  100.00  100.00
     =
Internal capital generation ratio.......  13.47%  11.86%   6.55%   2.99%  12.57%

GROSS INTEREST MARGIN

  The gross interest margin is defined as the difference between the revenue from earning assets, primarily interest income, and interest expense related to interest-bearing liabilities. The gross interest margin is a function of the average balances of earning assets and interest-bearing liabilities and the yields earned and rates paid on those balances.

  In managing the gross interest margin, management must maintain a satisfactory spread between the yields on earning assets and the related cost of interest-bearing funds. The gross interest spread is determined by comparing the taxable equivalent gross interest margin to average earning assets before deducting the allowance for loan losses. This ratio reflects the overall profitability of earning assets, including both those funded by interest-bearing sources and those which incur no interest cost (primarily noninterest-bearing demand deposits). This ratio is most often used when analyzing a banking institution's overall gross interest margin profitability compared to that of other financial institutions. The incremental interest spread compares the difference between the yields on earning assets and the cost of interest-bearing funds. This calculation and similar ratios are used to assist in pricing decisions for interest related products.

  Tables 16A and B illustrate for each of the periods indicated, by major categories of assets and liabilities, the average balances, the components of the gross interest margin (on a taxable equivalent basis), the yield or rate, and the incremental gross interest spreads.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

       TABLE 16A--YIELDS ON AVERAGE EARNING ASSETS AND RATES ON AVERAGE
                         INTEREST BEARING LIABILITIES

                          (DOLLARS IN THOUSANDS)

                                        NINE MONTHS ENDED SEPTEMBER 30
                                ------------------------------------------------
                                         1994                     1993
                                -----------------------  -----------------------
                                AVERAGE  REVENUE/ YIELD  AVERAGE  REVENUE/ YIELD
                                BALANCE  EXPENSE  RATE   BALANCE  EXPENSE  RATE
                                -------- -------- -----  -------- -------- -----
ASSETS:
Earning Assets:
 Loans net of unearned income.  $120,673  $7,901  8.73%  $121,843  $7,634  8.35%
 Investment securities:
 Taxable securities...........    62,401   2,520  5.38     49,633   2,166  5.82
 Tax-free securities..........         0       0     0          0       0     0
                                --------  ------  ----   --------  ------  ----
  Total investment securities.    62,401   2,520  5.38     49,633   2,166  5.82
 Federal funds sold &
  securities purchased under
  agreements to resell........    11,119     327  3.92      5,716     127  2.96
 Trading account securities...         0       0     0          0       0     0
 Securities held for sale.....         0       0     0          0       0     0
 Mortgage loans held for sale.         0       0     0          0       0     0
                                --------  ------  ----   --------  ------  ----
  Total earning assets........   194,193  10,748  7.38    177,192   9,927  7.47
                                          ------  ----             ------  ----
 Cash and other assets........    21,470                   20,868
 Less allowance for loan loss-
  es..........................     2,473                    2,092
                                --------                 --------
                                $213,190                 $195,968
                                ========                 ========
LIABILITIES AND SHAREHOLDERS'
 EQUITY:
Interest-bearing liabilities:
 Interest-bearing demand de-
  posits......................  $ 31,577     449  1.90   $ 27,756     399  1.92
 Savings deposits.............    80,571   1,466  2.43     74,568   1,256  2.25
 Time deposits................    22,625     703  4.14     21,365     633  3.95
 Certificates of deposit--
  $100,000 or more............    10,378     277  3.56     13,775     365  3.53
 Federal funds purchased and
  securities sold under
  agreements to repurchase....         0       0     0          0       0
 Other borrowed funds.........     1,980     116  7.81      1,980     104  7.00
                                --------  ------  ----   --------  ------  ----
  Total interest-bearing lia-
   bilities...................   147,131   3,011  2.73    139,444   2,757  2.64
                                          ------  ----             ------  ----
Incremental interest spread...                    4.65%                    4.83%
                                                  ====                     ====
Noninterest-bearing liabili-
 ties.........................    52,336                   43,935
Other liabilities.............       678                    1,050
Shareholders' equity..........    13,045                   11,539
                                --------                 --------
                                $213,190                 $195,968
                                ========                 ========
Gross interest margin/spread
 on a taxable equivalent ba-
 sis..........................             7,737  5.31%             7,171  5.40%
                                                  ====                     ====
Taxable equivalent adjustment:
 Loans........................                 0                        0
 Investment securities........                 0                        0
 Other earning assets.........                 0                        0
                                          ------                   ------
  Total taxable equivalent ad-
   justment...................                 0                        0
                                          ------                   ------
Gross interest margin.........            $7,737                   $7,171
                                          ======                   ======

- --------
Note: Loans net of unearned income includes nonaccrual loans for all periods presented.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

       TABLE 16B--YIELDS ON AVERAGE EARNING ASSETS AND RATES ON AVERAGE
                         INTEREST BEARING LIABILITIES

                          (DOLLARS IN THOUSANDS)

                                                  YEAR ENDED DECEMBER 31
                          -------------------------------------------------------------------------
                                   1993                     1992                     1991
                          -----------------------  -----------------------  -----------------------
                          AVERAGE  REVENUE/ YIELD  AVERAGE  REVENUE/ YIELD  AVERAGE  REVENUE/ YIELD
                          BALANCE  EXPENSE  RATE   BALANCE  EXPENSE  RATE   BALANCE  EXPENSE  RATE
                          -------- -------- -----  -------- -------- -----  -------- -------- -----
ASSETS:
Earning Assets:
 Loans net of unearned
  income................  $121,387 $10,130  8.35%  $112,185 $10,011   8.92% $105,446 $10,973  10.41%
 Investment securities:
 Taxable securities.....    50,019   2,875  5.25     49,114   3,108   6.33    41,161   3,255   7.91
 Tax-free securities....         0       0  0.00         99      15  15.15     2,397     251  10.47
                          -------- -------  ----   -------- -------  -----  -------- -------  -----
  Total investment
   securities...........    50,019   2,875  5.25     49,213   3,123   6.35    43,558   3,506   8.05
 Federal funds sold &
  securities purchased
  under agreements to
  resell................     7,325     218  2.98      5,037     169   3.36     4,042     215   5.32
 Trading account
  securities............         0       0  0.00          0       0   0.00         0       0   0.00
 Securities held for
  sale..................         0       0  0.00          0       0   0.00         0       0   0.00
 Mortgage loans held for
  sale..................         0       0  0.00          0       0   0.00         0       0   0.00
                          -------- -------  ----   -------- -------  -----  -------- -------  -----
  Total earning assets..   178,731  13,223  7.40    166,435  13,303   7.99   153,046  14,694   9.60
                                   -------  ----            -------  -----           -------  -----
 Cash and other assets..    21,209                   19,097                   18,036
 Less allowance for loan
  losses................     2,148                    2,165                    1,922
                          --------                 --------                 --------
                          $197,792                 $183,367                 $169,160
                          ========                 ========                 ========
LIABILITIES AND
 SHAREHOLDERS' EQUITY:
Interest-bearing
 liabilities:
 Interest-bearing demand
  deposits..............  $ 28,622     539  1.88   $ 23,776     521   2.19  $ 20,832     912   4.38
 Savings deposits.......    74,728   1,673  2.24     69,454   2,012   2.90    51,130   2,421   4.73
 Time deposits..........    21,712     863  3.97     22,373   1,038   4.64    29,966   2,002   6.68
 Certificates of
  deposit--$100,000 or
  more..................    13,195     464  3.55     17,479     785   4.49    25,718   1,707   6.64
 Federal funds purchased
  and securities sold
  under agreements
  to repurchase.........         0       0  0.00         14       0   0.00       107       7   6.54
 Other borrowed funds...     1,980     138  6.97      2,200     162   7.36     2,200     204   9.27
                          -------- -------  ----   -------- -------  -----  -------- -------  -----
  Total interest-bearing
   liabilities..........   140,237   3,677  2.62    135,296   4,518   3.34   129,953   7,253   5.58
                                   -------  ----            -------  -----           -------  -----
Incremental interest
 spread.................                    4.78%                     4.65%                    4.02%
                                            ====                     =====                    =====
Noninterest-bearing
 liabilities............    44,836                   36,870                   29,199
Other liabilities.......       973                    1,160                    1,227
Shareholders' equity....    11,746                   10,041                    8,781
                          --------                 --------                 --------
                          $197,792                 $183,367                 $169,160
                          ========                 ========                 ========
Gross interest
 margin/spread on a
 taxable equivalent
 basis..................             9,546  5.34%             8,785   5.28%            7,441   4.86%
                                            ====                     =====                    =====
Taxable equivalent
 adjustment:
 Loans..................                 0                        0                        0
 Investment securities..                 0                        5                       85
 Other earning assets...                 0                        0                        0
                                   -------                  -------                  -------
  Total taxable
   equivalent
   adjustment...........                 0                        5                       85
                                   -------                  -------                  -------
Gross interest margin...           $ 9,546                  $ 8,780                  $ 7,356
                                   =======                  =======                  =======

- --------
Note: Loans net of unearned income includes nonaccrual loans for all years presented.
      The taxable equivalent adjustment has been computed based on a 34.0% tax rate for all years presented.

  The growth in the company's spread continued in 1993, but at a much slower rate. The incremental interest spread grew only 2.8% in 1993 compared to 15.67% during 1992 (spreads of 4.78%, 4.65% and 4.02%, respectively). The gross interest margin on a tax equivalent basis performed similarly with 1993 growth of only 1.14% after growing 8.64% during 1992 (gross margins of 5.34%, 5.28% and 4.86%, respectively). The company's spreads have increased because of continued declines in balances of time deposits being offset by growth in noninterest-bearing demand deposits. Decreased earnings from assets repricing over the same time period have not offset this overall lower cost of funds. However, compression in spreads has been experienced in the first three quarters of 1994 with increases in both short-term and prime interest rates and is expected to continue for the balance of the year. Table 17 outlines the analysis of changes in the gross interest spread.

                   THE TAMPA BANKING COMPANY AND SUBSIDIARY

           TABLE 17--ANALYSIS OF CHANGE IN THE GROSS INTEREST SPREAD

                                                             1993/1992 1992/1991
                                                             --------- ---------
Gross interest spread for the prior year ended December 31.     5.28%     4.86%
Effects of:
  Change in the incremental interest spread................     0.09      0.49
  Change in the relative volume of earning assets funded by
   noninterest-bearing sources.............................     0.09      0.18
  Change in yield earned on earning assets funded by
   noninterest-bearing sources.............................    (0.12)    (0.25)
                                                               -----     -----
  Gross interest spread for the current year ended December
   31......................................................     5.34%     5.28%
                                                               =====     =====

  Table 18 shows the change from year to year for each component of the taxable equivalent gross interest margin separated into the amount generated by volume changes and the amount generated by changes in the yield/rate. The $761,000 increase in the margin during 1993 was due to increased balances slightly offset by a lower yield/rate. In 1992, the higher gross interest margin compared to 1991 resulted from positive trends in both volume and yield/rate.

                   THE TAMPA BANKING COMPANY AND SUBSIDIARY

                   TABLE 18--VOLUME AND YIELD/RATE VARIANCES
                                (IN THOUSANDS)

                              1993 COMPARED TO 1992            1992 COMPARED TO 1991
                                  CHANGE DUE TO                    CHANGE DUE TO
                              ------------------------         ------------------------
                               VOLUME      YIELD/RATE    NET    VOLUME      YIELD/RATE     NET
                              ---------   ------------   ----  ----------  ------------   ------
                                            (TAXABLE EQUIVALENT BASIS)
Revenue earned on
Loans net of unearned in-
 come.......................   $     821    $      (702) $119  $      701   $    (1,663)  $ (962)
Investment securities:
  Taxable securities........          57           (290) (233)        629          (776)    (147)
  Tax-free securities.......         (15)             0   (15)       (241)            5     (236)
                               ---------    -----------  ----  ----------   -----------   ------
    Total investment securi-
     ties...................          42           (290) (248)        388          (771)    (383)
Federal funds sold and secu-
 rities purchased under
 agreements to resell.......          77            (28)   49          53           (99)     (46)
                               ---------    -----------  ----  ----------   -----------   ------
    Total earning assets....         940         (1,020)  (80)      1,142        (2,533)  (1,391)
                               ---------    -----------  ----  ----------   -----------   ------
Interest paid on
Interest-bearing demand de-
 posits.....................         106            (88)   18         129          (520)    (391)
Savings deposits............         153           (492) (339)        868        (1,277)    (409)
Time deposits...............         (31)          (144) (175)       (507)         (457)    (964)
Certificates of deposit--
 $100,000 or more...........        (192)          (129) (321)       (547)         (375)    (922)
Federal funds purchased and
 securities sold under
 agreements to repurchase...           0              0     0          (6)           (1)      (7)
Other borrowed funds........         (16)            (8)  (24)          0           (42)     (42)
    Total interest-bearing
     liabilities............          20           (861) (841)        (63)       (2,672)  (2,735)
                               ---------    -----------  ----  ----------   -----------   ------
Gross interest margin on a
 taxable equivalent basis...   $     920    $      (159)  761  $    1,205   $       139    1,344
                               =========    ===========        ==========   ===========
Less: taxable equivalent ad-
 justment...................                               (5)                               (80)
                                                         ----                             ------
  Gross interest margin.....                             $766                             $1,424
                                                         ====                             ======

- --------
Note: The change in interest resulting from both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the relationship of the absolute dollar amounts of the change in each.
      The taxable equivalent adjustment has been computed based on a 34.0% tax rate for all years presented.

ASSET AND LIABILITY MANAGEMENT AND LIQUIDITY

  Tampa maintains a formal asset and liability management process to control interest rate risk and assist management in maintaining stability in the gross interest margin. The process uses an earnings simulation model to monitor real (and projected) changes in the level of interest rates and their (potential) impact upon the gross interest margin when applied to the maturity distribution of the company's assets and liabilities. The model incorporates the effects of future balance sheet trends, changes in the relationship between yields earned and rates paid, patterns of rate movements, and changes in prepayment speeds due to rate movements. It then projects the gross interest margin over the next twelve months under a variety of interest rate scenarios considered possible by management.

  Each month, the Asset/Liability Committee reviews the earnings simulation model output with respect to the estimated impact of various interest rate scenarios on the gross interest margin and approves any major adjustments in the company's interest rate sensitivity which are deemed necessary. During 1993, the company's gross interest margin continued to benefit from the wider than normal interest rate spreads. As previously discussed, interest rate spreads have compressed somewhat in the first half of 1994, a trend management expects to continue.

  As a secondary tool, a gap analysis is also used by the company to monitor its overall interest rate sensitivity. Table 19 illustrates the company's position at December 31, 1993. The analysis indicated that, at December 31, 1993, Tampa was in a slightly negative gap position for the six-month and twelve-month time horizons. The company has not utilized any off-balance sheet instruments in managing its interest rate risk.

                   THE TAMPA BANKING COMPANY AND SUBSIDIARY

                    TABLE 19--INTEREST SENSITIVITY ANALYSIS
                               DECEMBER 31, 1993

                          (DOLLARS IN THOUSANDS)

                                                                              OVER ONE
                                                                              AND LESS   OVER
                            0-30     31-60     61-90      91-180   181-365      THAN     FIVE
                            DAYS     DAYS       DAYS       DAYS      DAYS    FIVE YEARS  YEARS    TOTAL
                          --------  -------   --------   --------  --------  ---------- -------  --------
ASSETS:
Earning Assets:
 Federal funds sold and
  securities purchased
  under agreements to
  resell................  $ 11,118  $     0   $      0   $      0  $      0   $     0   $     0  $ 11,118
 Investment securities..    11,434        0          0      2,005     8,322    34,069       235    56,065
 Loans net of unearned
  income................    78,419    1,273        960      4,172     4,688    30,319     2,243   122,074
                          --------  -------   --------   --------  --------   -------   -------  --------
 Total earning assets...   100,971    1,273        960      6,177    13,010    64,388     2,478   189,257
                          --------  -------   --------   --------  --------   -------   -------  --------
 Cash and other assets..         0        0          0          0         0         0    24,177    24,177
 Less allowance for loan
  losses................         0        0          0          0         0         0    (2,271)   (2,271)
                          --------  -------   --------   --------  --------   -------   -------  --------
                          $100,971  $ 1,273   $    960   $  6,177  $ 13,010   $64,388   $24,384  $211,163
                          ========  =======   ========   ========  ========   =======   =======  ========
LIABILITIES AND SHARE-
 HOLDERS' EQUITY:
Interest-bearing liabil-
 ities:
 Interest-bearing demand
  deposits..............  $ 34,239  $     0   $      0   $      0  $      0   $     0   $     0  $ 34,239
 Savings deposits.......    58,521        0     15,636          0         0         0         0    74,157
 Time deposits..........     2,733    1,520      2,247      4,279     3,143     9,132         0    23,054
 Certificates of deposit
  of $100,000 or more...     2,470    1,828      1,442      1,684     1,389     2,449         0    11,262
 Federal funds purchased
  and securities sold
  under agreements to
  repurchase............         0        0          0          0         0         0         0         0
 Other borrowed funds...     1,980        0          0          0         0         0         0     1,980
                          --------  -------   --------   --------  --------   -------   -------  --------
 Total interest-bearing
  liabilities...........    99,943    3,348     19,325      5,963     4,532    11,581         0   144,692
                          --------  -------   --------   --------  --------   -------   -------  --------
Noninterest-bearing de-
 mand deposits..........         0        0          0          0         0    53,333         0    53,333
Other liabilities.......         0        0          0          0         0         0       413       413
Shareholders' equity....         0        0          0          0         0         0    12,725    12,725
                          --------  -------   --------   --------  --------   -------   -------  --------
                          $ 99,943  $ 3,348   $ 19,325   $  5,963  $  4,532   $64,914   $13,138  $211,163
                          ========  =======   ========   ========  ========   =======   =======  ========
Rate sensitivity gap:
 Dollar amount..........  $  1,028  $(2,075)  $(18,365)  $    214  $  8,478
 Percent of total earn-
  ing assets............      0.50%   (1.10)%    (9.70)%     0.10%     4.50%
Cumulative dollar
 amount.................  $  1,028  $(1,047)  $(19,412)  $(19,198) $(10,720)

- --------
Note: Because interest-bearing demand accounts (e.g. NOW accounts) and money market accounts (included in the savings category) are subject to repricing on a weekly basis, they are included in the 0-30 days category. Regular savings accounts reprice quarterly and are included in the 61-90 days category.

  Tampa's goal in liquidity management is to satisfy the cash flow requirements of depositors and borrowers while at the same time meeting the cash flow needs of the company. This is accomplished through the active management of both assets and liabilities. The liquidity position of the company is monitored on a daily basis. In addition, the Asset/Liability Committee reviews liquidity reports on a monthly basis and makes any changes necessary as a result of the Asset/Liability management process or anticipated cash flow changes. The Committee also compares on a monthly basis the company's liquidity position to established liquidity guidelines. At December 31, 1993, the company was within all of the limits which have been established and considers its liquidity to be good. The primary forces affecting liquidity are maturities and cash flows in loans and investments, changes in core deposits and the ability to obtain economical wholesale funding in national and regional markets. The company's most commonly used sources of borrowings are federal funds (i.e., the excess reserves of other financial institutions) and repurchase agreements, whereby U.S. government and government agency securities are pledged as collateral for short-term borrowings. In addition to these sources, the company has the ability to borrow from its primary correspondent bank.

NONINTEREST REVENUES AND NONINTEREST EXPENSES

  Tampa's management stresses the importance of growth in noninterest revenues as well as the control of noninterest expenses. Table 20 summarizes both for the preceding five years and for the nine months ended September 30, 1994 and 1993.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

            TABLE 20--NONINTEREST REVENUES AND NONINTEREST EXPENSES
                                 (IN THOUSANDS)

                           NINE MONTHS ENDED
                             SEPTEMBER 30          YEAR ENDED DECEMBER 31
                           ----------------- ----------------------------------
                             1994     1993    1993   1992   1991   1990   1989
                           -------- -------- ------ ------ ------ ------ ------
Noninterest revenues:
  Service charges on de-
   posit accounts......... $    701 $    674 $  923 $  792 $  711 $  596 $  506
  Investment services in-
   come...................      114      105    160      0      0      0      0
  Mortgage administration
   fees...................       55        2     11      0      0      0      0
  Investment securities
   gains..................       45      264    264     20  1,222      0      0
  Credit card income......       53       50     69     43     54     48     42
  Other revenue...........      307      375    490    429    410    462    425
                           -------- -------- ------ ------ ------ ------ ------
    Total................. $  1,275 $  1,470 $1,917 $1,284 $2,397 $1,106 $  973
                           ======== ======== ====== ====== ====== ====== ======
Noninterest expenses:
  Salaries................ $  2,145 $  2,048 $2,807 $2,440 $2,347 $2,220 $1,981
  Employee benefits.......      639      624    775    799    643    576    528
  Net occupancy expense...      631      588    799    777    756    647    420
  Equipment expense.......      563      448    582    589    682    699    591
  FDIC premiums...........      376      371    494    398    345    190    130
  Foreclosed properties
   expense................      222      373    442    198    319    385    223
  Other operating ex-
   penses.................    1,576    1,528  2,086  1,823  1,643  1,286  1,040
                           -------- -------- ------ ------ ------ ------ ------
    Total................. $  6,152 $  5,980 $7,985 $7,024 $6,735 $6,003 $4,913
                           ======== ======== ====== ====== ====== ====== ======

  For 1993, noninterest revenues increased $633,000 or 49.3% compared to 1992. This increase included a $244,000 increase in gains on the sale of securities for 1993 compared to 1992. Exclusive of these securities gains, noninterest revenues increased $389,000, or 30.8%, from the prior year. Service charges on deposit accounts increased $131,000, or 16.5% during 1993. Another $160,000 of growth resulted from the opening of an investment services department in 1993. A mortgage origination department also began operating late in the year and contributed $11,000 in revenues. For the nine months ended September 30, 1994, similar growth in noninterest revenue was experienced compared with the first half of 1993.

  Noninterest expenses for 1993 increased $961,000, or 13.7%. This growth occurred in three main areas: salaries (15% or $367,000), foreclosed properties expense (123% or $244,000), and other operating expenses (14.4% or $263,000). The growth in salaries is mainly attributable to the two new departments, investment services and mortgage origination, mentioned above. As previously discussed, the company has experienced high levels of repossessed real estate which led to additional foreclosed properties expenses in 1993 over 1992. The growth of other operating expenses was spread across advertising, promotion, training, and miscellaneous expenses. Although the company's occupancy expenses have been higher than its peers, mainly due to newer facilities and two important branch office leases, these costs have been well controlled with only 2.8% growth in both 1993 and 1992. Similarly controlled were equipment expenses which actually decreased slightly (1.2%) from 1992 to 1993. The Federal Deposit Insurance Corporation's deposit insurance premiums increased $96,000, or 24.1%, in 1993 as deposits grew. In comparing the first three quarters of 1994 to that of 1993, noninterest expenses grew modestly (2.9%) while noninterest income decreased slightly (13.3%) due to lower securities gains in 1994 compared with large third quarter gains in 1993. This was primarily the result of cost controls implemented since the AmSouth merger announcement as well as decreased levels of foreclosed properties.

INCOME TAXES

  Tampa's income tax expense was $858,000 in 1993, $664,000 in 1992, and $192,000 in 1991. The significant increases in income tax expense over the last three years are due primarily to the effects of increased levels of pretax income in each succeeding year . The increase in income tax expense in 1992 as compared to 1991 was also partially attributable to an increase in the company's effective tax rate.

  The effective tax rates for 1993, 1992, and 1991, respectively were 35.3%, 35.7%, and 24.9%. These rates primarily consisted of standard federal and state rates for all three years, with the 1991 rate reduced by adjustments for tax exempt securities income and the alternative minimum tax which did not occur in the subsequent years. Taxes actually payable for each year have differed from income tax expense primarily due to the income tax treatment required in accounting for loan losses. A detail of the deferred tax assets and liabilities is included in Note 7 of the Notes to Consolidated Financial Statements set forth in this Proxy Statement-Prospectus.

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 109, entitled "Accounting for Income Taxes" which requires companies to change from the deferred method of accounting for income taxes to the liability method. Tampa adopted this statement effective January 1, 1993. There was no material impact on the company's financial condition or results of operations upon adoption of this statement.

OWNERSHIP OF TAMPA COMMON STOCK

 Principal Shareholders.

  The following table sets forth information as of October 31, 1994 with respect to the ownership of shares of Tampa stock owned by each person believed by management to be the beneficial owner of more than 5% of any class of Tampa's outstanding stock. Except as otherwise indicated, the persons shown in the table have sole voting and dispositive power with respect to the entire number of shares reported.

                                                      AMOUNT AND
                                                      NATURE OF
                                                      BENEFICIAL  PERCENT OF CLASS
NAME AND ADDRESS OF BENEFICIAL OWNER  TITLE OF CLASS OWNERSHIP(A)  OUTSTANDING(B)
- ------------------------------------  -------------- ------------ ----------------
G.R. Blanchard, Tampa, FL.........    Common Stock     74,810(c)       11.73%
A.G. Divers, Tampa, FL............    Common Stock     48,775(d)        7.34%
J.L. Ferman, Jr., Tampa, FL.......    Common Stock     75,579(e)       11.85%
The Bank of Tampa ESOP (the
 "ESOP")..........................    Common Stock     51,056(f)        8.00%
C.W. Sahlman, Tampa, FL...........    Common Stock     55,950(g)        8.77%

- --------

(a) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of a security for purposes of the Rule if he or she has or shares voting power or dispositive power with respect to such security or has the right to acquire such ownership within 60 days. As used herein, "voting power" is the power to vote or direct the voting of shares, and "dispositive power" is the power to dispose or direct the disposition of shares. Fractional amounts of shares have been rounded to the nearest whole number.

(b) For the purpose of computing the percentage of outstanding stock owned by each beneficial owner, any securities that are not outstanding, but that are subject to options, warrants, rights, or conversion privileges exercisable within 60 days of October 31, 1994, are deemed to be outstanding in determining the percentage owned by such person but are not deemed outstanding in determining the percentage owned by any other person. At October 31, 1994, 637,827 shares of Tampa Common Stock were outstanding (excluding shares of the common stock which could be acquired upon the exercise of options, warrants, rights or conversion privileges within 60 days of October 31, 1994).
(c) Includes 71,710 shares owned by WRB Enterprises, Inc., of which Mr. Blanchard is part-owner, and 1,000 shares owned by his spouse.

(d) Includes options for 26,670 shares which may be exercised within 60 days, 4,413 shares held in Mr. Divers' account in the ESOP and 900 shares owned by Mr. Divers' spouse.
(e) All shares are owned by Ferman Motor Car Co., Inc., of which Mr. Ferman is a principal shareholder.
(f) Participants in the ESOP may vote the shares allocated to their account but have no power of disposition regarding such shares. All shares held by the ESOP have been allocated to participants' accounts.
(g) Includes 1,050 shares owned by Mr. Sahlman's spouse.

 Security Ownership of Directors and Certain Executive Officers.

  The following table sets forth information as of October 31, 1994, with respect to the shares of Tampa Common Stock beneficially owned by each of Tampa's directors, five most highly compensated executive officers and by all directors and executive officers of Tampa as a group. Except as otherwise noted, each beneficial owner listed has sole investment and voting power with respect to the shares of common stock indicated.

                                    AMOUNT AND NATURE OF   PERCENT OF COMMON
   NAME OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP(A) STOCK OUTSTANDING
   ------------------------        ----------------------- -----------------
A.C. Anderson.....................           2,643(b)                *
E.R. Bourkard, Jr.................             573(c)                *
S.C. Bexley.......................          16,000(d)             2.51%
G.R. Blanchard....................          74,810(e)            11.73%
C.M. Davis, Jr....................           5,000                   *
A.G. Divers.......................          48,775(f)             7.34%
J.L. Ferman, Jr...................          75,579(g)            11.85%
James W. Gray, Jr.................           1,050                   *
P.W. Minford......................           5,062(h)                *
W.O. West.........................           1,100(i)                *
All directors and executive
 officers as a group
 (15 persons).....................         248,823               37.04%

- --------
 * The percentage of outstanding common stock is less than 1%.

(a) Excludes shares of common stock subject to outstanding stock options unless such options are exercisable within 60 days after October 31, 1994. Fractional amounts of shares have been rounded to the nearest whole number.


(b) Includes options for 1,400 shares which may be exercised within 60 days and 1,243 shares held in the ESOP.
(c) Includes 391 shares held in the ESOP.
(d) Includes 15,500 shares owned by a trust of which Mr. Bexley is trustee and 500 shares owned by a corporation of which he is president.
(e) Includes 71,710 shares owned by WRB Enterprises, Inc., of which Mr. Blanchard is a part-owner, and 1,000 shares owned by his spouse.

(f) Includes options for 26,670 shares that could be exercised within 60 days, 4,413 shares held in the ESOP and 900 shares owned by Mr. Divers' spouse.

(g) All shares are owned by Ferman Motor Car Co. Inc., of which he is a principal shareholder.

(h) Includes 1,861 shares held by the ESOP.

(i) Includes 1,000 shares owned by Mr. West's spouse and 100 shares held by the ESOP.

                      DESCRIPTION OF AMSOUTH CAPITAL STOCK

  The following summaries of certain provisions of the Restated Certificate of Incorporation, as amended (the "AmSouth Certificate") and Bylaws of AmSouth (the "AmSouth Bylaws"), and the AmSouth Rights Agreement (defined below) do not purport to be complete and are qualified in their entirety by reference to such instruments, each of which is incorporated by reference as an exhibit to the Registration Statement of which this Proxy Statement-Prospectus is a part. See "AVAILABLE INFORMATION."

GENERAL

  As provided in the AmSouth Certificate, AmSouth's authorized capital stock consists of 200,000,000 shares of AmSouth Common Stock and 2,000,000 shares of preferred stock, without par value (the "AmSouth Preferred Stock"). As of November 18, 1994, there were 58,010,949 shares of AmSouth Common Stock issued and outstanding and 1,500,000 shares of AmSouth Common Stock were held as treasury stock. The AmSouth Preferred Stock may be issued from time to time as a class without series, or if so determined by the AmSouth Board, either in whole or in part in one or more series. As of the Record Date, no shares of AmSouth Preferred Stock were issued and outstanding and none were held as treasury stock.

  The rights of AmSouth to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of AmSouth's shareholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that AmSouth itself may be a creditor of that subsidiary with recognized claims. Claims on AmSouth's subsidiaries by creditors other than AmSouth will include substantial obligations with respect to deposit liabilities and purchased funds. See also, "CERTAIN REGULATORY CONSIDERATIONS-- Payment of Dividends," "--Depositor Preference" and "--Support of Subsidiary Banks."

COMMON STOCK

  Dividends. Subject to the rights of holders of AmSouth Preferred Stock, if any, to receive certain dividends prior to the declaration of dividends on shares of AmSouth Common Stock, when and as dividends, payable in cash, stock or other property, are declared by the AmSouth Board, the holders of AmSouth Common Stock are entitled to share ratably in such dividends.

  Voting Rights. Each holder of AmSouth Common Stock has one vote for each share held on matters presented for consideration by the shareholders.

  Preemptive Rights. The holders of AmSouth Common Stock have no preemptive rights to acquire any additional shares of AmSouth.

  Issuance of Stock. The AmSouth Certificate authorizes the AmSouth Board to issue authorized shares of AmSouth Common Stock without shareholder approval. However, AmSouth Common Stock is listed on the NYSE, which requires shareholder approval of the issuance of additional shares of AmSouth Common Stock under certain circumstances.

  Liquidation Rights. In the event of the liquidation, dissolution or winding-up of AmSouth, whether voluntary or involuntary, the holders of AmSouth Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding AmSouth Preferred Stock.

PREFERRED STOCK

  AmSouth Preferred Stock may be issued from time to time as a class without series, or if so determined by the AmSouth Board, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of AmSouth Preferred Stock (or of the entire class of AmSouth Preferred Stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the AmSouth Board. AmSouth Preferred Stock will have a preference over AmSouth Common Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of AmSouth and such other preferences as may be fixed by the AmSouth Board.

AMSOUTH RIGHTS AGREEMENT

  Each share of AmSouth Common Stock has, and when issued each of the Merger Shares will have, attached to it one right (an "AmSouth Right") issued pursuant to a Stockholder Protection Rights Agreement (the "AmSouth Rights Agreement"). Each AmSouth Right entitles its registered holder to purchase one one-hundredth of a share of AmSouth Series A Preferred Stock, without par value, for $115.00 (the "Exercise Price"), subject to adjustment, after the close of business on the earlier of (i) the tenth day after commencement of a tender or exchange offer which, if consummated, would result in a person's becoming the beneficial owner of 15% or more of the outstanding shares of AmSouth Common Stock (an "Acquiring Person") and (ii) the tenth day after the first date (the "Flip-in Date") of public announcement that a person has become an Acquiring Person. In any case, the time described in the foregoing sentence is referred to as the "Separation Time."

  The AmSouth Rights will not be exercisable until the business day following the Separation Time. The AmSouth Rights will expire on the earlier of (i) the close of business on June 15, 1999 and (ii) the date on which the AmSouth Rights are redeemed as described below (the "Expiration Time"). The AmSouth Board may, at its option, at any time prior to the Flip-in Date, redeem all the AmSouth Rights at a price of $0.01 per right (the "Redemption Price").

  If a Flip-in Date shall occur, AmSouth shall ensure and provide that each AmSouth Right (other than AmSouth Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof or by any transferees, direct or indirect, of any of the foregoing, which AmSouth Rights shall become void) will constitute the right to purchase from AmSouth shares of AmSouth Common Stock having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price. In addition, the AmSouth Board may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of AmSouth Common Stock, elect to exchange the AmSouth Rights for shares of AmSouth Common Stock at an exchange ratio of one share of AmSouth Common Stock per AmSouth Right.

  AmSouth may not consolidate or merge, or engage in certain other transactions, with an Acquiring Person without entering into a supplemental agreement with the Acquiring Person providing that upon consummation or occurrence of the transaction each AmSouth Right shall thereafter constitute the right to purchase common stock of the Acquiring Person having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price.

  The AmSouth Rights will not prevent a takeover of AmSouth. The AmSouth Rights, however, may have certain anti-takeover effects. The AmSouth Rights may cause substantial dilution to a person or group that acquires 15% or more of the outstanding AmSouth Common Stock unless the AmSouth Rights are first redeemed by the AmSouth Board.

CHANGES IN CONTROL

  Certain provisions of the AmSouth Certificate and AmSouth Bylaws may have the effect of preventing, discouraging or delaying any change in control of AmSouth. For a discussion of the AmSouth Rights

Agreement and its effect on potential takeovers, see "AmSouth Rights Agreement." The authority of the AmSouth Board to issue AmSouth Preferred Stock with such rights and privileges, including voting rights, as it may deem appropriate may enable the AmSouth Board to prevent a change in control despite a shift in ownership of the AmSouth Common Stock. See "General" and "Preferred Stock." In addition, the AmSouth Board's power to issue additional shares of AmSouth Common Stock may help delay or deter a change in control by increasing the number of shares needed to gain control. See "Common Stock." The following provisions also may deter any change in control of AmSouth.

  Classification of Board of Directors. The AmSouth Board is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of AmSouth are elected at each annual meeting of the shareholders of AmSouth. Classification of the AmSouth Board has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the AmSouth Board and thereby could impede a change in control of AmSouth.

  Removal of Directors. The AmSouth Certificate provides that a director of AmSouth may be removed only for cause by the affirmative vote of the holders of 80% of the shares of AmSouth Common Stock then entitled to vote at an election of directors.

  Written Consent. As permitted by Delaware law, the AmSouth Certificate prohibits AmSouth shareholders from taking any action that either is required to be taken or may be taken at an annual or special meeting without such a meeting, whether by written consent or otherwise.

  Business Combinations. The AmSouth Certificate provides that any "Business Combination" involving AmSouth and (i) any person that beneficially owns more than 10% of the AmSouth Common Stock, (ii) any affiliate of AmSouth which beneficially owned more than 10% of the AmSouth Common Stock during the prior two years or (iii) any transferee of any shares of AmSouth Common Stock that were beneficially owned by an "Interested Stockholder" during the prior two years (any of the foregoing being defined for the purpose of this paragraph as an "Interested Stockholder") must be approved by (i) the holders of not less than 80% of the outstanding shares of AmSouth's voting stock and (ii) the holders of not less than 67% of such voting stock held by stockholders other than the Interested Stockholder. These special voting requirements do not apply, however, if either (i) a majority of the Continuing Directors (as defined) of AmSouth has approved the Business Combination or the Interested Stockholder becoming such or (ii) the terms of the proposed Business Combination satisfy certain minimum price and other standards. For purposes of these provisions, a "Business Combination" is defined to include (i) any merger or other corporate reorganization of AmSouth with or into an Interested Stockholder, (ii) the disposition by AmSouth of a Substantial Part (as defined) of its assets to an Interested Stockholder, (iii) any merger or other corporate reorganization of an Interested Stockholder with or into AmSouth, (iv) the acquisition by AmSouth of a Substantial Part (as defined) of the assets of an Interested Stockholder, (v) the issuance by AmSouth of any of its securities to an Interested Stockholder, (vi) any recapitalization that would increase the voting power of an Interested Stockholder, (vii) the adoption of any plan for the liquidation or dissolution of AmSouth proposed by or on behalf of an Interested Stockholder and (viii) any agreement providing for any of the transactions described above. This provision is intended to deter an acquiring party from utilizing two-tier pricing and similar coercive tactics in an attempt to acquire control of AmSouth. However, it is not intended to, and will not, prevent or deter all tender offers for shares of AmSouth.

  Amendment of AmSouth Certificate. The provisions of the AmSouth Certificate relating to the structure of the AmSouth Board may not be amended, altered or repealed without the affirmative vote of 80% of the outstanding voting stock of AmSouth. The Business Combination provision of the AmSouth Certificate may not be amended, altered or repealed except by the supermajority vote required to approve a Business Combination. The provision of the AmSouth Certificate dealing with written consent in lieu of shareholders' meetings may not be amended, altered or repealed without the affirmative vote of the holders of 67% of the outstanding voting stock.

  Delaware Business Combination Statute. Subject to certain exceptions, the Delaware General Corporation Law (the "Delaware GCL") prohibits AmSouth from entering into certain "business combinations" (as defined) involving persons beneficially owning 15% or more of the outstanding AmSouth Common Stock (or any person who is an affiliate of AmSouth and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an "Interested Stockholder"), unless the AmSouth Board has approved either (i) the business combination or (ii) prior to the stock acquisition by which such person's beneficial ownership interest reached 15% (the "Stock Acquisition"), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, the Delaware GCL allows AmSouth to enter into a business combination with an Interested Stockholder if (i) the business combination is approved by the AmSouth Board and authorized by an affirmative vote of at least 66 2/3% of the outstanding voting stock of AmSouth which is not owned by the Interested Stockholder or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, such stockholder owned at least 85% of the outstanding stock of AmSouth (excluding AmSouth stock held by officers and directors of AmSouth or by certain AmSouth stock plans).

  Control Acquisitions. The Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as AmSouth, would, under the circumstances set forth in the presumption, constitute the acquisition of control.

  In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding shares of AmSouth Common Stock, or otherwise obtaining control over AmSouth.

  Changes in control of AmSouth are also subject to certain statutory notice and approval requirements under the laws of the states in which certain of the Subsidiary Banks are located.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS

  At the Effective Date, as a consequence of the Merger, shareholders of Tampa, whose rights are governed by Tampa's Articles of Incorporation (the "Tampa Articles") and bylaws (the "Tampa Bylaws") and by the Florida Business Corporation Act (the "FBCA") will become shareholders of AmSouth, and their rights as shareholders of AmSouth will be determined by the Delaware GCL, the AmSouth Certificate and the AmSouth Bylaws. The following is a summary of certain material differences in the rights of shareholders of AmSouth and Tampa. THE SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF, AND IS QUALIFIED IN THE ENTIRETY BY REFERENCE TO, THE GOVERNING LAWS, THE AMSOUTH CERTIFICATE, THE AMSOUTH BYLAWS, THE TAMPA ARTICLES AND THE TAMPA BYLAWS.

REMOVAL OF DIRECTORS

  Tampa. The Tampa Bylaws provide that any director may be removed, with or without cause, by the vote of the holders of two-thirds of the issued and outstanding shares of Tampa.

  AmSouth. The AmSouth Certificate, as allowed by the Delaware GCL, provides that a director may be removed from office, but only for cause and by the affirmative vote of the holders of at least 80% of the voting shares then entitled to vote at an election of directors, voting together as a single class.

VACANCIES ON THE BOARD OF DIRECTORS

  AmSouth. The AmSouth Certificate provides that, subject to the rights of the holders of any AmSouth preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancy on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office who have been elected by a majority of the holders of AmSouth capital stock entitled to vote generally for the election of directors, even though less than a quorum. The AmSouth Certificate provides that any directors so elected will serve for the remainder of the full term of the class in which the new directorship was created or the vacancy occurred.

  Tampa. The Tampa Bylaws provide that any vacancy occurring on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, even if the number of remaining directors does not constitute a quorum of the Board of Directors. A director elected to fill a vacancy holds office until the expiration of the term for which he was elected.

AMENDMENTS TO THE CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

  AmSouth. Under the Delaware GCL, a corporation's certificate of incorporation can be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, after the Board of Directors adopts a resolution proposing such amendment unless the certificate requires the vote of a larger portion of the stock. The AmSouth Certificate requires supermajority shareholder approval to amend or repeal any provision of, or adopt any provision inconsistent with, certain provisions in the AmSouth Certificate governing (i) business combinations between AmSouth and an interested shareholder, (ii) shareholder meetings and (iii) the structure of the AmSouth Board. See "DESCRIPTION OF AMSOUTH CAPITAL STOCK--Changes in Control." As is permitted by the Delaware GCL, the AmSouth Certificate gives its Board of Directors the power to adopt, amend or repeal the AmSouth Bylaws. The AmSouth shareholders entitled to vote have concurrent power to adopt, amend or repeal the AmSouth Bylaws.

  Tampa. The Tampa Articles provide that the Board of Directors is authorized to adopt bylaws provided that they are not contrary to the laws of Florida. The Tampa Bylaws provide that the bylaws may be repealed or amended, and new bylaws may be adopted, by either the Board of Directors or the shareholders, but the Board of Directors may not amend or repeal any bylaws adopted by the shareholders if the shareholders specifically provide that such bylaws are not subject to amendment or repeal by the Directors. Amendment by either the Board of Directors or the shareholders requires an affirmative vote of two-thirds of the total of the outstanding shares in the event of a vote of the shareholders and two-thirds of the membership of the Board of Directors.

  The Tampa Articles provide that they may be amended "in the manner provided by law." They further provide that every amendment must be approved by the Board of Directors and approved at a stockholders' meeting by a majority (or such greater number as specified in the bylaws) of the shares of stock entitled to vote thereon, unless all of the directors and stockholders sign a written statement manifesting their intention to amend the articles. No greater vote is specified in the Tampa Bylaws.

AUTHORIZED CAPITAL STOCK

  AmSouth. The AmSouth Certificate authorizes the issuance of up to 200,000,000 shares of AmSouth Common Stock, of which 58,010,949 shares were issued and outstanding and 1,500,000 shares of AmSouth

Common Stock were held as treasury shares as of November 18, 1994, and up to 2,000,000 shares of AmSouth Preferred Stock, of which no shares were issued and outstanding as of November 18, 1994. The AmSouth Preferred Stock is issuable in series, each series having such rights and preferences as the AmSouth Board may fix and determine by resolution.

  Tampa. The Tampa Articles authorize the issuance of up to 1,000,000 shares of Tampa Common Stock, of which 637,827 shares were issued and outstanding as of the Record Date. No other class of capital stock is authorized.

CHANGES IN CONTROL

  AmSouth. As a Delaware corporation, AmSouth is subject to the business combination statute described under the heading "DESCRIPTION OF AMSOUTH CAPITAL STOCK--Changes in Control--Delaware Business Combination Statute." As a bank holding company, acquisitions of control of AmSouth are also subject to the Change in Bank Control Act of 1978 and the BHCA as described under the heading "DESCRIPTION OF AMSOUTH CAPITAL STOCK--Changes in Control--Control Acquisitions." The AmSouth Articles also contain provisions regarding shareholder approval of business combinations under certain circumstances, as described under the heading "DESCRIPTION OF AMSOUTH CAPITAL STOCK--Changes in Control--Business Combinations."

  Tampa. The Tampa Bylaws require the approval by affirmative vote of the holders of two-thirds of the issued and outstanding shares of Tampa as a condition for a sale, merger, consolidation or other act which would cause a change in control of ownership of Tampa.

  The FBCA regulates the voting of shares of certain Florida corporations by persons who acquire a large block of stock in those corporations. The FBCA restricts the voting rights of a person who acquires "control shares" in an "issuing public corporation." The Delaware GCL does not contain a similar "control share" provision. "Control shares" are defined under the FBCA as those shares that, when added to all other shares of the issuing public corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person to exercise the voting power of the corporation in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power. An "issuing public corporation" is a corporation that has (i) 100 or more shareholders; (ii) its principal place of business, its principal office or substantial assets within Florida; and (iii) either (a) more than 10% of its shareholders resident in Florida, (b) more than 10% of its shares owned by Florida residents or (c) 1,000 shareholders resident in Florida.

  If a control share acquisition has been made, the control shares only have voting rights to the extent granted by resolution approved by the holders of a majority of shares other than those held by the interested shareholder and by members of the corporation's management. The interested shareholder has the right to request a shareholders' meeting to determine his voting rights within 50 days of the date the interested shareholder gives notice of his control share acquisition to the corporation. The notice must contain certain information concerning the interested shareholder and the acquisition of his shares. The interested shareholder must pay the expenses of the shareholders' meeting. If no notice is filed with the corporation within 60 days of the date of the control share acquisition, the corporation has the right to redeem the control shares. In addition, the control shares are still subject to redemption even after the notice has been filed, if the other shareholders do not accord the control shares voting rights.

  If an interested shareholder acquires a majority of the outstanding shares of the corporation and is granted voting rights pursuant to the procedure outlined above, the other shareholders of the corporation have dissenters' rights to require the corporation to purchase their shares for a "fair value." The term "fair value" is defined as a value not less than the highest price paid per share by the acquiring person in the control share acquisition.

  The FBCA contains several provisions by which acquisitions approved by a corporation's board of directors may be structured to avoid these provisions. For example, the corporation can elect not to be subject to these provisions by adopting an amendment to its articles of incorporation or bylaws expressly stating that such provisions shall not apply to the corporation. In addition, such provisions will not apply to an acquisition if the corporation executes a merger agreement with the interested shareholder.

  As a bank holding company, an acquisition of control of Tampa is also subject to the Change in Bank Control Act of 1978 and the BHCA, as described under the heading "DESCRIPTION OF AMSOUTH CAPITAL STOCK--Changes in Control--Control Acquisitions."

SHAREHOLDER RIGHTS PLAN

  AmSouth. As described above (see "DESCRIPTION OF AMSOUTH CAPITAL STOCK-- AmSouth Rights Agreement"), AmSouth adopted the AmSouth Rights Agreement in 1989. When issued upon consummation of the Merger, the Merger Shares will have attached AmSouth Rights.

  Tampa. The Tampa Board has not adopted a shareholder rights plan.

CUMULATIVE VOTING

  Tampa. Pursuant to the Tampa Bylaws each shareholder is entitled to one vote for each share of Tampa Common Stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

  AmSouth. Pursuant to the AmSouth Bylaws each shareholder is entitled to one vote for each share of AmSouth Common Stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

PREEMPTIVE RIGHTS

  Tampa. The holders of Tampa Common Stock have no preemptive rights to acquire any additional shares of Tampa Common Stock or any other shares of Tampa Capital Stock.

  AmSouth. The holders of AmSouth Common Stock have no preemptive rights to acquire any additional shares of AmSouth Common Stock or any other shares of AmSouth Capital Stock.

PROXY REQUIREMENTS

  AmSouth. Under the Delaware GCL, proxies are valid for up to three years unless otherwise specified therein. Under the Delaware GCL, a proxy is irrevocable if it specifically states that it is irrevocable and if it is also coupled with an interest sufficient in law to support that power.

  Tampa. Under the FBCA, proxies are valid for up to eleven months unless a longer period is specified therein. In addition, the FBCA specifies that a proxy is irrevocable if the appointment form conspicuously states that it is irrevocable, and it is coupled with an interest sufficient in law to support that power.

DERIVATIVE ACTIONS

  AmSouth. The Delaware GCL permits shareholders to bring derivative actions on behalf of AmSouth.

  Tampa. The FBCA permits shareholders to bring derivative actions on behalf of Tampa. Under the FBCA, however, a shareholder must obtain court approval if he wishes to settle or discontinue a derivative action. If the court finds that the derivative action was without reasonable cause, the court may require the plaintiff to pay the defendant's reasonable expenses, including attorneys' fees.

AFFILIATED TRANSACTIONS

  AmSouth. As a Delaware corporation, AmSouth is subject to the business combination statute described under the heading "DESCRIPTION OF AMSOUTH CAPITAL STOCK--Changes in Control--Delaware Business Combination Statute."

  Tampa. The FBCA requires that any affiliated transaction, which term includes a merger, sale of significant assets of the corporation and similar extraordinary corporate transactions, between the corporation and an interested shareholder (generally defined as any person who is the beneficial owner of more than 10% of the outstanding voting shares of the corporation) be approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation other than the shares beneficially owned by the interested shareholder. The voting requirements of the FBCA will not apply, however, to an affiliated transaction if: (a) the affiliated transaction has been approved by a majority of the corporation's disinterested directors; (b) the corporation has not had more than 300 shareholders at any time during the preceding three years; (c) the interested shareholder has been the beneficial owner of at least 80 percent of the corporation's outstanding voting shares for at least five years; (d) the interested shareholder is the beneficial owner of at least 90 percent of the outstanding voting shares of the corporation; or (e) certain fair price requirements have been met.

DIRECTORS' LIABILITY

  AmSouth. The AmSouth Certificate, as allowed by Delaware law, provides that a director of AmSouth will have no personal liability to AmSouth or its shareholders for any monetary damages for breach of his or her fiduciary duty as a director except for (a) any breach of the director's duty of loyalty to the corporation or its shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of laws, (c) the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (d) any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to AmSouth and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

  Tampa. The FBCA requires that a director of a Florida corporation, such as Tampa, will have no personal liability to Tampa or any other person for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breaches or fails to perform his or her duties as a director and the breach or failure constitutes:
(a) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful; (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly;
(c) an assent to an unlawful declaration of dividends or distribution of Tampa's assets, or any unlawful purchase of Tampa's own shares; (d) in an action by or in the right of Tampa or a shareholder, conscious disregard for the best interest of Tampa or willful misconduct; or (e) in an action by any person other than Tampa or its shareholders, recklessness, or an act or omission committed in bad faith, or with malicious purpose, or in a manner exhibiting wanton and willful disregard of human rights, safety or property. These provisions would absolve directors of personal liability for negligence in the performance of their duties, including gross negligence, and would further absolve directors of personal liability for breaches of the traditional "duty of loyalty" unless one of the five factors set forth above was found to be present. The provisions of the FBCA are self-implementing in that a corporation need not take any action to avail its directors of these protections.

INDEMNIFICATION

  Tampa. The Tampa Bylaws provide that each Director and each officer of Tampa (including in their capacities as Directors and officers of Tampa's subsidiaries), in consideration of his services as such shall be indemnified by Tampa against all costs and expenses, including amounts paid in settlement (other than payments to Tampa itself), reasonably incurred by him in connection with any action, suit, or proceeding, civil or criminal, to which he may be a party (or threatened to be made a party) by reason of any action taken or omitted to be taken by him in his capacity as such Director or officer, to the fullest extent allowed by law.

  Expenses incurred by a Director or officer in defending a civil or criminal action, suit or proceeding may be paid by Tampa in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific cause upon receipt of an undertaking by or on behalf of the Director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by Tampa. Such expenses incurred by other employees and agents may be paid upon such terms and conditions, if any, as the Tampa Board deems appropriate.

  The FBCA establishes the scope of indemnification that a Florida corporation such as Tampa may provide for officers, directors, employees and agents of such corporation. A Florida corporation is permitted to indemnify any person who may be a party to any third party action if the person is or was a director, officer, employee or agent of the corporation and acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, to be indemnified, the person must have had no reasonable cause to believe the conduct was unlawful. A Florida corporation also may advance indemnification expenses so long as indemnification is permitted under the circumstances.

  A Florida corporation is also permitted to indemnify any person who may be a party to a derivative action if the person is or was a director, officer, employee or agent of the corporation and acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. However, no indemnification may be made for any claim, issue or matter for which the person was found to be liable unless a court determines that, despite adjudication of liability but in view of all circumstances of the case, the person was fairly and reasonably entitled to indemnity.

  Any indemnification made under the circumstances described above, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met these standards of conduct. This determination is to be made by (i) a majority vote of a quorum consisting of the disinterested directors of the board of directors, (ii) a duly designated committee of the board of directors, (iii) independent legal counsel or (iv) a majority vote of a quorum of the disinterested shareholders, or, if no such quorum is obtainable, by a majority vote of disinterested shareholders.

  It is mandatory for a Florida corporation to indemnify a director, officer, employee or agent against expenses actually and reasonably incurred, provided the person has been successful in defense of any proceeding referred to in the above discussion of permissive indemnifications.

  A Florida corporation may to a certain extent deviate from the indemnification procedures under the FBCA through a bylaw, agreement or vote of shareholders or disinterested directors. Indemnification, however, may not be made to or on behalf of any director, officer, employee or agent whose actions or omissions were found to be material to the cause of action adjudicated and whose actions or omissions constituted: (1) a violation of criminal law, unless the person believed the conduct was lawful or had no reasonable cause to believe it was unlawful; (2) a transaction in which the person derived an improper benefit; (3) willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder; or (4) in the case of a director, an assent to an unlawful declaration of dividends.

  AmSouth. Section 145 of the Delaware GCL contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Under the Delaware GCL, other than an action brought by or in the right of AmSouth, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of AmSouth and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of AmSouth, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of AmSouth and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to AmSouth unless and only to the extent that the Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. AmSouth's Certificate provides for indemnification of the directors and officers of AmSouth against liability to the extent provided by Delaware law.

SPECIAL MEETINGS OF SHAREHOLDERS; ACTION WITHOUT A MEETING

  Tampa. The Tampa Bylaws authorize the President of Tampa, the Tampa Board or holders of at least 40% of the shares entitled to vote to call a special meeting of shareholders at any time. Pursuant to the FBCA, any action required to be taken at any special or annual meeting may be taken without such meeting and without action by the Tampa Board if all of the shareholders entitled to vote on the action consent to taking such action without a meeting. The affirmative vote of the number of shares that would be necessary to authorize or take such action at a meeting constitutes an act of the shareholders.

  AmSouth. Under the AmSouth Certificate and Bylaws, a special meeting of AmSouth's shareholders may only be called by the AmSouth Board, the Chief Executive Officer of AmSouth or the holders of a majority of the outstanding AmSouth Common Stock entitled to be voted for directors. Under the AmSouth Certificate and Bylaws, no action required to be taken or which may be taken at any annual or special meeting of AmSouth shareholders may be taken without such a meeting.

RIGHTS OF DISSENTING SHAREHOLDERS

  Tampa. Under Florida law, a shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of, among other things,
(i) consummation of a plan of merger to which the corporation is a party, if either (a) shareholder approval is required and the shareholder is entitled to vote on the merger or (b) the corporation is a subsidiary that is owned 80% by and is merged into its parent; (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of substantially all of the property of the corporation other than in the usual and regular course of the business if shareholder approval is required; (iv) an amendment to the charter that materially and adversely affects the rights in respect of the dissenter's shares in specified ways; or (v) any corporate action pursuant to a shareholder vote to the extent that the charter, bylaws or board resolutions provide that dissenters' rights shall apply. No holder of any shares of any class or series is entitled to dissent, however, if such shares are either listed on a national securities exchange or are held of record by more than 2,000 shareholders. Tampa shares are not held of record by more than 2,000 shareholders and are not registered on a national securities exchange, and, therefore, holders of Tampa Common Stock will have certain dissenters' rights as a result of the Merger. See "DISSENTERS' RIGHTS."

  AmSouth. Under the Delaware GCL, a shareholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair market value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of his shares in cash in lieu of the consideration he otherwise would have received in the transaction. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. Appraisal rights are not available, however, to shareholders of a corporation (i) unless otherwise provided in such corporation's certificate of incorporation (which the AmSouth Certificate does not so provide), if the shares are listed on a national securities exchange (as is AmSouth Common Stock) or quoted on the NASDAQ National Market System, or held of record by more than 2,000 shareholders (as is AmSouth Common Stock), and shareholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 shareholders, (c) cash in lieu of fractional shares of such stock or (d) any combination thereof or (ii) in a merger if such corporation is the surviving corporation and no vote of its shareholders is required.

DIVIDENDS

  Tampa. The FBCA provides that, subject to restrictions in a corporation's charter, the corporation may declare and pay a dividend to its shareholders unless the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, in the case of dissolution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the dividend. Substantially all of the funds available for the payment of dividends by Tampa are derived from the Bank. There are various statutory limitations on the ability of the Bank to pay dividends to Tampa.

  AmSouth. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by AmSouth are derived from its Subsidiary Banks. There are various statutory limitations on the ability of AmSouth's Subsidiary Banks to pay dividends to AmSouth. See "CERTAIN REGULATORY MATTERS."

                               DISSENTERS' RIGHTS

  Under Section 607.1320 of the FBCA, Tampa shareholders have certain dissenters' or appraisal rights. Specifically, a shareholder may dissent from the Merger and elect to have the "fair value" of his shares (exclusive of any appreciation or depreciation in value arising from the expectation of the Merger) judicially determined and paid in cash, provided the shareholder complies with the provisions of the FBCA. The following is only a summary of the statutory procedures to be followed by a Tampa shareholder in order to dissent from the Merger and perfect dissenters' rights under the FBCA. Shareholders are encouraged to read Section 607.1320 and certain other provisions of the FBCA attached as Appendix C, and consult their individual advisors.

  Any Tampa shareholder who elects to exercise his right to dissent from the Merger and demand appraisal of the "fair value" of his shares must satisfy each of the following conditions: Before the shareholder vote on the proposed Merger, a shareholder who wishes to assert his right to dissent must deliver to Tampa written notice of intent to demand payment of his shares ("Notice of Intent"). The Notice of Intent must be in addition to and separate from any proxy or vote against the Merger. The dissenting shareholder must either vote against the Merger or abstain from voting. A vote in favor of the Merger, either by proxy or in person, will nullify any previously filed Notice of Intent. Within ten days of the shareholder vote, every shareholder who filed a Notice of Intent and who did not vote in favor of the Merger will receive written notice of the approval of the Merger. Within 20 days after receiving this notice, a dissenting shareholder must file with Tampa a notice of election to dissent ("Notice of Dissent"). This Notice of Dissent must state the shareholder's name and address, the number, classes and series of shares as to which he dissents and a demand for payment for the fair value of his shares. The dissenting shareholder who files a Notice of Dissent must simultaneously surrender to Tampa the certificates for any certificated shares as to which he dissents. The transfer of any uncertificated shares may be restricted as of the date the shareholder files his Notice of Dissent.

If a dissenting shareholder fails to comply with any of these conditions and the Merger becomes effective, he may be required to accept shares of AmSouth Common Stock in accordance with the formula provided in the Merger Agreement.

  Any Notice of Intent or Notice of Dissent should be addressed to The Tampa Banking Company, P.O. Box One, Tampa, Florida 33601, Attention: Barbara A. Diamond, Secretary, and should be executed by, or on behalf of, the holder of record. The Notice of Intent and the Notice of Dissent must reasonably inform Tampa of the identity of the shareholder and that such shareholder is thereby objecting to the Merger and electing to receive the fair cash value of his shares. Once a shareholder who has dissenters' rights files a Notice of Dissent and otherwise complies with the procedures outlined above, he is entitled to payment of the fair cash value of his shares, and is no longer entitled to vote or exercise other rights as a Tampa shareholder.

  The right of a dissenting shareholder to be paid fair value terminates, and his status as a shareholder is restored without prejudice to any corporate proceedings that may have taken place in the interim, if (a) the demand for payment is withdrawn (which may occur at any time before an offer is made by Tampa to pay for the dissenting shareholder's shares); (b) the Merger is abandoned or the shareholders by a later vote revoke their approval of the Merger; (c) no demand or petition for the determination of fair value by a court has been made or filed within the time period contemplated by the FBCA; or (d) a court of competent jurisdiction determines that the shareholder is not entitled to dissenter's rights.

  Tampa must make a written offer to pay fair value to all dissenting shareholders who have made a proper demand for payment. This written offer must be made within ten days after expiration of the 20-day period in which Tampa shareholders may file their Notices of Dissent, or within ten days after the Effective Date of the Merger, whichever is later (but in no case later than 90 days from the shareholders' vote approving the Merger). The written offer shall reflect Tampa's estimate of the fair value for such shares. Tampa's offer must be accompanied by a balance sheet and a profit and loss statement. If within 30 days after Tampa's offer, the offer is accepted by the dissenting shareholder or the fair value of the dissenting shareholder's shares is otherwise agreed upon between the dissenting shareholder and Tampa, payment for the shares must be made within 90 days after the consummation of the Merger.

  Under Florida law, AmSouth assumes the duty to make prompt payment of fair value to dissenting shareholders after the Merger becomes effective. After the shareholder receives payment by AmSouth of the agreed value, he will cease to have any interest in the Tampa shares. If the fair value of the dissenting shareholder's shares is not agreed upon by the dissenting shareholder, then a judicial determination of the fair value may be required. As the surviving corporation, AmSouth may file an action requesting judicial determination of the fair value of Tampa shares held by dissenting shareholders. Filing must occur within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the Effective Date of the Merger. In the absence of a written demand by a shareholder, AmSouth may, at its election, file an action anytime within such period of 60 days. If AmSouth fails to institute such an action, dissenting Tampa shareholders may do so in Tampa's name. All dissenting Tampa shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares. A copy of the initial pleading must be served on each dissenting shareholder.

  Within ten days of judicial determination of the fair value after the Effective Date, AmSouth would be required to pay each dissenting shareholder the fair value as determined by the court. The judgment may include a fair rate of interest at the discretion of, and determined by, the court. Upon payment of the judgment, the dissenting shareholder will cease to have any interest in the shares.

  The expenses of any such proceeding will be determined by the court and be assessed against the surviving corporate entity, AmSouth, but all or any part of such expenses may be apportioned and assessed as the court may deem equitable against any or all dissenting shareholders who are parties to the proceeding to whom Tampa shall have made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious or not in good faith. Such expenses shall include reasonable compensation for and reasonable expenses of, appraisers appointed by the court, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount Tampa offered to pay therefor or if no offer was made, the court may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

                        VALIDITY OF AMSOUTH COMMON STOCK

  The validity of the Merger Shares (and the related AmSouth Rights) will be passed upon by Carl L. Gorday, Counsel of AmSouth. Mr. Gorday owns less than 1/100 of one percent of the outstanding shares of AmSouth Common Stock.

                                    EXPERTS

  The consolidated balance sheets of Tampa included in this Proxy Statement-Prospectus, at December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1993, have been so included in reliance on the report of Dwight, Darby & Company, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of AmSouth Bancorporation appearing in AmSouth's Annual Report (Form 10-K) for the fiscal year ended December 31, 1993, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  With respect to the unaudited consolidated interim financial information for the three month periods ended March 31, 1994 and March 31, 1993, the six month periods ended June 30, 1994 and June 30, 1993 and the nine month periods ended September 30, 1994 and September 30, 1993, incorporated by reference in this Proxy Statement-Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in AmSouth's Quarterly Reports on Forms 10-Q for the quarters ended March 31, 1994, June 30, 1994, and September 30, 1994, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their reports on the unaudited interim financial information because the reports are not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

                             SHAREHOLDER PROPOSALS

  If the Merger is not consummated, pursuant to Rule 14a-8 under the Exchange Act, Tampa shareholders wishing to present proper proposals for consideration at the next annual meeting of its shareholders must have submitted their proposals to Tampa by no later than November 28, 1994, and must have otherwise complied with the requirements of Rule 14a-8.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                                                                          PAGE
                                                                         NUMBER
                                                                         ------
Financial Statements
  Report of Independent Accountants.....................................   F-2
  Consolidated Balance Sheets--December 31, 1993 and 1992...............   F-3
  Consolidated Statements of Income--For the Years Ended December 31,
   1993, 1992 and 1991..................................................   F-4
  Consolidated Statements of Changes in Stockholders' Equity--For the
   Years Ended December 31, 1993, 1992 and 1991.........................   F-5
  Consolidated Statements of Cash Flows--For the Years Ended
   December 31, 1993, 1992 and 1991.....................................   F-6
  Notes to Consolidated Financial Statements--For the Years Ended Decem-
   ber 31, 1993, 1992 and 1991..........................................   F-7
  Management's Statement Regarding Interim Consolidated Financial State-
   ments................................................................  F-18
  Consolidated Balance Sheet--September 30, 1994........................  F-19
  Consolidated Statements of Income--For the Nine Months Ended September
   30, 1994
   and 1993.............................................................  F-20
  Consolidated Statements of Cash Flows--For the Nine Months Ended
   September 30, 1994 and 1993..........................................  F-21
  Notes to Consolidated Financial Statements--For the Nine Months Ended
   September 30, 1994 and 1993..........................................  F-22

                          INDEPENDENT AUDITORS' REPORT

                                                   January 27, 1994, except for
                                                     Note 14, as to which the
                                                     date is February 14, 1994
                                                     and Notes 15, 16, and 17
                                                     as to which the date is
                                                     June 6, 1994

Board of Directors
The Tampa Banking Company
 and Subsidiary
Tampa, Florida

  We have audited the accompanying consolidated balance sheets of The Tampa Banking Company and its subsidiary, The Bank of Tampa, as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Tampa Banking Company and its subsidiary as of December 31, 1993 and 1992, the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

                                          Dwight, Darby & Company
                                          Certified Public Accountants

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1993 AND 1992

                                                          DECEMBER 31,
                                                    --------------------------
                                                        1993          1992
                                                    ------------  ------------
                      ASSETS
Cash and due from banks............................ $ 14,354,849  $ 14,067,076
Investment securities--approximate market value of
 $56,761,526 and $52,662,521, respectively (Note
 2)................................................   56,065,272    51,825,495
Federal funds sold.................................   11,118,278     6,225,000
Loans (Note 3).....................................  122,076,712   123,828,291
  Less--Unearned discount..........................       (3,058)      (19,132)
     Allowance for loan losses.....................   (2,271,874)   (2,201,503)
                                                    ------------  ------------
      Net loans....................................  119,801,780   121,607,656
                                                    ------------  ------------
Bank premises and equipment, net (Note 4)..........    4,265,352     4,091,384
Accrued interest receivable........................    1,200,889     1,453,478
Other assets.......................................    4,356,619     4,031,706
                                                    ------------  ------------
                                                       9,822,860     9,576,568
                                                    ------------  ------------
                                                    $211,163,039  $203,301,795
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Demand deposits.................................. $ 53,332,734  $ 54,095,548
  NOW accounts.....................................   34,239,288    29,680,726
  Money market accounts............................   58,521,257    56,225,664
  Savings deposits.................................   15,635,786    15,156,621
  Time deposits ($100,000 and over)................   11,261,671    13,935,472
  Time deposits (under $100,000)...................   23,053,750    20,619,350
                                                    ------------  ------------
    Total deposits.................................  196,044,486   189,713,381
  Note payable (Note 5)............................    1,980,000     2,000,000
  Accrued expenses and other liabilities...........      413,136       997,446
                                                    ------------  ------------
    Total liabilities..............................  198,437,622   192,710,827
                                                    ------------  ------------
STOCKHOLDERS' EQUITY
  Common stock $.10 par value, 1,000,000 shares au-
   thorized; issued and outstanding 626,015 and
   601,885 shares..................................       62,602        60,189
  Capital surplus..................................    7,307,641     6,751,746
  Retained earnings................................    5,355,174     3,779,033
                                                    ------------  ------------
    Total stockholders' equity.....................   12,725,417    10,590,968
                                                    ------------  ------------
 COMMITMENTS AND CONTINGENT LIABILITIES (Note 11)
                                                    $211,163,039  $203,301,795
                                                    ============  ============

                 See Notes to Consolidated Financial Statements

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                        YEAR ENDED
                                                       DECEMBER 31,
                                            -----------------------------------
                                               1993        1992        1991
                                            ----------- ----------- -----------
INTEREST INCOME
  Interest and fees on loans............... $10,130,184 $10,011,040 $10,973,069
  Other interest--
    U.S. Treasury securities...............   1,939,703   2,004,639   2,019,781
    U.S. Government agency securities......     816,131   1,103,711   1,090,708
    Federal funds sold and securities
     purchased under reverse repurchase
     agreement.............................     217,981     168,835     214,767
    Interest on other securities...........     119,431         --      100,297
    Municipal securities...................         --       10,324     210,407
                                            ----------- ----------- -----------
                                             13,223,430  13,298,549  14,609,029
                                            ----------- ----------- -----------
INTEREST EXPENSE
  Deposits.................................   3,539,733   4,355,820   7,041,994
  Other....................................     138,239     162,159     204,187
  Federal funds purchased and securities
   sold under repurchase agreements........         --          438       6,878
                                            ----------- ----------- -----------
                                              3,677,972   4,518,417   7,253,059
                                            ----------- ----------- -----------
NET INTEREST INCOME........................   9,545,458   8,780,132   7,355,970
PROVISION FOR LOAN LOSSES (Note 3).........   1,044,000   1,180,000   2,250,000
                                            ----------- ----------- -----------
NET INTEREST INCOME AFTER LOAN LOSS PROVI-
 SION......................................   8,501,458   7,600,132   5,105,970
                                            ----------- ----------- -----------
OTHER INCOME
  Service charges on deposit accounts......     922,920     792,135     711,269
  Other operating income...................     730,888     472,243     464,277
  Security gains...........................     263,635      19,940   1,221,672
                                            ----------- ----------- -----------
                                              1,917,443   1,284,318   2,397,218
                                            ----------- ----------- -----------
OTHER EXPENSES
  Salaries and wages.......................   2,807,282   2,439,632   2,346,935
  Employee benefits........................     775,027     799,263     642,659
  Occupancy expense........................     799,363     777,456     755,923
  Furniture and equipment expense..........     582,419     589,378     681,908
  Other expenses...........................   3,020,811   2,418,381   2,307,191
                                            ----------- ----------- -----------
                                              7,984,902   7,024,110   6,734,616
                                            ----------- ----------- -----------
INCOME BEFORE PROVISION FOR INCOME TAXES...   2,433,999   1,860,340     768,572
PROVISION FOR INCOME TAXES (Note 7)........     857,858     663,932     191,530
                                            ----------- ----------- -----------
NET INCOME................................. $ 1,576,141 $ 1,196,408 $   577,042
                                            =========== =========== ===========
EARNINGS PER SHARE (Note 8)................ $      2.56 $      2.00 $       .97
                                            =========== =========== ===========

                 See Notes to Consolidated Financial Statements

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                                      GUARANTEE
                                                                     OF EMPLOYEE
                             COMMON SHARES                              STOCK
                            ----------------   CAPITAL     RETAINED   OWNERSHIP
                            SHARES   AMOUNT    SURPLUS     EARNINGS     DEBT
                            -------  -------  ----------  ---------- -----------
Balance, December 31,
 1990.....................  592,018  $59,202  $6,532,880  $2,005,583  $(205,272)
Guarantee of employee
 stock ownership trust....      --       --          --          --     (20,600)
Issuance of common stock..    2,000      200      35,800         --         --
Net income................      --       --          --      577,042        --
                            -------  -------  ----------  ----------  ---------
Balance, December 31,
 1991.....................  594,018   59,402   6,568,680   2,582,625   (225,872)
Issuance of common stock..   13,892    1,389     300,760         --         --
Purchase and retirement of
 common stock.............   (6,025)    (602)   (117,694)        --         --
Net income................      --       --          --    1,196,408        --
Termination of employee
 stock ownership debt
 guarantee................      --       --          --          --     225,872
                            -------  -------  ----------  ----------  ---------
Balance, December 31,
 1992.....................  601,885   60,189   6,751,746   3,779,033        --
Issuance of Common Stock..   28,622    2,862     649,768         --         --
Purchase and retirement of
 common stock.............   (4,492)    (449)    (93,873)        --         --
Net income................      --       --          --    1,576,141        --
                            -------  -------  ----------  ----------  ---------
Balance, December 31,
 1993.....................  626,015  $62,602  $7,307,641  $5,355,174  $     --
                            =======  =======  ==========  ==========  =========



                 See Notes to Consolidated Financial Statements

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                              YEAR ENDED DECEMBER 31,
                                       ---------------------------------------
                                           1993          1992         1991
                                       ------------  ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...........................  $  1,576,141  $  1,196,408  $   577,042
Adjustments to reconcile net income
 to net cash provided by operations--
  Depreciation and amortization......       569,796       570,357      620,256
  Discount accretion.................       (17,255)      (44,703)    (207,799)
  Premium amortization...............       508,472       484,650      144,791
  Writedown of investments...........           -0-           -0-       50,000
  Provision for loan losses and
   losses on acquired property.......     1,188,000     1,284,660    2,446,000
  Deferred income taxes..............      (113,132)      146,179     (241,291)
  Net investment securities (gains)
   or losses.........................      (263,635)      (19,940)  (1,221,672)
  Losses from sale of equipment......         4,498         1,192        1,947
  Losses from sale of acquired prop-
   erty..............................       213,295        63,246       13,577
  (Increase) decrease in interest re-
   ceivable..........................       252,589       153,676       (3,716)
  Increase (decrease) in interest
   payable...........................       (13,610)     (218,472)    (274,594)
  Other, net.........................    (1,051,357)     (160,657)     456,863
                                       ------------  ------------  -----------
    Net cash provided by operating
     activities......................     2,853,802     3,456,596    2,361,404
                                       ------------  ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Net decrease in interest-bearing de-
 posits..............................           -0-           -0-    1,505,105
Net (increase) decrease in Federal
 funds sold..........................    (4,893,278)   (4,040,000)   5,010,000
Purchases of investment securities...   (28,114,649)  (11,168,512) (90,024,486)
Sales/maturities of investment secu-
 rities..............................    23,647,290    16,244,843   77,623,605
Net (increase) decrease in loans and
 credit card receivables.............      (127,910)  (19,026,836)  (5,636,291)
Purchases of premises and equipment,
 and software........................      (687,273)     (333,094)    (192,642)
Proceeds from sales of premises and
 equipment...........................           --         56,751        3,482
Proceeds from sale of acquired prop-
 erty................................       740,378     1,117,789      264,923
                                       ------------  ------------  -----------
    Net cash used by investing activ-
     ities...........................    (9,435,442)  (17,149,059) (11,446,304)
                                       ------------  ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand and savings
 accounts............................     6,570,506    25,890,833   33,937,487
Net increase (decrease) in certifi-
 cates of deposit....................      (239,401)  (11,714,369) (21,937,119)
Payments on notes payable............       (20,000)     (238,055)      (8,487)
Purchase and retirement of common
 stock...............................       (94,322)     (118,296)          --
Proceeds from sale of common stock...       652,630       302,149       36,000
                                       ------------  ------------  -----------
  Net cash provided by financing ac-
   tivities..........................     6,869,413    14,122,262   12,027,881
                                       ------------  ------------  -----------
NET INCREASE IN CASH AND DUE FROM
 BANKS...............................       287,773       429,799    2,942,981
CASH AND DUE FROM BANKS--BEGINNING...    14,067,076    13,637,277   10,694,296
                                       ------------  ------------  -----------
CASH AND DUE FROM BANKS--ENDING......  $ 14,354,849  $ 14,067,076  $13,637,277
                                       ------------  ------------  -----------
SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:
Other real estate acquired in settle-
 ment of loans.......................  $    749,044  $  1,641,816  $   723,765
                                       ------------  ------------  -----------
Guarantee of Employee Stock Ownership
 Trust Debt..........................  $        --   $   (225,872) $    20,600
                                       ------------  ------------  -----------
SUPPLEMENTAL DISCLOSURE:
Cash paid for
  Interest...........................  $  3,691,582  $  4,736,889  $ 7,527,653
                                       ------------  ------------  -----------
  Income taxes.......................  $  1,031,750  $    437,037  $   294,915
                                       ============  ============  ===========

                 See Notes to Consolidated Financial Statements

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1993, 1992 AND 1991

NOTE 1--DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Tampa Banking Company (Company) was incorporated under the laws of the State of Florida on January 21, 1987, for the purpose of becoming a registered bank holding company under The Bank Holding Company Act of 1956, as amended, through the acquisition of the common stock of The Bank of Tampa (Bank). The Bank is a banking corporation organized under the laws of the State of Florida on March 21, 1973. The accounting and reporting policies of the Bank in general conform to predominant practices in the banking industry and are based on generally accepted accounting principles. The following is a description of the significant policies:

  Principles of Consolidation--The consolidated financial statements include the accounts of the Company and the Bank after elimination of material intercompany transactions.

  Investment Securities--Investment debt securities are those securities which the Bank has the ability and intent to hold to maturity. These securities are stated at cost adjusted for amortization of premium and accretion of discount, computed by the interest method. Generally, such securities are sold only to meet liquidity needs. Gains and losses on the sale of investment securities are computed on the basis of specific identification of the adjusted cost of each security.

  Allowance for Loan Losses--The allowance is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Credits deemed uncollectible are charged to the allowance. Provisions for credit losses and recoveries on loans previously charged off are added to the allowance.

  Interest Income on Loans--Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

  Loan Origination Fees and Costs--Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

  Bank Premises and Equipment--Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation expense has been computed using the straight-line method over the estimated useful lives of the assets. For income tax purposes, the Bank utilizes the straight-line method and the accelerated cost-recovery system.

  Income Taxes--The provision for income taxes charged against earnings relates to all items of revenue and expense recognized for financial accounting purposes during each of the years. The actual current tax liability may be less than the charge against earnings due to the effect of timing differences between financial and tax accounting, resulting in deferred income taxes.

  Off-Balance-Sheet Financial Instruments--In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                        DECEMBER 31, 1993, 1992 AND 1991

  Cash and Cash Equivalents--For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due from Banks."

NOTE 2--INVESTMENT SECURITIES

  The amortized cost and estimated market values of investment securities are as follows:

                                                    DECEMBER 31, 1993
                                          --------------------------------------
                                                          GROSS       ESTIMATED
                                           AMORTIZED    UNREALIZED     MARKET
                                             COST     GAINS (LOSSES)    VALUE
                                          ----------- -------------- -----------
   U.S. Treasury securities.............. $35,020,024    $573,413    $35,593,437
   U.S. Government agency securities.....   9,376,267     218,811      9,595,078
   Collateralized mortgage obligations...  11,383,981     (95,970)    11,288,011
   Other securities......................     285,000         --         285,000
                                          -----------    --------    -----------
                                          $56,065,272    $696,254    $56,761,526
                                          ===========    ========    ===========

                                                    DECEMBER 31, 1992
                                         ---------------------------------------
                                                         GROSS       ESTIMATED
                                          AMORTIZED    UNREALIZED      MARKET
                                            COST     GAINS (LOSSES)    VALUE
                                         ----------- -------------- ------------
   U.S. Treasury securities............. $37,007,627   $ 515,029    $ 37,522,656
   U.S. Government agency securities....  14,582,868     321,997      14,904,865
   Other securities.....................     235,000         --          235,000
                                         -----------   ---------    ------------
                                         $51,825,495   $ 837,026    $ 52,662,521
                                         ===========   =========    ============

  The amortized cost and estimated market values, of investment securities at December 31, 1993 by contractual maturity, are as shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     ESTIMATED
                                                         AMORTIZED    MARKET
                                                           COST        VALUE
                                                        ----------- -----------
      Due in one year or less.......................... $10,377,539 $10,496,641
      Due after one year through five years............  34,068,752  34,741,875
      Due after ten years..............................  11,383,981  11,288,010
      Other securities.................................     235,000     235,000
                                                        ----------- -----------
                                                        $56,065,272 $56,761,526
                                                        =========== ===========

  Proceeds from sales and maturities of investments during 1993 and 1992 were $22,441,719 and $77,623,605, respectively. Gross gains of $275,094 and gross losses of $11,459 were realized on sales in 1993. Gross gains of $45,863 and gross losses of $25,923 were realized on sales in 1992.

  Securities, with a carrying value of $9,372,920 and $7,370,631 and a market value of $9,506,063 and $7,532,484 at December 31, 1993 and 1992, respectively, were pledged to collateralize public funds and for other statutory requirements.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                        DECEMBER 31, 1993, 1992 AND 1991

NOTE 3--LOANS

  The composition of loans outstanding by lending classification at December 31, 1993 and 1992 was as follows:

                                                          1993         1992
                                                      ------------ ------------
      Commercial..................................... $ 52,292,279 $ 51,753,267
      Commercial real estate:
        Commercial real estate mortgage..............   35,149,841   36,560,773
        Real estate construction.....................    4,381,414    3,279,567
                                                      ------------ ------------
          Total commercial real estate...............   39,531,255   39,840,340
      Consumer:
        Residential first mortgages..................    7,159,033    7,739,729
        Other residential mortgages..................    7,116,130    7,856,374
        Other consumer...............................   15,978,015   16,638,581
                                                      ------------ ------------
          Total consumer.............................   30,253,178   32,234,684
                                                      ------------ ------------
                                                      $122,076,712 $123,828,291
                                                      ============ ============

  Loans on which accrual of interest has been discontinued amounted to $595,418 and $355,722 at December 31, 1993 and 1992, respectively. If interest on these loans had been accrued, such income would have approximated $24,283 and $14,445 for 1993 and 1992, respectively. Interest income on these loans, which is recorded only when received, amounted to $27,194 and $23,180 for 1993 and 1992, respectively. There were no past due loans which were 5% or more of the Bank's capital accounts at December 31, 1993 and 1992.

  Other real estate acquired by the Bank with carrying values of $2,536,104 and $2,745,629 is included in other assets at December 31, 1993 and 1992, respectively.

  Changes in the allowances for loan losses were as follows:

                                              1993        1992        1991
                                           ----------  ----------  -----------
      Beginning balance................... $2,201,503  $2,379,953  $ 1,755,074
      Provision charged to operations.....  1,044,000   1,180,000    2,250,000
      Loans charged off, net of recov-
       eries..............................   (973,629) (1,358,450)  (1,625,121)
                                           ----------  ----------  -----------
      Ending balance...................... $2,271,874  $2,201,503  $ 2,379,953
                                           ==========  ==========  ===========

NOTE 4--BANK PREMISES AND EQUIPMENT

  At December 31, 1993 and 1992, bank premises and equipment consisted of the following:

                                                             1993       1992
                                                          ---------- ----------
      Land............................................... $  952,569 $  952,569
      Land improvements..................................    158,954    158,954
      Buildings..........................................  2,470,821  2,487,801
      Equipment..........................................  4,240,528  3,695,080
      Leasehold improvements.............................    620,218    479,910
      Construction in progress...........................        320        --
                                                          ---------- ----------
                                                           8,443,410  7,774,314
      Less accumulated depreciation......................  4,178,058  3,682,930
                                                          ---------- ----------
                                                          $4,265,352 $4,091,384
                                                          ========== ==========

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                        DECEMBER 31, 1993, 1992 AND 1991

NOTE 5--NOTE PAYABLE

  At December 31, 1993 and 1992, note payable consisted of the following:

      Note payable to First Mercantile National Bank in
       the amount of $2,200,000 with interest payable
       quarterly at prime plus 1%. A principal
       installment in the amount of $220,000 is due on
       March 3, 1993. However, $200,000 of this
       installment was paid on December 31, 1992. The
       entire remaining principal balance is payable on
       March 3, 1994. The note is secured by The Bank
       of Tampa Stock..................................  $1,980,000 $2,000,000
                                                         ========== ==========

NOTE 6--EMPLOYEE STOCK OWNERSHIP PLAN

  Effective January 1, 1982, the Bank adopted an employee stock ownership plan covering substantially all full-time employees. The annual contribution to the plan is determined by the Board of Directors. The contribution expense for 1993, 1992 and 1991 was $175,000, $165,000 and $150,000, respectively. During
1983, the Bank obtained a favorable ruling from the Internal Revenue Service on the plan's tax exempt status. At December 31, 1993, 51,513 shares of the Company's stock are held by the Employee Stock Ownership Trust, which was established to fund the plan.

NOTE 7--INCOME TAXES

  The provision for income taxes, including taxes applicable to security gains, consists of the following:

                                                   1993       1992      1991
                                                 ---------  --------- ---------
Currently payable:
  Federal....................................... $ 918,353  $ 488,411 $ 407,991
  State.........................................    52,637     28,253    27,837
                                                 ---------  --------- ---------
                                                   970,990    516,664   435,828
  Deferred income tax expense...................  (113,132)   147,268  (244,298)
                                                 ---------  --------- ---------
                                                 $ 857,858  $ 663,932 $ 191,530
                                                 =========  ========= =========

  In January 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (FAS 109), Accounting for Income Taxes. FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Bank's financial statements or tax returns. In estimating future tax consequences, FAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates. Previously the Company used the FAS 96 asset and liability approach that gave no recognition to future events other than the recovery of assets and settlement of liabilities at their carrying amounts.

  Deferred income tax expense arises from timing differences in the recognition of revenue and expense for tax and financial reporting purposes. Deferred income tax credits totaling $419,920 and $306,788 are included in other assets at December 31, 1993 and 1992, respectively. The sources of these differences and the related tax effects are as follows:

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                        DECEMBER 31, 1993, 1992 AND 1991

                                                   1993       1992      1991
                                                 ---------  --------  ---------
      Loan loss provision....................... $ (47,926) $150,820  $(120,663)
      Acquired property loss provision..........   (50,790)   74,956    (73,755)
      Depreciation..............................    13,270    (6,731)    (4,447)
      Accretion of discount on investments......     6,086    16,822     50,081
      Deferred service fee income...............       549   (31,494)   (18,505)
      Gain on sale of securities................   (32,051)  (43,478)   (69,354)
      Other.....................................    (2,270)  (13,627)    (7,655)
                                                 ---------  --------  ---------
        Total deferred tax expense (credit)..... $(113,132) $147,268  $(244,298)
                                                 =========  ========  =========

  The following reconciles the statutory Federal income tax rate to the effective rate reflected in the statements of income:

                                1993              1992              1991
                          ----------------- ----------------- -----------------
                                    PERCENT           PERCENT           PERCENT
                                      OF                OF                OF
                                    PRETAX            PRETAX            PRETAX
                           AMOUNT   INCOME   AMOUNT   INCOME   AMOUNT   INCOME
                          --------  ------- --------  ------- --------  -------
Computed "expected" tax
 expense................. $827,560   34.0%  $632,516   34.0%  $261,314   34.0%
State income tax, net of
 Federal tax benefit.....   30,924    1.3     23,912    1.3      9,681    1.2
Other....................     (626)   --      11,015     .6    (21,057)  (2.7)
Municipal securities in-
 come....................      --     --      (3,511)   (.2)   (58,408)  (7.6)
                          --------   ----   --------   ----   --------   ----
Reported tax expense..... $857,858   35.3%  $ 63,932   35.7%  $191,530   24.9%
                          ========   ====   ========   ====   ========   ====

NOTE 8--EARNINGS PER SHARE

  Earnings per common share have been computed based on the weighted average number of shares outstanding during 1993, 1992 and 1991.

NOTE 9--RELATED PARTY TRANSACTIONS

  In the ordinary course of business, the Bank makes loans to its officers and directors and expects to continue making such loans in the future. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and do not involve more than normal risk of collectibility. Loans and standby letters of credit made to directors and officers of the Bank, either directly or indirectly, amounted to $3,922,440 and $4,837,794 at December 31, 1993 and 1992, respectively. Activity during 1993 in loans to related parties resulted in additions of $3,583,489 representing new loans, reductions of $4,435,056 representing payments, and net reductions of $63,787 representing other changes.

  The Bank paid $103,112 in 1993, $138,674 in 1992, and $128,680 in 1991 in
insurance premiums to a company whose president is a director of the Bank.

NOTE 10--DIVIDENDS

  The Company cannot pay dividends in any one year that exceed the sum of net income for that year plus net income after dividends for the two preceding years without approval of the Florida Department of Banking and Finance.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                        DECEMBER 31, 1993, 1992 AND 1991

NOTE 11--COMMITMENTS AND CONTINGENT LIABILITIES

  At December 31, 1993, the Bank is obligated under noncancelable leases, for its branch offices and a drive-thru facility.

  Branch office leases require the payment of insurance and certain other expenses. In addition, the downtown branch lease requires additional rental amounts based on the excess of the consumer price index for an anniversary month over the consumer price index at commencement of the lease.

  All leases contain various renewal options that are adjusted for increases in the consumer price index or agreed upon rates.

  Total rent expense amounted to $389,087, $379,344 and $354,550 for the years ended December 31, 1993, 1992 and 1991, respectively.

  The total minimum rental commitment at December 31, 1993, under the above mentioned leases, is due as follows:

         YEAR ENDED DECEMBER 31,
         -----------------------
         1994........................................ $  346,593
         1995........................................    221,412
         1996........................................    314,596
         1997........................................    365,824
         1998........................................    373,351
         Thereafter..................................  1,244,823
                                                      ----------
                                                      $2,866,599
                                                      ==========

  The Bank is a party to financial instruments with off-balance-sheet risk, in the normal course of business, to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. The financial instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statements of financial position. The contract or notional amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of this instrument. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                            DECEMBER 31, 1993
                                                               CONTRACT OR
                                                             NOTIONAL AMOUNT
                                                            -----------------
      Financial instruments whose contract amounts repre-
       sent credit risk:
        Commitments to extend credit.......................    $37,795,958
        Standby letters of credit and financial guarantees
         written...........................................    $ 5,004,707

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                        DECEMBER 31, 1993, 1992 AND 1991

without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty.

  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

  The bank is a legal defendant in legal actions arising from normal business activities. Management believes that those actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the Bank's financial position.

NOTE 12--STOCK OPTIONS

  The Bank has adopted an incentive stock option plan for the benefit of employees. As of December 31, 1993, options had been granted and not exercised to purchase shares of stock of the Bank as follows:

              NUMBER OF                                         EXERCISE PRICE
               SHARES                                             PER SHARE
              ---------                                         --------------
                6,720                                               $14.76
               12,600                                               $15.71
                7,350                                               $16.67
                1,572                                               $16.70
                  200                                               $17.50
                1,000                                               $19.50
               14,568                                               $20.00
                5,290                                               $22.00
               ------
               49,300
               ======

  The Board of Directors of the Tampa Banking Company, adopted a resolution that the options granted be exercised into shares of The Tampa Banking Company on a conversion basis based on the number of shares compared with the outstanding shares of the Company at the time the options were granted.

NOTE 13--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosures of the estimated fair values of essentially all financial instruments.

  Many of the Company's assets and liabilities have immediate or shorter-term (generally 90 days or less) contractual maturities. For these financial instruments, the differential between contractual rates and current rates of interest would produce only minimal differences between recorded book value and estimated fair value. Therefore, for purposes of this disclosure, estimated fair value of financial instruments with immediate and shorter-term maturities is assumed to be the same as the recorded book value.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                        DECEMBER 31, 1993, 1992 AND 1991

  At December 31, 1993 and 1992, the recorded book and estimated fair values of financial instruments were as follows:

                                               DECEMBER 31,
                            ---------------------------------------------------
                                      1993                      1992
                            ------------------------- -------------------------
                              RECORDED    ESTIMATED     RECORDED    ESTIMATED
                             BOOK VALUE   FAIR VALUE   BOOK VALUE   FAIR VALUE
                            ------------ ------------ ------------ ------------
FINANCIAL ASSETS
  Cash and due from banks.. $ 14,354,849 $ 14,354,849 $ 14,067,076 $ 14,067,076
  Investment securities....   56,065,272   56,761,526   51,825,495   52,662,521
  Federal funds sold.......   11,118,278   11,118,278    6,225,000    6,225,000
  Loans, net of allowance
   for loan losses.........  119,801,780  120,521,201  121,607,656  122,563,356
FINANCIAL LIABILITIES
  Deposits.................  196,044,486  196,462,757  189,713,381  189,892,802
  Note payable.............    1,980,000    1,980,000    2,000,000    2,000,000

                                CONTRACT OR             CONTRACT OR
                                 NOTIONAL    ESTIMATED   NOTIONAL    ESTIMATED
                                  AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                ----------- ----------- ----------- -----------
OFF-BALANCE SHEET FINANCIAL
 INSTRUMENTS
  Commitments to extend credit. $37,795,958 $37,868,563 $39,486,180 $39,563,917
  Standby letters of credit and
   financial guarantees........   5,004,707   5,063,198   6,217,466   6,282,889

  The estimated fair values shown above do not purport to represent the underlying value of the Company or the values of the financial instruments at any future date. Furthermore, the methods used to derive some of the estimated fair values necessitated the use of assumptions, including expected future cash flows, current rates of interest, and the experience of an active market which, for many of these instruments, does not exist. The estimated fair values also exclude the value of intangible assets (such as customer relationships and servicing rights), which are inseparable from the financial instruments and which would, in an active market, be expected to have considerable value. Estimated fair values were determined as follows:

    Cash and Due from Banks--The recorded book value is a reasonable estimate of fair value.

    Investment Securities--Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

    Federal Funds Sold--The recorded book value is a reasonable estimate of fair value.

    Loans Receivable--Fair value of loans with floating interest rates are generally presumed to approximate the recorded book value. Fair value of loans with fixed rates are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

    Deposits--The fair value of demand deposits, NOW accounts, money market accounts and savings deposits is the amount payable on demand at the reporting date. The fair value of fixed rate certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                        DECEMBER 31, 1993, 1992 AND 1991

    Note Payable--The recorded book value is a reasonable estimate of fair value due to the fact that the interest rate charged is variable and approximates market rate.

    Commitments to Extend Credit, Standby Letters of Credit, and Financial Guarantees--Commitments to make or sell loans, standby letters of credit, and financial guarantees are not recorded on the balance sheet. Their fair values are estimated as the fees that would be charged customers to enter into a similar agreement with comparable pricing and maturity.

NOTE 14--SUBSEQUENT EVENT

  On February 14, 1994, the Company and AmSouth Bancorporation agreed in principle that all of the outstanding common stock of The Tampa Banking Company would be acquired by AmSouth Bancorporation, subject to stockholders' and regulatory agencies' approval.

NOTE 15--CASH AND DUE FROM BANKS

  The Company's bank subsidiary is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average amount of those reserves for the year ended December 31, 1993 was approximately $2.076 million.

NOTE 16--CONDENSED PARENT COMPANY INFORMATION

                             STATEMENT OF CONDITION

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1993    1992
                                                                ------- -------
                                                                (IN THOUSANDS)
      ASSETS
        Cash................................................... $    53 $    52
        Investment in subsidiary...............................  14,416  12,235
        Loans..................................................      81      81
        Other assets...........................................     247     235
                                                                ------- -------
                                                                $14,716 $12,603
                                                                ======= =======
      LIABILITIES AND SHAREHOLDERS' EQUITY
        Other long-term debt................................... $ 1,980 $ 2,000
        Accrued interest payable and other liabilities.........      11      12
                                                                ------- -------
          Total liabilities....................................   1,991   2,012
        Shareholders' equity...................................  12,725  10,591
                                                                ------- -------
                                                                $14,716 $12,603
                                                                ======= =======

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                        DECEMBER 31, 1993, 1992 AND 1991

                             STATEMENT OF EARNINGS

                                                    YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                      1993      1992     1991
                                                    --------  --------  -------
                                                         (IN THOUSANDS)
INCOME
  Dividends from subsidiary........................ $    --   $     80  $  205
  Interest and other...............................       13        11     --
                                                    --------  --------  ------
                                                          13        91     205
                                                    --------  --------  ------
EXPENSES
  Interest.........................................      138       156     179
  Other............................................       30        18      11
                                                    --------  --------  ------
                                                         168       174     190
                                                    --------  --------  ------
Income before income taxes and equity in
 undistributed earnings of subsidiary..............     (155)      (83)     15
Income taxes (credit)..............................      --        --      --
                                                    --------  --------  ------
Income before equity in undistributed earnings of
 subsidiary........................................     (155)      (83)     15
Equity in undistributed earnings of subsidiary.....    1,731     1,279     562
                                                    --------  --------  ------
      Net Income................................... $  1,576  $  1,196  $  577
                                                    ========  ========  ======
OPERATING ACTIVITIES
  Net income....................................... $  1,576  $  1,196  $  577
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Amortization of organization costs.............      --          8      11
    (Increase) decrease in interest receivable and
     other assets..................................      (12)       (1)     60
    Increase (decrease) in accrued expenses and
     other liabilities.............................       (1)      (28)    (11)
    Equity in undistributed earnings of subsidiary.   (1,731)   (1,279)   (562)
                                                    --------  --------  ------
      Net cash provided by (used in) operating ac-
       tivities....................................     (168)     (104)     75
                                                    --------  --------  ------
INVESTING ACTIVITIES
  Repayment of note receivable.....................       81       100     --
  Net decrease (increase) in short-term invest-
   ments...........................................      --        --      (75)
  Capital contributions to subsidiary..............     (450)      --      --
                                                    --------  --------  ------
      Net cash provided by (used in) investing ac-
       tivities....................................     (369)      100     (75)
                                                    --------  --------  ------
FINANCING ACTIVITIES
  Purchase and retirement of common stock..........      (94)     (118)    --
  Payments on long-term debt.......................      (20)     (200)    --
  Proceeds from new debt...........................      --         19     --
  Proceeds from stock offering.....................      652       302      36
                                                    --------  --------  ------
      Net cash provided by financing activities....      538         3      36
                                                    --------  --------  ------
Increase (decrease) in cash........................        1        (1)     35
Cash at beginning of year..........................       52        53      18
                                                    --------  --------  ------
  Cash at end of year.............................. $     53  $     52  $   53
                                                    ========  ========  ======

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                        DECEMBER 31, 1993, 1992 AND 1991

NOTE 17--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     SELECTED QUARTERLY RESULTS OF OPERATIONS FOR THE FOUR QUARTERS ENDED
                  DECEMBER 31, 1993 AND 1992 ARE AS FOLLOWS:

                                       1993                            1992
                          ------------------------------- ---------------------------------
                          FOURTH   THIRD  SECOND   FIRST  FOURTH    THIRD   SECOND   FIRST
                          QUARTER QUARTER QUARTER QUARTER QUARTER  QUARTER  QUARTER QUARTER
                          ------- ------- ------- ------- -------  -------  ------- -------
                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenue from earning
 assets.................  $3,297  $3,319  $3,287  $3,321  $3,400   $3,260   $3,284  $3,354
Interest expense........     922     899     946     912     984    1,042    1,171   1,321
Gross interest margin...   2,375   2,420   2,341   2,409   2,416    2,218    2,113   2,033
Provision for loan loss-
 es.....................     180     444     210     210     570      210      220     180
Investment security
 gains..................     --      263     --        1      (3)      (5)      24       4
Income before income
 taxes..................     638     669     452     675     256      526      571     507
Net income..............     430     427     288     431     168      342      364     322
Per Common Share:
 Net income.............    0.70    0.70    0.46    0.70    0.28     0.57     0.61    0.54

                        MANAGEMENT'S STATEMENT REGARDING
                   INTERIM CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited consolidated financial statements have been prepared by The Tampa Banking Company without review by independent certified public accountants, and reflect in the opinion of management all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position, results of operations and cash flows. The results of operations are not indicative of results to be expected for the year.

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                  SEPTEMBER 30,
                                                                      1994
                                                                  -------------
                                                                   (UNAUDITED)
                             ASSETS
Cash and due from banks.......................................... $ 12,432,089
Available-for-sale securities....................................   47,619,662
Held-to-maturity securities......................................   15,585,245
Federal funds sold...............................................   11,107,187
Loans............................................................  120,665,065
Less--Unearned discount..........................................            0
   Allowance for loan losses.....................................   (2,794,003)
                                                                  ------------
    Net loans....................................................  117,871,062
                                                                  ------------
Bank premises and equipment, net.................................    4,417,746
Accrued interest receivable......................................    1,490,912
Other assets.....................................................    2,904,395
                                                                  ------------
                                                                  $213,428,298
                                                                  ============
              LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Demand deposits.................................................. $ 56,192,791
NOW accounts.....................................................   31,676,343
Money market accounts............................................   63,086,642
Savings deposits.................................................   15,331,290
Time deposits ($100,000 and over)................................    9,617,652
Time deposits (under $100,000)...................................   21,882,091
                                                                  ------------
Total deposits...................................................  197,786,809
Note payable.....................................................    1,980,000
Accrued expenses and other liabilities...........................      496,461
                                                                  ------------
Total liabilities................................................  200,263,270
                                                                  ------------
STOCKHOLDERS' EQUITY
Common stock $.10 par value, 1,000,000 shares authorized; issued
 and outstanding 637,827 shares..................................       63,783
Capital surplus..................................................    7,504,668
Retained earnings................................................    6,504,281
Net unrealized holding losses on available-for-sale securities...     (907,704)
                                                                  ------------
Total stockholders' equity.......................................   13,165,028
                                                                  ------------
  Total liabilities and stockholders' equity..................... $213,428,298
                                                                  ============

                 See Notes to Consolidated Financial Statements

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                          ---------------------
                                                             1994       1993
                                                          ---------- ----------
                                                               (UNAUDITED)
INTEREST INCOME
  Interest and fees on loans............................. $7,900,591 $7,634,539
  Other interest--
    U.S. Treasury securities.............................  1,599,042  1,488,285
    U.S. Government agency securities....................    921,199    677,117
    Federal funds sold and securities purchased under re-
     verse repurchase agreement..........................    327,448    127,243
    Interest on other securities.........................        191        560
                                                          ---------- ----------
                                                          10,748,471  9,927,744
                                                          ---------- ----------
INTEREST EXPENSE
  Deposits...............................................  2,895,399  2,652,879
  Other..................................................    116,114    103,684
                                                          ---------- ----------
                                                           3,011,513  2,756,563
                                                          ---------- ----------
NET INTEREST INCOME......................................  7,736,958  7,171,181
PROVISION FOR LOAN LOSSES................................  1,060,000    864,000
                                                          ---------- ----------
NET INTEREST INCOME AFTER LOAN LOSS PROVISION............  6,676,958  6,307,181
                                                          ---------- ----------
OTHER INCOME
  Service charges on deposit accounts....................    701,280    673,730
  Other operating income.................................    529,694    530,743
  Security gains.........................................     44,569    263,635
                                                          ---------- ----------
                                                           1,275,543  1,468,108
                                                          ---------- ----------
OTHER EXPENSES
  Salaries and wages.....................................  2,144,733  2,048,057
  Employee benefits......................................    639,468    623,530
  Occupancy expense......................................    631,299    587,616
  Furniture and equipment expense........................    562,569    448,238
  Other expenses.........................................  2,173,918  2,272,502
                                                          ---------- ----------
                                                           6,151,987  5,979,943
                                                          ---------- ----------
INCOME BEFORE PROVISION FOR INCOME TAXES.................  1,800,514  1,795,346
PROVISION FOR INCOME TAXES...............................    651,407    649,841
                                                          ---------- ----------
NET INCOME............................................... $1,149,107 $1,145,505
                                                          ========== ==========
EARNINGS PER SHARE....................................... $     1.82 $     1.87
                                                          ========== ==========

                 See Notes to Consolidated Financial Statements

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993

                                                       NINE MONTHS ENDED
                                                         SEPTEMBER 30,
                                                   --------------------------
                                                       1994          1993
                                                   ------------  ------------
                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income........................................ $  1,149,107  $  1,145,506
Adjustments to reconcile net income to net cash
 provided by operations--
  Depreciation and amortization...................      547,433       424,167
  Discount accretion..............................      (43,376)      (15,397)
  Premium amortization............................      387,612       383,824
  Provision for loan losses and losses on acquired
   property.......................................    1,162,500     1,033,000
  Deferred income taxes...........................     (467,605)          --
  Net investment securities (gains) or losses.....      (44,569)     (263,635)
  Losses from sale of equipment...................       12,782         4,381
  Losses from sale of acquired property...........       70,516       205,520
  (Increase) decrease in interest receivable......     (290,023)      (46,785)
  Increase (decrease) in interest payable.........         (758)      (29,015)
  Other, net......................................    1,013,208    (1,344,638)
                                                   ------------  ------------
    Net cash provided by operating activities.....    3,496,827     1,496,928
                                                   ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net (increase) decrease in Federal funds sold...       11,091    (1,134,777)
  Purchases of investment securities..............  (26,648,425)  (13,872,344)
  Sales/maturities of investment securities.......   17,833,816    17,343,774
  Net (increase) decrease in loans and credit card
   receivables....................................      757,966     1,533,569
  Purchases of premises and equipment, and
   software.......................................     (709,565)     (456,859)
  Proceeds from sale of acquired property.........    1,395,000       524,350
                                                   ------------  ------------
    Net cash used by investing activities.........   (7,360,117)    3,937,713
                                                   ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand and savings accounts.....    4,558,000    (6,960,788)
  Net increase (decrease) in certificates of
   deposit........................................   (2,815,678)     (636,179)
  Payments on notes payable.......................          --        (20,000)
  Purchase and retirement of common stock.........          --        (94,322)
  Proceeds from sale of common stock..............      198,208       660,131
                                                   ------------  ------------
  Net cash provided by financing activities.......    1,940,530    (7,051,158)
                                                   ------------  ------------
NET DECREASE IN CASH AND DUE FROM BANKS...........   (1,922,760)   (1,616,517)
CASH AND DUE FROM BANKS--BEGINNING................   14,354,849    14,067,076
                                                   ------------  ------------
CASH AND DUE FROM BANKS--ENDING................... $ 12,432,089  $ 12,450,559
                                                   ============  ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
  Other real estate acquired in settlement of
   loans.......................................... $    380,405  $    687,157
                                                   ------------  ------------
SUPPLEMENTAL DISCLOSURE:
Cash paid for
  Interest........................................ $  3,012,271  $  2,785,578
                                                   ============  ============
  Income taxes.................................... $    736,500  $    397,500
                                                   ============  ============

                 See Notes to Consolidated Financial Statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    THE TAMPA BANKING COMPANY AND SUBSIDIARY
                                  (UNAUDITED)

           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993

  General--The consolidated financial statements conform to generally accepted accounting principles and to general industry practices. The accompanying interim financial statements are unaudited; however, in the opinion of management, all adjustments necessary for the fair presentation of the consolidated financial statements have been included. All such adjustments are of a normal recurring nature. The notes included herein should be read in conjunction with the notes to consolidated financial statements included in Tampa's 1993 consolidated financial statements.

  Effective January 1, 1994, Tampa adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115). The Statement generally requires that debt and equity securities that have readily determinable fair values be carried at fair value unless they are intended to be held to maturity. Securities are classified as held-to-maturity and carried at amortized cost only if Tampa has positive intent and ability to hold those securities to maturity. If not classified as held-to-maturity, such securities are classified as trading securities or securities available for sale. Net unrealized holding gains or losses for securities available for sale are excluded from earnings and reported as a separate component of shareholders' equity. The adoption of Statement 115 resulted in no material impact on Tampa's financial condition.

  Quarterly Results of Operations--Selected quarterly results of operations for the quarters ended September 30, June 30 and March 31, 1994 are as follows:

                                                                  1994
                                                         -----------------------
                                                          THIRD  SECOND   FIRST
                                                         QUARTER QUARTER QUARTER
                                                         ------- ------- -------
                                                          (IN THOUSANDS EXCEPT
                                                             PER SHARE DATA)
        Revenue from earnings assets.................... $3,879  $3,627  $3,242
        Interest expense................................  1,130     974     907
        Gross interest margin...........................  2,749   2,653   2,335
        Provision for loan losses.......................    660     250     150
        Investment security gains.......................      2       3      40
        Income before income taxes......................    511     682     607
        Net income......................................    328     439     382
        Per Common Share:
         Net income.....................................   0.51    0.70    0.61

                                   APPENDICES

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                           THE TAMPA BANKING COMPANY

                                      AND

                             AMSOUTH BANCORPORATION

                               TABLE OF CONTENTS

RECITALS
  The Company............................................................ A.
  AmSouth................................................................ B.
  The Bank............................................................... C.
  Rights, Etc............................................................ D.
  Board Approvals........................................................ E.
  Tax-Free Reorganization and Pooling.................................... F.
  Voting Agreements...................................................... G.

ARTICLE I THE MERGER
  The Continuing Corporation............................................. I(A)
  Rights, Etc............................................................ I(B)
  Liabilities, Etc....................................................... I(C)
  Charter; By-Laws; Directors and Officers............................... I(D)
  Subsidiaries........................................................... I(E)

ARTICLE II TERMS OF THE MERGER
  Conversion of Company Stock............................................ II(A)
  Transmittal Materials.................................................. II(B)
  No transfers of Company Stock.......................................... II(C)
  Rights of Company Shareholders......................................... II(D)
  Company Price Protection............................................... II(E)
  Stock Options--Net Appreciation Shares................................. II(F)
  AmSouth Stock Split.................................................... II(G)

ARTICLE III ACTIONS PENDING MERGER
  Prohibited Company Actions............................................. III(A)
  Prohibited AmSouth Actions............................................. III(B)

ARTICLE IV REPRESENTATIONS AND WARRANTIES
  Recitals; Charter; By-Laws; Minutes.................................... IV(A)
  Outstanding Shares--Validly Issued..................................... IV(B)
  Authority to Conduct Business.......................................... IV(C)
  Outstanding Shares--Owned Free of Liens................................ IV(D)
  Plan Duly Authorized................................................... IV(E)
  Plan Not Violation of Law, Charter, Etc................................ IV(F)
  Financial Reports...................................................... IV(G)
  Loans; Allowance for Loan Losses....................................... IV(H)
  Taxes.................................................................. IV(I)
  Material Adverse Change................................................ IV(J)
  Litigation............................................................. IV(K)
  Material Contracts--Cancelable......................................... IV(L)
  Brokerage Commissions; Finders Fees.................................... IV(M)
  Employee Benefit Plans................................................. IV(N)
  Assets; Environmental.................................................. IV(O)
  Regulatory Approvals................................................... IV(P)
  AmSouth Stock Validly Authorized & Issued.............................. IV(Q)
  AmSouth Stock--Sufficient Amount....................................... IV(R)
  Material Contracts--Full Force; No Breach.............................. IV(S)
  Compliance with Laws & Regulations..................................... IV(T)

  Party to Certain Contracts............................................ IV(U)
  Dividends............................................................. IV(V)
  Disclosure............................................................ IV(W)
  Insurance Policies.................................................... IV(X)

ARTICLE V COVENANTS
  Consummation of Plan.................................................. V(A)
  Registration Statement; Proxy Statement............................... V(B)
  Filing of Registration Statement...................................... V(C)
  Registration Statement--Compliance with Law........................... V(D)
  Blue Sky Permits...................................................... V(E)
  Press Releases........................................................ V(F)
  Access to Information; Confidentiality................................ V(G)
  No Shop............................................................... V(H)
  Affiliates Agreements................................................. V(I)
  Director Voting Agreements............................................ V(J)
  Company to Modify Loan Loss Policies.................................. V(K)
  Employees............................................................. V(L)
  Rule 144/145 Current Information...................................... V(M)
  Certain Agreements.................................................... V(N)
  Merger Expenses....................................................... V(O)
  Certain Agreements.................................................... V(P)
  D&O Insurance; Indemnification........................................ V(Q)
  AmSouth Payment of Certain Expenses................................... V(R)
  Company Loan.......................................................... V(S)

ARTICLE VI REGULATORY APPROVALS
  Applications.......................................................... VI(A)
  Other Actions......................................................... VI(B)

ARTICLE VII CONDITIONS TO CONSUMMATION
  Shareholder Approval.................................................. VII(A)
  Regulatory Approvals; Insurance Approvals............................. VII(B)
  Other Approvals; Unacceptable Conditions.............................. VII(C)
  No Injunctions or Litigation.......................................... VII(D)
  Pooling Letter........................................................ VII(E)
  AmSouth Legal Opinion................................................. VII(F)
  Company Legal Opinion................................................. VII(G)
  Company Officers' Certificate......................................... VII(H)
  AmSouth Officers' Certificate......................................... VII(I)
  Registration Statement Effective...................................... VII(J)
  Blue Sky Permits...................................................... VII(K)
  Affiliates Agreements................................................. VII(L)
  Tax Opinion........................................................... VII(M)
  Material Adverse Condition--Company................................... VII(N)
  Material Adverse Condition--AmSouth................................... VII(O)
  Comfort Letter........................................................ VII(P)

ARTICLE VIII TERMINATION
  Mutual Consent........................................................ VIII(A)
  Breach of Representation.............................................. VIII(B)
  Drop Dead Dates....................................................... VIII(C)

  No Shareholder Approval............................................... VIII(D)
  No Regulatory Approval................................................ VIII(E)
  Unmet Condition to Closing............................................ VIII(F)
  Price Protection...................................................... VIII(G)
  Schedule 1............................................................ VIII(H)
  Material Adverse Condition--Company................................... VIII(I)
  Material Adverse Condition--AmSouth................................... VIII(J)

ARTICLE IX CLOSING

ARTICLE X OTHER MATTERS
  Survival of Representations and Agreements............................ X(A)
  Waiver and Amendment.................................................. X(B)
  Counterparts.......................................................... X(C)
  Expenses.............................................................. X(E)
  Confidentiality....................................................... X(F)
  Notices............................................................... X(G)
  Entire Agreement...................................................... X(H)
  Schedule 1............................................................ X(I)
  No Assignment......................................................... X(J)
  Remedies.............................................................. X(K)

  Agreement and Plan of Merger, dated as of the 9th day of March, 1994 (the "Plan"), between THE TAMPA BANKING COMPANY (the "Company"), which is the sole shareholder of THE BANK OF TAMPA (the "Bank"), and AMSOUTH BANCORPORATION ("AmSouth").

                                   RECITALS:

  A. THE COMPANY. The Company is a corporation duly organized and existing in good standing under the laws of Florida with its principal executive offices located in Tampa, Florida. As of January 31, 1994, the Company had 1,000,000 authorized shares of common stock, each of $.10 par value (no other class of capital stock being authorized), of which 626,015 shares of common stock were issued and outstanding and, except as disclosed in Schedule 1, no shares were held as treasury stock.

  B. AMSOUTH. AmSouth is a corporation duly organized and existing in good standing under the laws of the State of Delaware with its principal executive offices located in Birmingham, Alabama. As of February 8, 1994, AmSouth had 200,000,000 authorized shares of common stock, each of $1.00 par value, and 2,000,000 authorized shares of preferred stock, no par value (no other class of capital stock being authorized), of which 50,868,118 shares of common stock were outstanding and 1,500,000 shares were held as treasury stock. No shares of preferred stock were issued and outstanding and none were held as treasury stock.

  C. THE BANK. The Bank is a bank duly organized and existing in good standing under the laws of the State of Florida and is a wholly-owned subsidiary of the Company, with its principal executive offices located in Tampa, Florida. As of January 31, 1994, Bank has 500,000 authorized shares of common stock, each of $5.00 par value (no other class of capital stock being authorized), of which 400,000 shares of common stock are issued and outstanding and, except as disclosed in Schedule 1, no shares are held as treasury stock.

  D. RIGHTS, ETC. With respect to the Company and the Bank, there are no shares of common stock or preferred stock reserved for issuance, and the Company and the Bank have no commitment to issue or sell any such shares or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Company or the Bank any such shares, and no securities or obligations representing such rights are outstanding, except for the rights of participants in the Company's Employee Stock Purchase Plan to receive 1,892 shares of Company Common Stock and except as will be set forth on Schedule 1 hereto.

  E. BOARD APPROVALS. As of the date of execution hereof, the Boards of Directors of the Company and AmSouth have approved this Plan and have authorized the execution hereof at meetings of their respective Boards of Directors.

  F. TAX-FREE REORGANIZATION AND POOLING. The parties intend for the Merger to qualify as a tax-free reorganization under section 368 of the Internal Revenue Code of 1986, as amended, and to be accounted for as a pooling of interests under generally accepted accounting principles.

  G. VOTING AGREEMENTS. The directors of the Company will enter into Voting Agreements (as defined in Paragraph (J) of Article V) in substantially the form annexed hereto as Annex 1.

  In consideration of their mutual promises and obligations, including the promises and obligations under the Voting Agreements, the parties hereto adopt and make this Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:

I. THE MERGER

  I(A) THE CONTINUING CORPORATION. On the Effective Date the Company shall be merged into AmSouth (the "Merger"), the separate existence of the Company shall cease, and AmSouth (sometimes hereinafter referred to as the "Continuing Corporation") shall survive, all with the effect provided by the

General Corporation Law of the State of Delaware and, to the extent applicable, the Florida law of corporations.

  I(B) RIGHTS, ETC. The Continuing Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be taken and deemed to be transferred to and vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in any of such corporations, shall not revert or be in any way impaired by reason of the Merger.

  I(C) LIABILITIES, ETC. The Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.

  I(D) CHARTER; BY-LAWS; DIRECTORS AND OFFICERS. The Certificate of Incorporation and By-Laws of the Continuing Corporation shall be those of AmSouth, as in effect immediately prior to the Effective Date (as defined in Article IX) of the Merger. The directors and officers of AmSouth immediately prior to the Effective Date shall be the directors and officers of the Continuing Corporation until their successors are elected and qualify.

  I(E) SUBSIDIARIES. The Company and AmSouth anticipate that the Bank will merge (the "Subsidiary Reorganization") with AmSouth's subsidiary, AmSouth Bank of Florida ("AmSouth Florida"), but AmSouth in its discretion may select another structure for its subsidiaries at a later date, including without limitation continuing the separate existence of the Bank as a subsidiary of AmSouth. It shall be within AmSouth's discretion as to whether the Subsidiary Reorganization occurs substantially simultaneously with the Merger.

II. TERMS OF THE MERGER.

  Subject to the provisions of this Plan:

  II(A) Subject to clause (3) of this Paragraph (A) and Paragraph (E) of
Article II:

  (1)(i) Each share of Company common stock, par value $.10 per share (the "Company Common Stock"), except for (x) shares as to which dissenters' rights have been properly perfected, (y) shares held directly or indirectly by the Company or the Bank other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, and (z) shares held as treasury stock by the Company shall become and be converted into the right to receive 1.5592 shares (the "Conversion Number") of common stock, par value $1.00 per share ("AmSouth Common Stock"), of AmSouth; and (ii) each share of Company Common Stock, if any, held in the treasury of the Company shall be cancelled;

  (2) certificates which represent shares of Company Common Stock issued and outstanding immediately prior to the Effective Date shall automatically and without further action on the part of the holders thereof be converted into shares of AmSouth Common Stock and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the number of full shares of AmSouth Common Stock which such holders shall be entitled to receive in accordance with the method of computation set forth in clause (1) of this Paragraph
  (A); and

  (3) notwithstanding any other provisions hereof, no fractional shares of AmSouth Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued; instead, AmSouth shall pay to each holder of Company Common Stock who would otherwise be entitled to fractional shares pursuant to clause (1) of this Paragraph (A) an amount in cash determined by multiplying such holder's fractional interest by the closing price for AmSouth Common Stock on the Effective Date on the New York Stock Exchange.

  II(B) As promptly as practicable after the Effective Date, AmSouth shall send or cause to be sent to each former shareholder of record of the Company on the Effective Date, transmittal materials for use in exchanging certificates of Company Common Stock for certificates of AmSouth Common Stock. Pending delivery of such certificates of Company Common Stock, dividends on the AmSouth Common Stock to be exchanged therefor which are payable prior to the delivery date of such certificates will be held by AmSouth and delivered to the persons entitled thereto upon delivery of such certificates for exchange, together with any fractional share checks referred to above.

  II(C) On and after the Effective Date, there shall be no transfers on the stock transfer books of the Company or the Continuing Corporation of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Date.

  II(D) On and after the Effective Date, holders of Company Common Stock shall have no rights as shareholders of the Company other than to receive AmSouth Common Stock and cash in lieu of fractional shares as provided above.

  II(E)(1) The Company will have a right to elect to abandon the Merger and terminate the Plan (and no provision of this Article II except Paragraph (E) shall apply) if its Board of Directors so determines by a majority vote of the members of its entire board, at any time during the ten-day period commencing with the Determination Date if both of the following conditions are satisfied:

    (i) the Average Closing Price of shares of AmSouth Common Stock shall be less than $27.56 and

    (ii) (A) the number obtained by dividing the Average Closing Price by the Starting Price shall be less than (B) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting .10 from such quotient in this clause (ii)(B);

subject, however, to the following three sentences. If the Company makes an election to abandon the Merger, it shall give prompt written notice to AmSouth (provided that such notice of election may be withdrawn at any time within the aforementioned ten-day period). During the seven-day period commencing with its receipt of such notice AmSouth shall have the option to increase the consideration to be received by the holders of Company Common Stock in the Merger by adjusting the Conversion Number up to the number (calculated to the nearest one one-hundredth) obtained by dividing (A) the product of $27.56 and
1.5592 (i.e. $42.97) by (B) the Average Closing Price. If AmSouth so elects within such seven-day period, it shall give prompt written notice to the Company of such election and the revised Conversion Number, whereupon no termination shall have occurred and this Plan shall remain in effect in accordance with its terms (except as the Conversion Number shall have been so modified).

  (2) The following terms have the meanings indicated below:

    (i) "Average Closing Price" means the average closing price per share of AmSouth Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Transactions reporting system (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source), for the 10 consecutive NYSE trading days ending on the date (the "Determination Date") which is the twentieth day (or if such twentieth day is not a NYSE trading day, the first NYSE trading day immediately preceding such twentieth day) prior to the Effective Date.

    (ii) "Index Group" means the 15 bank holding companies listed in Annex 2 hereto, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date, such company will be removed from the Index Group and any calculations.

    (iii) "Index Price," on a given date, means the average of the closing prices on such date of the common stocks of the companies comprising the Index Group.

    (iv) "Starting Date" means the first NYSE trading day immediately succeeding the date of the first public announcement of the acquisition of the Company by AmSouth, which the parties agree is February 16, 1994.

    (v) "Starting Price" means the closing price per share of AmSouth Common Stock, as reported on the NYSE Composite Transaction reporting system (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source) for the Starting Date. The parties agree that the Starting Price is $30.75.

  II(F)(1) Each holder of an option to purchase shares of Company Common Stock (a "Company Option") shall be afforded an opportunity prior to the Effective Time to elect to convert, at the Effective Date, all his or her Company Options which have not been exercised prior to the Effective Date into the right to receive Net Appreciation Shares (as defined in (2) below). If a holder of Company Options does not either convert such options to Company Common Stock or elect to receive Net Appreciation Shares, such Company Options will terminate on the Effective Date.

  (2) With respect to holders of Company Options who elect to have their Company Options converted into the right to receive Net Appreciation Shares, each Company Option not exercised prior to the Effective Date shall at the Effective Date be converted into the right to receive a number of shares of AmSouth Common Stock ("Net Appreciation Shares") calculated as follows:

    (i) First, the number of shares of Company Common Stock with respect to which the Company Option relates shall be converted into a number of shares of AmSouth Common Stock ("AmSouth Equivalent Shares") by multiplying the Conversion Number (as adjusted by Paragraph II(E), if applicable) times said number of shares of Company Common Stock;

    (ii) Second, the number of AmSouth Equivalent Shares shall be multiplied by the market value of one share of AmSouth Common Stock (calculated in accordance with section (3) below), and the aggregate exercise price of the Company Option (exercise price per share of the Company Common Stock times the number of shares of Company Common Stock to which such Company Option relates) shall be subtracted therefrom to yield the Net Cash Equivalent Appreciation.

    (iii) Third, the Net Cash Equivalent Appreciation shall be converted into Net Appreciation Shares by dividing the Net Cash Equivalent Appreciation by the market value of one share of AmSouth Common Stock.

  (3) The market value of one share of AmSouth Common Stock for purposes of the foregoing calculations shall be the average of the closing prices of AmSouth Common Stock on the New York Stock Exchange Composite Transactions reporting system (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) for the five trading days immediately preceding the Effective Date.

  (4) No fractional Net Appreciation Shares shall be issued, but rather cash in an amount equal to the market value of AmSouth Common Stock determined in (3) above multiplied by the fractional amount of Net Appreciation Shares determined by the calculations described in (2)(iii) above shall be paid to holders electing conversion of Company Options into Net Appreciation Shares in lieu of fractional shares.

  II(G) In the event that AmSouth changes the number of shares of AmSouth Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification or other similar transaction, the Conversion Number and the AmSouth Common Stock prices in Article II(E) shall be proportionately adjusted.

III. ACTIONS PENDING MERGER.

  III(A) Without the prior written consent or approval of AmSouth which will not be unreasonably withheld or delayed, the Company will not, and will not permit any subsidiary to:

    (1) in the case of the Company only, make, declare or pay any dividend; or declare or make any distribution of, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or authorize creation or issuance of or issue any additional shares of its capital stock, or any options, calls or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for or giving any person any right to subscribe for or acquire from the Company or any subsidiary shares of capital stock, except pursuant to the Stock Option Agreement and except pursuant to plans or agreements as existing on the date hereof to be disclosed in Schedule 1, provided that no stock options, restricted stock or similar benefits may be issued pursuant to any existing Company plans without the prior written approval of AmSouth; or, except as to be disclosed to AmSouth in Schedule 1, incur any long term debt (except as incurred by the Bank in the ordinary course of business);

    (2) (i) enter into any employment contracts with, increase the rate of compensation of, or pay or agree to pay any bonus to, any of its directors, officers or employees, except in accordance with existing practices as disclosed to AmSouth in Schedule 1 or (ii) employ any new officer or employee at an annual salary that is in excess of $50,000;

    (3) except as will be disclosed to AmSouth on Schedule 1, enter into, terminate or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

    (4) substantially modify the manner in which it has heretofore conducted its business, enter into any new line of business, engage or employ any consultant or advisor not under contract on the date hereof as disclosed in
  Schedule 1 or amend its (or the Bank's) Charter or By-laws;

    (5) dispose of or discontinue any major portion of its business or property, or merge or consolidate with, or acquire all or (relative to the Company) any substantial portion of, the business or property of any other entity;

    (6) dispose of any material assets except in the ordinary course of business;

    (7) knowingly take any action for the purpose of, or that would have the effect of, causing deterioration of its valuable customer deposit or loan relationships; or

    (8) agree to take any of the foregoing actions.

  III(B) Without the prior written consent of the Company which will not be unreasonably withheld or delayed, AmSouth will not, and will not permit any bank subsidiary, to:

    (1) substantially modify the manner in which it has heretofore conducted its business;

    (2) dispose of to a non-affiliate of AmSouth, or discontinue, any major portion of its business; or

    (3) agree to take any of the foregoing actions.

IV. REPRESENTATIONS AND WARRANTIES.

  The Company hereby represents and warrants to AmSouth, and AmSouth represents and warrants to the Company, as follows:

  IV(A) the facts set forth in the recitals of this Plan with respect to it are true and correct; in the case of the Company and its subsidiaries, the copies of the Company's and the Bank's Charter and By-Laws to be delivered to AmSouth in Schedule 1 are correct and complete and the minute books of the Company and its subsidiaries contain substantially complete and accurate records of all meetings and other corporate actions held or taken since January 1, 1990, by their respective shareholders and Boards of Directors (including committees thereof);

  IV(B) the outstanding shares of it and its subsidiaries are validly issued and outstanding, fully paid and (subject to 12 U.S.C. (S) 55 in the case of a national bank subsidiary) non-assessable, and subject to no preemptive rights;

  IV(C) each of it and its subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its material properties and assets;

  IV(D) as of the date hereof, the outstanding shares of capital stock of each of its subsidiaries are owned by it, free and clear of all liens, claims, encumbrances and restrictions on transfer, except as set forth in Schedule 1 hereto;

  IV(E) subject to any necessary receipt of approval by its shareholders and the regulatory and other approvals referred to in Paragraphs (B) and (C) of
Article VII, this Plan has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, insolvency and other laws of general applicability relating to or affecting creditors rights and to general equity principles and except that the availability of the equitable remedies of specific performance or injunctive relief are subject to the discretion of the court before which any proceedings may be brought;

  IV(F) except as disclosed to the other party hereto on Schedule 1, the execution, delivery and performance of this Plan by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute
(i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order governmental permit or license, or agreement, indenture or instrument of it, or any of its subsidiaries, or to which it, or any of its subsidiaries, is subject, which breach, violation or default would have a material adverse effect on the financial condition, results of operations, business or business plans of it and its subsidiaries taken as a whole or enable any party to enjoin the transactions contemplated hereby, or
(ii) a breach or violation of, or a default under, the Charter, Articles of Incorporation, or Certificate of Incorporation, as the case may be, or By-laws of it or its subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities and others referred to in Paragraph (B) and (C) of Article VII;

  IV(G) as of their respective dates, (i) in the case of AmSouth none of its Annual Reports on Form 10-K for its two most recent fiscal years, its most recent Quarterly Report on Form 10-Q, any Current Report on Form 8-K of it since December 31, 1991 and any proxy statement or registration statement of it since December 31, 1991, each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC"), or any such report to be filed subsequent to the date hereof (collectively, its "Financial Reports") and (ii) in the case of the Company and the Bank, none of its balance sheets and related statements of income, statements of changes in shareholders' equity and statements of cash flows (including related notes and schedules), including without limitation the Bank's Call Reports filed with the Florida Department of Banking and Finance or the FDIC since December 31, 1991, or any proxy statement or registration statement of it since December 31, 1991 or any of the foregoing to be filed subsequent to the date hereof (collectively, its "Financial Reports") contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the Financial Reports fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and cash flows or equivalent statements in the Financial Reports (including any related notes and schedules) fairly presents or will fairly present the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject in the case of unaudited interim statements, to normal year-end audit adjustments which will not be material in amount or effect to such entities taken as a whole), in each case in accordance with generally accepted accounting principles applicable to the particular entity consistently applied during the periods involved, except as may be noted therein; and independent public accountants for it have rendered or will render an unqualified opinion with respect to each audited financial statement included in the Financial Reports or, if qualified, such qualification is reasonably satisfactory to the other party hereto;

  IV(H) in the case of the Company only, except as set forth in Schedule 1: (i) to the best knowledge of the Company, all evidences of indebtedness in original principal amount in excess of $50,000 reflected as assets in the Company's Financial Reports are in all respects binding obligations of the respective obligors named therein and no material amount of such assets is subject to any defenses which may be asserted against it or any of its subsidiaries, (ii) the allowances for possible loan losses shown on the Financial Reports as of December 31, 1993, are, as of the date of such Financial Reports, adequate in all material respects, under the principles described in Paragraph (G) of
Article IV, to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable), as of the respective dates of such Financial Reports; (iii) each such allowance has been established in accordance with the principles described in Paragraph (G) of this Article IV; and (iv) the Bank has duly filed in correct form its Call Report with the Federal Deposit Insurance Corporation and the Florida Department of Banking and Finance for the period ended December 31, 1993 (which Call Report is accurate and complete in all material respects), and the Company will deliver to AmSouth in Schedule 1 an accurate and complete copy of such report;

  IV(I) in the case of the Company only, (1) the Company will deliver to AmSouth in Schedule 1 copies of the federal income tax returns of the Company for each of the last three fiscal years and all schedules and exhibits thereto. Except as disclosed to AmSouth in Schedule 1, each of the Company and its subsidiaries has duly filed in correct form or received approved extensions to file all Federal, state and local information returns and tax returns required to be filed by it and its subsidiaries on or prior to the date hereof (all such returns to the best knowledge of the Company being accurate and complete in all material respects) and, to the best knowledge of the Company, has duly paid or made provisions for the payment of all taxes and other governmental charges which have been incurred or are due or claimed to be due from them by Federal, state or local taxing authorities (including, without limitation, those due in respect of their properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than taxes or other charges (i) which are not yet delinquent or are being contested in good faith and set forth in Schedule 1 and (ii) have not been finally determined. Except as disclosed to AmSouth in Schedule 1, in the reasonable opinion of the respective managements of the Company and its subsidiaries, the amounts set up as liabilities for taxes on the latest Financial Reports are sufficient in the aggregate for the payment of all unpaid Federal, state and local taxes (including any interest or penalties thereon), whether or not disputed or accrued, for the period ended December 31, 1993 or for any year or period prior thereto, and for which the Company or any of its subsidiaries may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. Except as disclosed to AmSouth in Schedule 1, there are no outstanding examinations by the appropriate taxing authorities pending or deficiencies outstanding with respect to the Federal income tax returns of the Company and its subsidiaries. Except as disclosed to AmSouth in Schedule 1, to the best knowledge of the Company and its subsidiaries, there are no material disputes pending, or claims asserted for, taxes or assessments upon the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state or local income tax return for any period.

  (2) to the best knowledge of the Company and its subsidiaries, (i) proper and accurate amounts have been withheld by the Company and its subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of applicable Federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) Federal, state and local returns which are accurate and complete in all material respects have been filed by the Company and each of its subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and (iii) the amounts shown on such returns to be due and payable have been paid in full or, in the reasonable opinion of the respective managements of the Company and each of its subsidiaries, adequate provision therefore has been included by either the Company or its subsidiaries in its or their most recent Financial Reports.

  IV(J) except as disclosed to the other party hereto in writing (dated on or prior to the date hereof), there has been no material adverse change in its consolidated financial condition, results of operations, business or business plans since December 31, 1993.

  IV(K) except as disclosed in the Financial Reports or on Schedule 1, no material litigation, proceeding or controversy before any court, governmental agency or arbitrator is pending which in the opinion of management and its legal counsel is likely to have a material and adverse effect on its consolidated financial condition, results of operations, business or business plans or prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated, nor is there, to the best of its knowledge, a reasonable basis for any such litigation, proceeding or controversy; no judgment, decree, injunction, rule or order of any court, governmental agency or arbitrator is outstanding against it or any of its subsidiaries having or which, insofar as reasonably can be foreseen, in the future would have a material adverse effect on the financial condition, results of operations, business, or business plans of it and its subsidiaries taken as a whole; there is no default under any material contract or agreement to which it or any of its subsidiaries is a party which has had or would have a material adverse effect on its consolidated financial condition, results of operations, business or business plans; and neither it nor any of its subsidiaries is subject to any agreement, memorandum of understanding or similar arrangement with any regulatory authority materially restricting its operations or requiring that certain actions be taken;

  IV(L) in the case of the Company only, except as disclosed in the Financial Reports or on Schedule 1 or as permitted herein, and except for this Plan, neither it nor its subsidiaries are bound by any material contract to be performed after the date hereof other than contracts which are cancelable on less than 90 days notice without material penalty or cost to, or material disruption of the business of, it and its subsidiaries taken as a whole;

  IV(M) all negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment except as disclosed on Schedule 1;

  IV(N) in the case of the Company only, except as disclosed in Schedule 1, it, each of its subsidiaries and all "Employee Benefit Plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover any of its or their employees, comply with all laws, requirements and orders under ERISA and the Internal Revenue Code of 1986 as amended (the "Code") the breach or violation of which could have a material adverse effect on its business; the present value of all of the assets of each of its Employee Benefit Plans that is subject to Title IV of ERISA equals or exceeds the present value of all of the benefits accrued under each such Employee Benefit Plan as of the end of the most recent plan year with respect to such plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the last actuarial evaluation for each such plan; none of the employees of the Company or any of its subsidiaries is covered by a collective bargaining agreement; neither the Company nor any of its subsidiaries has ever contributed to a "multiemployer plan" as defined in
Section 3(37) of ERISA; neither the Employee Benefit Plans nor any fiduciary or administrator has engaged in a "prohibited transaction" as defined in Section 406 of ERISA or, where applicable, Section 4975 of the Code for which no exemption is applicable, that may have any material adverse economic consequence to the Company, nor have there been any "reportable events" within
Section 4043 of ERISA for which the thirty-day notice has not been waived;

  IV(O) in the case of the Company only, except as disclosed on Schedule 1 each of it and its subsidiaries to the best of its knowledge after reasonable inquiry and investigation has good and marketable title, insurable at regular rates with respect to properties and assets which currently are of a type for which insurance is generally available, free and clear (except as indicated in the Financial Reports) of liens and encumbrances of a material nature, to its property and assets that are material to its business on a consolidated basis; except as disclosed on Schedule 1 with respect to all real property owned by the Company or its subsidiaries or in which the Company or its subsidiaries has any interest or which for purposes of any environmental law, regulation or decree ("Environmental Law") is deemed to be under the Company's or any of its subsidiaries' control (the "Real Property") to the best of its knowledge after reasonable inquiry and investigation (i) there are no pending or threatened claims against the Company or any such subsidiary or any prior owner of such Real Property in an amount in excess of 10% of the appraised value of such Real Property; (ii) no substance whether liquid, solid or gas, the use or disposal of which is regulated under any Environmental Law or which is classified or designated as hazardous or toxic under any Environmental Law ("Hazardous Substance") has been or has been threatened to be discharged, released or emitted into the air, water, surface water, ground water, land surface or subsurface strata or transported to or from the Real Property except in compliance with all applicable Environmental Laws; (iii) there are no storage tanks underground or otherwise present on the Real Property; (iv) all permits and licenses (the "Permits") required under any Environmental Law have been issued in favor of the Company and have been in full force and effect at all times when the Permits were required, and the Permits are transferable to AmSouth without the consent of the issuer of the Permit or any governmental or judicial authority and without AmSouth being required to provide any form of security or assurance and otherwise at no cost to AmSouth; (v) no event has occurred which would constitute a default or violation under any permit; and
(vi) no part of the Real Property has been or is listed as a site containing Hazardous Substances;

  IV(P) it knows of no reason why the regulatory and other approvals referred to in paragraphs (B) and (C) of Article VII should not be obtained without the imposition of any condition of the type referred to in the proviso following such paragraph (C);

  IV(Q) in the case of AmSouth only, the AmSouth Common Stock to be issued in the Merger will have been duly authorized and, when issued in accordance with the terms of the Plan will be validly authorized and issued and fully paid and nonassessable, and no shareholder of AmSouth will have any preemptive rights thereto;

  IV(R) in the case of AmSouth only, it will have available sufficient AmSouth Common Stock at or prior to the Effective Date to exchange for shares of Company Common Stock to be converted into the right to acquire AmSouth Common Stock pursuant to this Plan;

  IV(S) in the case of the Company only, all of its and its subsidiaries' material contracts are in full force and effect, and neither it nor any of its subsidiaries (nor, to the best of its knowledge, any other party to any such contract) has breached any provision of, or is in default in any respect under the terms of, any such contract and no party to any such contract will have the right to terminate any or all of the provisions of any such contract as a result of the transactions contemplated by this Plan if the effect of such breach, default or right to terminate, alone or in the aggregate, may be material to the business, financial condition or results of operations of it and its subsidiaries taken as a whole;

  IV(T) in the case of the Company only, it and each of its subsidiaries are, in the conduct of their businesses, in compliance with all federal, state and local laws, statutes, ordinances and regulations, the failure to comply with which would materially adversely affect its consolidated financial condition, results of operations, business or business plans. Neither it nor any of its subsidiaries has received any notification (not disclosed in Schedule 1) from any agency or department of any federal, state or local government or any staff thereof asserting, other than in a regular report of examination, that it or any of its subsidiaries are not in compliance with any of the statutes, regulations or ordinances which such governmental authority or regulatory agency enforces which noncompliance would have a material adverse effect on its consolidated financial condition, results of operations, business or business plans, or threatening to revoke any license, franchise, permit or governmental authorization, and none of them is subject to any formal agreement with any such regulatory agency with respect to any of their assets or businesses;

  IV(U) in the case of the Company only, (except for the contracts, plans and documents copies of which will be provided to AmSouth in Schedule 1), neither the Company nor any subsidiary of the Company is a party to or subject to;

    (i) any employment, consulting or severance contract or arrangement with any employee, officer or director of the Company or of any one or more of its subsidiaries or with any former employee, officer or director of any of them;

    (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, incentive plans, contingent pay, profit sharing or similar arrangements for or with its officers, directors or employees or former directors, officers or employees;

    (iii) any contract materially limiting the freedom of the Company or any of its subsidiaries to engage in any type of banking or bank-related business; or

    (iv) any contract which contains a financial covenant or other restriction that would have a material adverse effect upon the business, financial condition, results of operations or business plans of the Continuing Corporation and its subsidiaries taken as a whole;

  IV(V) in the case of the Company only, it will disclose to AmSouth in
Schedule 1, as to the Company and each of its subsidiaries, (i) each contractual restriction or limitation on the payment of dividends, and (ii) the amount available for dividends as of December 31, 1993; except as disclosed, there are no restrictions or limitations with respect to dividends which may be declared and paid by the Company or any of its subsidiaries, except limitations under federal or state banking laws, as applicable, and state corporate statutes;

  IV(W) in the case of the Company only, to the best of its knowledge, all material facts relating to the business, operations, properties, assets, liabilities (contingent or otherwise) and financial conditions of the Company and each of its subsidiaries will be disclosed to AmSouth in Schedule 1; no representation or warranty contained in this Plan, and no provisions hereof, to the best knowledge of the Company, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make statements herein or therein not misleading; no information material to the Merger which is necessary to make the representations and warranties herein contained not misleading, to the best knowledge of the Company, has been withheld from, or will not be delivered in Schedule 1 to, AmSouth; and whenever reference is made herein to the delivery of copies of documents and instruments to AmSouth, such copies are true and accurate reproductions of original documents and instruments in the possession of the party delivering same; and

  IV(X) Schedule 1 sets forth a complete and accurate list and description of all insurance policies in force naming the Company, any of its subsidiaries or any employees of any of them as an insured or beneficiary or as a loss payable payee (excluding homeowner's, automobile and consumer or commercial loan policies in which the Bank is identified as the loss payee lender or any mortgagee title insurance policies) or for which the Company or any of its subsidiaries has paid or is obligated to pay all or part of the premiums. Neither the Company nor its subsidiaries have received notice of any pending or threatened termination or retroactive premium increase with respect thereto, and the Company and its subsidiaries are in compliance with all conditions contained therein, the noncompliance with which could result in termination of insurance coverage or increased premiums for prior or future periods. There are no pending material claims against such insurance by the Company or any of its subsidiaries as to which insurers have denied liability, and there exists no material claim under such insurance that has not been properly filed by the Company or its subsidiaries.

V. COVENANTS.

  The Company hereby covenants to AmSouth, and AmSouth hereby covenants to the Company, that:

  V(A) it shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Plan on its part as promptly as practicable so as to permit the consummation of the transactions contemplated by this Plan as promptly as practicable and to cooperate fully with the other parties hereto to that end (it being understood that a resolicitation of proxies or other action arising as a consequence of an acquisition by AmSouth shall not violate this covenant even if such resolicitation or other action may delay consummation of the Merger; provided that all costs and expenses of any such resolicitation will be paid by AmSouth);

  V(B) the Company and AmSouth jointly shall prepare a registration statement on Form S-4 (the "Registration Statement") with respect to the AmSouth Common Stock to be issued in the Merger; the Registration Statement shall include the proxy statement ("the Company Proxy Statement") to be submitted to the Company's shareholders in connection with the transactions contemplated hereby; the Company Proxy Statement and the Registration Statement shall conform to all applicable legal requirements;

  V(C) in the case of AmSouth only, it shall, as promptly as practicable following the preparation of the Registration Statement, file the Registration Statement with the SEC and, in the case of AmSouth and the Company, the parties shall diligently pursue such filing so that the Registration Statement will become effective and remain effective through the Effective Date;

  V(D) when the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by the Company relating to the Company and its subsidiaries and by AmSouth relating to AmSouth and its subsidiaries, (i) will comply in all material respects with the provisions of the Securities Act of 1933 (the "Securities Act"), the rules and regulations of the SEC thereunder and any other applicable statutory or regulatory requirements and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading. In no event, however, shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement. AmSouth will advise the Company, promptly after AmSouth receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the AmSouth Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

  V(E) in the case of AmSouth only, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Plan, provided that AmSouth shall not be required by virtue thereof to submit to general jurisdiction in any state, and will prepare and submit to the New York Stock Exchange a listing application covering the AmSouth Common Stock issuable in connection with the Merger and will use its best efforts to obtain, prior to the Effective Date, approval for the listing of such stock upon official notice of issuance;

  V(F) it agrees that, unless approved by the other parties hereto in advance, in the case of the Company it will not issue any press release or written statement for general circulation, except as otherwise required by law, and in the case of AmSouth it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law;

  V(G)(1) upon reasonable notice, it shall (and shall cause each of its subsidiaries to) afford to the other party and its officers, employees, counsel, accountants and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its and its subsidiaries' properties, books, contracts, commitments and records and, during such period it shall (and it shall cause each of its subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws,
(b) notice of (i) any material change in the business of it or any of its significant subsidiaries, (ii) any significant governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), and (iii) the institution or threat of material litigation involving it or any of its subsidiaries and (c) all other information concerning its business, properties and personnel as the other party may reasonably request, provided that no investigation pursuant to this Paragraph
(G) shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any of the parties to this Plan; and (2) each party hereto will not use any nonpublic information or documents obtained pursuant to this Plan for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if the Merger is not consummated, will hold all such information and documents, including those obtained pursuant to this paragraph, in confidence unless and until such time as such information or documents become publicly available (other than by reason of any action or failure to act by such party) or if it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Plan, each party will deliver to the others all documents so obtained by it;

  V(H) in the case of the Company only, neither it nor any of its subsidiaries shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to or, subject to the fiduciary duties of the Board of Directors, participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries other than as contemplated by this Plan; shall notify AmSouth immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, such party; and the Company shall instruct its employees, officers, directors, agents, advisors and affiliates to refrain from doing any of the above;

  V(I) in the case of the Company only, it will obtain an agreement as described below (the "Agreement of Affiliates") from each affiliated shareholder of the Company (the "Affiliated Shareholders") prior to the Effective Date. The Affiliated Shareholders shall be those shareholders of the Company who may, in the opinion of counsel for the Company, be deemed to be "affiliates" of the Company within the meaning of Rule 145 under the Securities Act, and who may, in the opinion of such counsel, be deemed, pursuant to the provisions of Rule 145, to be "underwriters", as such term is defined in the Securities Act,on resale of the AmSouth Common Stock acquired hereunder (herein referred to as the "Acquired Securities"). The Agreement of Affiliates shall be an agreement, satisfactory to AmSouth and its counsel, which provides that: (i) the Acquired Securities will not be acquired with a view to the distribution thereof except as permitted by Rule 145, (ii) the Acquired Securities will not be disposed of in such a manner as to violate Rule 145 under the Securities Act or the Agreement of Affiliates and without AmSouth having received an opinion of counsel satisfactory to it, to the foregoing effect, or other evidence of compliance with Rule 145 and the Agreement of Affiliates satisfactory to AmSouth, (iii) AmSouth may issue appropriate stop transfer instructions to its transfer agent with respect to the Acquired Securities, (iv) no Affiliate will sell or otherwise reduce such Affiliate's risk relative to any shares of the Acquired Securities (which, prior to the Effective Date, will be deemed to include shares of the Company Common Stock) from the date that is 30 days prior to the Effective Date until financial results covering at least 30 days of post-Merger combined operations have been published, (v) each Affiliated Shareholder will obtain an agreement (a copy of which will be delivered to AmSouth) similar to that entered into by him or her from each transferee of Acquired Securities, unless such transferee may, as evidenced by an opinion of counsel or other evidence, in each case satisfactory to AmSouth, dispose of the Acquired Securities transferred to him or her without registration under the Securities Act, and (vi) the certificates representing Acquired Securities may bear the following or a substantially similar legend:

    "The securities represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, are held subject to the terms of an agreement between the holder hereof and AmSouth Bancorporation, and may be sold or otherwise transferred only upon receipt by AmSouth Bancorporation of an opinion of counsel (or other evidence) satisfactory to such corporation and its counsel as to satisfactory compliance with the limitations of such Rule 145 and such agreement, or of an opinion of counsel (or other evidence) satisfactory to AmSouth Bancorporation and its counsel that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act.";

  V(J) in the case of the Company only, the Members of the Board of Directors commit to support publicly this transaction and the Company commits that it will within ten (10) days after the date of this Plan obtain an agreement (the "Voting Agreements") from each of its directors substantially in the form set forth in Annex 1;

  V(K) in the case of the Company only, it shall at the request of AmSouth use its best efforts to modify and change its loan and real estate valuation policies and practices (including loan classifications and levels of reserves) prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of AmSouth. The Company shall not be required to modify or change any such policies or practices, however, until the earlier of (i) such time as AmSouth acknowledges that all conditions to its obligation to consummate the Merger set forth in Article VII have been waived or satisfied and (ii) immediately prior to the Effective Date. The Company's representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Paragraph
(K) of Article V;

  V(L) in the case of AmSouth only, it agrees (i) that employees and officers of the Company and its subsidiaries who become employees of AmSouth or one of its subsidiaries shall, at and after the Effective Date, be entitled to participate in AmSouth pension, benefit and similar plans on the same terms and conditions as employees and officers of AmSouth, giving effect to years of service with the Company and its subsidiaries or any predecessors thereof as if such service were with AmSouth; provided, however, that in the case of AmSouth's Retirement Plan, giving effect to years of service shall be for vesting purposes only and not for benefit accrual purposes and (ii) that employees and officers of the Company and its subsidiaries who become employees of AmSouth or one of its subsidiaries will, at and after the Effective Date, receive compensation arrangements and fringe benefits as are provided to AmSouth's and its subsidiaries' employees and officers of equal status and position;

  V(M) AmSouth shall continue to satisfy the current public information requirements of Rules 144 and 145 of the Securities and Exchange Commission with respect to the AmSouth Common Stock, and to provide the Affiliates with such other information as they may reasonably require and to otherwise cooperate with them to facilitate any sales of AmSouth Common Stock in compliance with Rules 144 and 145;

  V(N) the Company will within ten (10) days after the date of execution of this Plan obtain from the individual listed on Exhibit A an agreement substantially in the form set forth in Annex 3;

  V(O) (a) From and after the date of this Plan to the Effective Date, the Company and AmSouth shall consult and cooperate with each other with respect to determining, as specified in a written notice from AmSouth to the Company, based upon such consultation, appropriate accruals, reserves and charges to establish and take in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments taking into account the Continuing Corporation's business plan following the Merger.

  (b) The Company and AmSouth shall consult and cooperate with each other with respect to determining, as specified in a written notice from AmSouth to the Company, based upon such consultation, the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger;

  V(P) the Company will within ten (10) days after the date of execution of this Plan obtain from the individuals listed on Exhibit B agreements substantially in the form set forth in Annex 4, and, if requested by AmSouth, the Company shall have such individuals execute such agreements again immediately prior to the Effective Date; provided, however, that the term of such agreements shall not be extended by such re-execution;

  V(Q) (a) AmSouth shall or shall cause AmSouth Florida to use its reasonable best efforts to purchase a runoff "discovery period" extension under the Company's existing directors' and officers' liability insurance policy covering persons who are currently covered by such insurance for a period of five (5) years after the Effective Date; provided, however, that neither AmSouth nor AmSouth Florida shall be obligated to pay more than $50,000 in premium costs for such runoff extension period.

  (b) Subject to the conditions set forth in subparagraph (c) below, for a period of five (5) years after the Effective Date AmSouth shall and shall cause AmSouth Florida to indemnify, defend and hold harmless each person entitled to indemnification from the Company (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including without limitation the transactions contemplated by this Agreement) to the extent allowed as provided in Annex 5.

  (c) Any Indemnified Party wishing to claim indemnification under subparagraph
(b) above, upon learning of any such liability or litigation shall promptly notify AmSouth thereof. In the event of any such litigation (whether arising before or after the Effective Date) (i) AmSouth or AmSouth Florida shall have the right to assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and, upon assumption of such defense, AmSouth shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if AmSouth or AmSouth Florida elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between AmSouth and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and AmSouth or AmSouth Florida shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that AmSouth shall be obligated pursuant to this subparagraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such litigation, and
(iii) AmSouth shall not be liable for any settlement effected without its prior written consent; and further provided that AmSouth and AmSouth Florida shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law;

  V(R) if AmSouth terminates this Plan in accordance with Paragraph (H) of
Article VIII after reviewing the Company's Schedule 1, AmSouth shall reimburse the Company for the expense incurred in obtaining an opinion from The Robinson-Humphrey Company, Inc. that the consideration to be received in the Merger is fair to the shareholders of the Company; provided that AmSouth shall not be obligated to pay such expense if this Plan is terminated under a provision of
Article VIII other than Paragraph (H); and

  V(S) immediately prior to the Effective Date the Company shall pay in full without any prepayment penalty the debt it owes to First Mercantile Bank and shall obtain the release of the shares of common stock of the Bank held as collateral for such debt; and between the date of this Plan and the Effective Date any extension or renewal of such debt will only be made with the prior written approval of AmSouth which will not be unreasonably withheld or delayed.

VI. REGULATORY APPROVALS.

  As promptly as practicable after the date hereof:

  VI(A) AmSouth and the Company shall cooperate in the preparation and submission of applications to the appropriate regulatory agencies for approval of the Merger and the Subsidiary Reorganization, including but not limited to the Federal Reserve Board, the Federal Deposit Insurance Corporation, and the Florida Department of Banking and Finance (the "Regulatory Approvals"); and

  VI(B) all other appropriate action shall be duly taken to secure the Regulatory Approvals and all other approvals, consents and rulings to satisfy all other requirements prescribed by law which are necessary for the consummation of the transactions contemplated hereby.

VII. CONDITIONS TO CONSUMMATION

  The consummation of the Merger (and, if AmSouth determines that the Subsidiary Reorganization shall occur simultaneously with the Merger, the Subsidiary Reorganization) is conditioned upon:

  VII(A) approval of the relevant aspects of this Plan by the holders of at least the number of the outstanding shares of Company Common Stock required under applicable law and the Company's governing documents;

  VII(B) procurement of the Regulatory Approvals (which shall include the Regulatory Approvals necessary for the Subsidiary Reorganization if AmSouth determines that the Subsidiary Reorganization shall occur simultaneously with a Merger) and the conclusion of any statutory waiting periods in connection therewith;

  VII(C) procurement of all other regulatory consents and approvals and satisfaction of all other requirements prescribed by applicable laws, rules or regulations which are necessary to the consummation of the transactions contemplated by this Plan; provided, however, that no approval or consent in Paragraph (B) or (C) of this Article VII shall have imposed any conditions or requirements which would (i) result in any material limitation on the ability of AmSouth effectively to exercise full rights of ownership of all the shares of Company Common Stock, (ii) require a divestiture which would constitute, if made solely by the Company or the Bank, a material portion of the Company's business or properties or (iii) in the good faith reasonable judgment of the Board of Directors of AmSouth, otherwise materially and adversely affect the economic assumptions of the transactions contemplated hereby so as to render inadvisable the consummation of the Merger;


  VII(D) there being no unstayed or final injunction prohibiting the consummation of the Merger and no litigation or proceeding by any governmental authority shall be pending or threatened before any court or agency seeking to restrain, prohibit or invalidate the transactions provided for in this Plan;

  VII(E) AmSouth and its directors and officers who sign the Registration Statement shall have received from Ernst & Young an opinion that the transactions contemplated by this Plan will qualify for pooling accounting treatment under generally accepted accounting principles;

  VII(F) the Company and its directors shall have received an opinion, dated the Effective Date, of Maria B. Campbell, counsel for AmSouth, or other counsel acceptable to the Company, containing such opinions as are customary in a transaction of this kind;

  VII(G) AmSouth and its directors and officers who sign the Registration Statement shall have received an opinion, dated the Effective Date, of counsel acceptable to AmSouth, containing such opinions as are customary in a transaction of this kind;

  VII(H) each of the representations, warranties and covenants contained herein of the Company shall be true in all material respects on, or complied with in all material respects by, the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to any earlier date) except, in the case of such representations or warranties, where the failure to be true would not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole; and AmSouth shall have received certificates signed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Effective Date, to such effect;

  VII(I) each of the representations, warranties and covenants contained herein of AmSouth shall be true in all material respects on, or complied with in all material respects by, the Effective Date as if made on such date (or the date when made in the case of any representation or warranty which specifically relates to an earlier date) except, in the case of such representations and warranties, where the failure to be true would not have a material adverse effect on the business, financial condition or results of operations of AmSouth and its subsidiaries taken as a whole; and the Company shall have received certificates signed by the Chief Executive Officer and Chief Financial Officer of AmSouth, dated the Effective Date, to such effect;

  VII(J) the Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

  VII(K) AmSouth shall have received all state securities laws and "blue sky" permits and other authorizations necessary to consummate the transactions contemplated hereby;

  VII(L) AmSouth shall have received from each person who may be deemed to be an Affiliated Shareholder of the Company pursuant to Paragraph I of Article V an executed Agreement of Affiliates as provided therein;

  VII(M) the Company and its directors and AmSouth and its directors and officers who sign the Registration Statement shall have received from Ernst & Young, or other tax advisor acceptable to the Company, an opinion, dated the Effective Date, in form and substance satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will for federal income tax purposes constitute a reorganization within the meaning of Section 368, or any successor thereto, of the Code and that (except with respect to holders of Company Common Stock who exercise dissenters' rights and except for cash payments in lieu of a fractional share interest), (i) no gain or loss will be recognized by a holder of Company Common Stock upon conversion in the Merger of Company Common Stock into AmSouth Common Stock, (ii) the basis of AmSouth Common Stock to be received in the Merger by a holder of Company Common Stock will be the same as such holder's basis in the Company Common Stock exchanged therefore, and (iii) the holding period of AmSouth Common Stock to be received in the Merger by a holder of Company Common Stock will include the period during which such holder held the Company Common Stock exchanged therefor, provided that such Company Common Stock was held as a capital asset immediately prior to the consummation of the Merger; in rendering such opinion, such tax advisor may rely upon certificates of officers of AmSouth and the Company as to factual matters;

  VII(N) there shall have been no discovery by AmSouth of a material adverse condition with respect to the Company or the Bank. For purposes of this Paragraph (N) of Article VII a "material adverse condition" is a condition arising from any circumstance other than the Merger which either alone or when aggregated with other conditions has resulted or, in the reasonable opinion of AmSouth, would result, in (i) a substantial loss or damage to the properties or assets of the Company whether or not insured, that would materially affect or impair the ability of the Company to conduct its business as presently conducted, or (ii) a reduction of Six Hundred and Twenty-Five Thousand Dollars ($625,000) or more on a pre-tax basis in the consolidated total shareholders' equity of the Company from the amounts reflected on the December 31, 1993 Financial Reports of the Company; provided, however, that for purposes of the calculations contemplated herein, consolidated total shareholders' equity of the Company shall not be reduced by the merger-related charges and expenses taken by the Company pursuant to Paragraph (O) of Article V or by addition by the Company to the allowance for possible loan losses prior to the Effective Date in accordance with Paragraph (K) of

Article V, and that such charges, expenses or additions shall not represent a material adverse condition with respect to the Company;

  VII(O) there shall have been no discovery by the Company of a material adverse condition with respect to AmSouth. For purposes of this Paragraph (O) of Article VII a "material adverse condition" is a condition arising from any circumstance other than the Merger which either alone or when aggregated with other conditions has resulted or, in the reasonable opinion of the Company, would result, in (i) a substantial loss or damage to the properties or assets of AmSouth whether or not insured, that would materially affect or impair the ability of AmSouth to conduct its business as presently conducted, or (ii) a reduction of Fifty-Four Million Dollars ($54,000,000) or more on a pre-tax basis in the consolidated total shareholders' equity of AmSouth from the amounts reflected on the December 31, 1993 Financial Reports of AmSouth; provided however, that for purposes of the calculations contemplated herein, consolidated total shareholders' equity of AmSouth shall not be reduced by the payment of its per share regular quarterly dividend consistent with historical practice, and that such payment shall not represent a material adverse condition with respect to AmSouth; and

  VII(P) AmSouth shall have received from Dwight Darby & Company letters dated not more than five (5) days prior to (i) the date of the Company Proxy Statement and (ii) the Effective Date, with respect to certain financial information regarding the Company, in form and substance which is customary in transactions of the nature contemplated by this Plan;

  provided, however, that a failure to satisfy any of the conditions set forth in Paragraphs (E), (G), (H), (L), (N) or (P) of this Article VII shall only constitute conditions if asserted by AmSouth; and a failure to satisfy any of the conditions set forth in Paragraphs (F), (I) or (O) of this Article VII shall only constitute conditions if asserted by the Company.

VIII. TERMINATION.

  This Plan may be terminated prior to the Effective Date, either before or after its approval by shareholders:

  VIII(A) by the mutual consent of AmSouth and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

  VIII(B) by AmSouth or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of a material breach by the other of any representation, warranty or agreement contained herein which is not cured within 45 days after the date of written notice from the other party hereto;

  VIII(C) by AmSouth or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by January 3, 1995 (or such later date as may be agreed to by the parties hereto) unless the failure to so consummate by such time is due to a breach of the Plan by the party seeking to terminate;

  VIII(D) by AmSouth or the Company if this Plan is not approved by the requisite vote of the shareholders of the Company;

  VIII(E) by AmSouth or the Company if the Regulatory Approvals are not obtained or if the Regulatory Approvals contain any condition of the type referred to in the proviso following Paragraph (C) of Article VII;

  VIII(F) by AmSouth or the Company if any condition to closing is not met or waived by the party to benefit from the unmet condition by thirty (30) days after the Closing Date as defined in Article IX;

  VIII(G) by the Company as provided in Paragraph (E) of Article II;

  VIII(H) by AmSouth or the Company as provided in Paragraph (I) of Article X;

  VIII(I) by AmSouth in the event it discovers a material adverse condition (as defined in Paragraph (N) of Article VII) with respect to the Company or the Bank; and

  VIII(J) by the Company in the event it discovers a material adverse condition (as defined in Paragraph (O) of Article VII) with respect to AmSouth.

IX. CLOSING.

  On a date (the "Closing Date") selected by AmSouth and communicated in writing to the Company which shall be no later than the 15th day of the month following the end of the quarter in which the last to occur of the following occurs: (i) the last Regulatory Approval required for the Merger (and, if AmSouth determines that the Subsidiary Reorganization will occur simultaneously with the Merger, the Subsidiary Reorganization) or (ii) the 30th day following the expiration of the waiting period imposed by such Regulatory Approval (or if such Regulatory Approval imposes no waiting period, the 60th day following the receipt of such approval) or (iii) the 60th day following the approval of the Merger by the shareholders of the Company, appropriate documents to consummate the Merger (and, if AmSouth determines that the Subsidiary Reorganization shall occur simultaneously with the Merger, the Subsidiary Reorganization) shall be executed in accordance with all appropriate legal requirements and shall be delivered and/or filed as required by law, and the Merger (and, if applicable, the Subsidiary Reorganization) provided for herein shall become effective upon such filings or on such later date as may be specified in the documents (the date of such filing or such later date being herein called the "Effective Date"); provided, however, that if the conditions of Paragraph (E)(1) of
Article II are met, the Closing shall not take place until the expiration of all time periods allowed by said Paragraph (E) for notice and other actions have expired. The closing shall take place in Birmingham, Alabama.

X. OTHER MATTERS.

  X(A) The agreements of the parties which by their terms are applicable in whole or in part after the Effective Date shall survive the Effective Date. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Merger and shall not survive the Effective Date. If this Plan shall be terminated, the agreements of the parties in Paragraph (M) of
Article IV, Paragraph (G)(2) of Article V and Paragraphs (E), (F) and (H) of this Article X shall survive such termination.

  X(B) Prior to the Effective Date, any provision of this Plan may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction), by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of the Company, the method for determining the number of shares of AmSouth Common Stock per share of Company Common Stock to be received by the shareholders of the Company in the Merger shall not be changed except as provided in Paragraph (E)(1) of Article II.

  X(C) This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.

  X(D) [This paragraph was intentionally omitted.]

  X(E) Except as otherwise provided herein or in the Stock Option Agreement, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. The parties agree to divide equally the costs of printing the Registration Statement and Company Proxy Statement, the SEC registration fee and state "blue sky" fees as applicable, and fees and expenses of experts and consultants providing market competition analysis and supporting materials; provided, however, that in the event AmSouth terminates this Plan, AmSouth shall reimburse the Company for its share of such costs and expenses which would otherwise have been shared pursuant to this sentence.

  X(F) Each of the parties and their respective agents, investment bankers, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

  X(G) All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram, facsimile or telex (confirmed in writing) to such party at its address set forth or such other address as such party may specify by notice to the parties hereto.

  If to AmSouth to:  AmSouth Bancorporation
                     1400 AmSouth/Sonat Tower
                     Birmingham, Alabama 35203
                     Facsimile number: 205-581-7440
                     Attn: Chairman of the Board and Chief Executive Officer

  Copy to:           Maria B. Campbell
                     AmSouth Bancorporation
                     Suite 920 AmSouth/Harbert Plaza
                     1901 6th Avenue North
                     Birmingham, Alabama 35203
                     Facsimile number: 205-583-4497

  If to Company, to: The Tampa Banking Company
                     c/o G. Robert Blanchard
                     Chairman of the Board
                     201 East Kennedy Boulevard
                     Suite 715
                     Tampa, Florida 33602
                     Facsimile number: 813-223-5406

  Copy to:           Andrew J. Lubrano
                     Hill, Ward & Henderson
                     101 East Kennedy Boulevard
                     Suite 3700
                     Tampa, Florida 33602
                     Facsimile number: 813-221-2900

  X(H) This Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

  X(I) Notwithstanding anything to the contrary herein, it is understood and agreed that at the date of execution of this Plan the parties have not had the opportunity to compile Schedule 1 hereto. No later than 30 days after the date of execution of this Plan each party shall have provided the other party with all documents and disclosures constituting Schedule 1. If in the reasonable and good faith judgment of the Company or AmSouth Schedule 1 discloses matters which indicate material adverse changes, occurrences or circumstances with respect to the other party, then within ten (10) days after delivery of the last Schedule 1 information, either of the parties by written notice to the other may terminate this Plan. Failure to terminate this Plan in accordance with the preceding sentence shall not affect the ability of AmSouth or the Company to terminate this Plan as provided in Article VIII. Prior to the Effective Date, each party will promptly amend Schedule 1 with respect to any matter which if existing, occurring or known at the date hereof would have been required to be set forth in such Schedule 1 or which is necessary to correct any information therein which has been rendered incorrect or incomplete.

  X(J) Neither party hereto may assign or otherwise transfer its rights or obligations under this Plan to any other person, partnership, corporation or other entity without the prior written approval of the other party hereto.

  X(K) Remedies. In the event of a material breach of any representation, warranty or agreement contained herein by either party, such breaching party will have 45 days after the date of written notice of such breach by the other party in which to cure the breach. If such breach is not cured within the 45-day period, the nonbreaching party will have the right to terminate this Plan.

  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.



                                          AMSOUTH BANCORPORATION

ATTEST:

       /s/ Carl L. Gorday                 By:      /s/ John W. Woods
     -------------------------                  -------------------------
         Assistant Secretary                      Chairman of the Board

(Corporate Seal)



                                          THE TAMPA BANKING COMPANY

ATTEST:

      /s/ Barbara A. Diamond              By:    /s/ G. Robert Blanchard
     -------------------------                  -------------------------
              Secretary                           Chairman of the Board

(Corporate Seal)

                                    ANNEX 1

                                                                   March  , 1994

Mr. John W. Woods
Chairman of the Board, President and
Chief Executive Officer
AmSouth Bancorporation
1900 Fifth Avenue North
Birmingham, Alabama 35288

RE: The Tampa Banking Company;
 Voting of Common Stock

Dear Mr. Woods:

  I am writing to confirm the following agreement between AmSouth and me regarding the pending merger between The Tampa Banking Company and AmSouth Bancorporation. In consideration of AmSouth Bancorporation entering into the Agreement and Plan of Merger (the "Agreement") dated March , 1994 with The Tampa Banking Company, for a period of twelve months from the date of this letter, I agree to vote all of the shares of The Tampa Banking Company that I own or otherwise have the power to vote in favor of the merger of The Tampa Banking Company and AmSouth, and in favor of the other transactions contemplated by the Agreement. Furthermore, for the same period of time, I will vote my shares against any business combination or other reorganization of any kind involving The Tampa Banking Company or its subsidiaries with any entity other than AmSouth.

  If the Agreement is terminated I will have no further obligations under this letter after the date of such termination. I further agree that if I sell or otherwise dispose of any of the shares subject to this agreement, I will obtain from the purchaser or transferee thereof an agreement in favor of AmSouth in the same form as this letter.

                                          Sincerely yours,

                                    ANNEX 2

Compass Bancshares, Inc.
SouthTrust Corporation
First Alabama Bancshares, Inc. (Regions Financial Corp.)
BankSouth Corporation
Deposit Guaranty Corporation
Trustmark Corporation
Southern National Corporation
CCB Financial Corporation
First Tennessee National Corp.
First American Corp.
Central Fidelity Banks, Inc.
Signet Banking Corporation
Crestar Financial Corporation
First Virginia Banks, Inc.
Centura Banks, Inc.

                                    ANNEX 3

                                                                   March  , 1994

Mr. John W. Woods
Chairman of the Board and
Chief Executive Officer
AmSouth Bancorporation
1900 Fifth Avenue North
Birmingham, AL 35288

RE: The Tampa Banking Company

Dear Mr. Woods:

  I am writing to confirm the following agreement between AmSouth and me regarding the pending merger between The Tampa Banking Company ("Tampa") and AmSouth Bancorporation ("AmSouth"). In consideration of AmSouth entering into the Agreement and Plan of Merger (the "Agreement") dated March , 1994 with Tampa, for a period of twelve months from the date of this letter I agree as follows:

  A. If either (i) Tampa shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than AmSouth or a subsidiary of AmSouth) to effect (x) a merger, consolidation or similar transaction involving Tampa or any of its subsidiaries, (y) the disposition by sale, lease, exchange or otherwise of assets of Tampa or any of its subsidiaries representing 20% or more of the consolidated assets of Tampa and its subsidiaries or (z) the issuance, sale or disposition of by way of merger, consolidation, share exchange or any similar transaction, securities representing 10% or more of the voting power of Tampa or any of its subsidiaries, or (ii) any person (other than AmSouth or any subsidiary of AmSouth) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the right to acquire beneficial ownership of, or any "group" (as such term is defined in the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of Tampa common stock; or (iii) any person (other than AmSouth or any subsidiary of AmSouth, shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Tampa common stock such that, upon consummation of such offer, such person would own or control 20% of more of the then outstanding shares of Tampa common stock, then I agree that I will, prior to the record date for any meeting of shareholders of Tampa common stock at which any such action shall be considered or at which the Agreement shall be considered by the shareholders, exercise the options which I hold under any and all stock option plans maintained by Tampa and that the shares of Tampa common stock obtain by such option exercise will be subject to the Voting Agreement (as such term is defined in the Agreement) executed by me.

  B. If the provisions of Paragraph A above do not apply, I agree that I will not exercise any options which I hold under any and all stock option plans maintained by Tampa and I will elect to receive for each unexercised option Net Appreciation Shares as set forth in Article II(F) of the Agreement.

  If the Agreement is terminated I will have no further obligations under this letter after the date of such termination.

                                          Sincerely yours,

                                    ANNEX 4

                                                                   March  , 1994

Mr. John W. Woods
Chairman of the Board and
Chief Executive Officer
AmSouth Bancorporation
1900 Fifth Avenue North
Birmingham, AL 35288

RE: The Tampa Banking Company

Dear Mr. Woods:

  I am writing to confirm the following agreement between AmSouth and me regarding the pending merger between The Tampa Banking Company ("Tampa") and AmSouth Bancorporation ("AmSouth"). In consideration of AmSouth entering into the Agreement and Plan of Merger (the "Agreement") dated March , 1994 with Tampa, I agree that for a period of two (2) years from the later of (1) the date of this letter or (2) the date of voluntary termination (or my involuntary termination due to willful misconduct, personal dishonesty, incompetence, breach of fiduciary duties involving personal profit, intentional failure to perform stated duties or willful violation of law, rule or regulation) of my affiliation as a director, advisory director, officer or employee of Tampa or one of its subsidiaries or AmSouth or one of its subsidiaries, I will not directly or indirectly engage or participate in, become a director, officer or employee of, or render advisory or other services for or make a financial investment in any bank, bank holding company, savings bank, savings and loan association, thrift holding company, credit union, mortgage banking company, trust company or any other financial institution which has offices in the following counties in Florida: Hillsborough, Pinellas, Hernando or Pasco. I understand that the foregoing shall not prevent me from owning passive investments in the securities of financial institutions so long as such ownership does not require me to render any services or advice to the institution in which I have invested.

  I further agree that if any provision of this letter, including without limitation the duration or geographic scope of the restrictions, is held to be invalid or unenforceable, such provision shall automatically be deemed to be amended to be the maximum restriction which is legally binding and enforceable.

  If the Agreement is terminated I will have no further obligations under this letter after the date of such termination.

                                          Sincerely yours,

Provided, however, that the foregoing may be altered (i) in the case of G. Robert Blanchard to omit the reference to Pasco County, and (ii) in the case of Charles M. Davis, Jr. to restrict him only from serving as a director or advisory director of another bank.

                                    ANNEX 5

  The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed claim, action suit, or proceeding, whether civil, criminal, administrative, or investigative, (other than an action by, or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees), judgments, fines, and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of the Corporation, partnership, joint venture, trust, or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fully and reasonably entitled to indemnity for such expenses which such court shall deem proper.

  To the extent that a director, officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any such action, suit, or proceeding referred to in this Article, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  Any indemnification under this Article, unless pursuant to a determination by a court shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth above. Such determination will be made
(a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (b) if such a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit, or proceeding.

  Expenses, including attorneys' fees incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon a preliminary determination following one of the procedures set forth above that the director, officer, employee, or agent met the applicable standard of conduct set forth in this Article or as authorized by the Board of Directors in the specific case and, in either event, upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

  The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, rule of law, provision of articles of incorporation, by-law, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

  For purposes of this Article, references to the "Corporation" include all constituent banking or other financial corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee, or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another Corporation, corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

                                                                       EXHIBIT A

A. Gerald Divers

                                                                       EXHIBIT B

S.C. Bexley, Jr.
G. Robert Blanchard
Charles M. Davis, Jr.
James L. Ferman, Jr.
James W. Gray, Jr.

                                   APPENDIX B

                          OPINION OF FINANCIAL ADVISER
                              DATED MARCH 9, 1994

                                  APPENDIX B

          [LOGO OF THE ROBINSON-HUMPHREY COMPANY, INC. APPEARS HERE]

                                March 9, 1994

Board of Directors
The Tampa Banking Company
601 Bayshore Boulevard
Tampa, Florida 33601

Gentlemen:

  In connection with the proposed acquisition of The Tampa Banking Company ("TBC") by AmSouth Bancorporation ("ASO") (the "Merger"), you have asked us to render an opinion as to whether the financial terms of the Merger, as provided in the Agreement and Plan of Merger dated as of March 9, 1994 among such parties (the "Merger Agreement"), are fair, from a financial point of view, to the stockholders of TBC. Under the terms of the Merger, holders of all outstanding shares of TBC stock will receive consideration equal to 1.5592 ASO shares for each TBC share, subject to adjustment under certain circumstances.

  Our firm, as part of its investment banking business, is frequently involved in the valuation of securities as related to public underwritings, private placements, mergers, acquisitions, recapitalizations and other purposes.

  In connection with our study for rendering this opinion, we have reviewed the Merger Agreement, TBC's financial results for fiscal years 1989, 1990, 1991, 1992 and 1993, and certain documents and information we deem relevant to our analysis. We have also held discussions with senior management of TBC for the purpose of reviewing the historical and current operations of, and outlook for TBC, industry trends, the terms of the proposed Merger, and related matters.

  We have studied published financial data concerning certain other publicly traded banks which we deem comparable to TBC as well as certain financial data relating to acquisitions of other banks that we deem relevant or comparable. In addition, we have reviewed other published information, performed certain financial analyses and considered other factors and information which we deem relevant.

  As the proposed Merger Agreement entails the issuance of shares of ASO as the consideration to be paid to TBC stockholders, we have examined publicly available information, as well as internal data, relating to ASO including its historical financial statements, from 1989 up through and including the fiscal year ended December 31, 1993. We are generally familiar with ASO's business practices and in the course of business, our firm publishes research coverage of ASO from time to time.

  In rendering this opinion, we have relied upon the accuracy of the Merger Agreement, the financial information listed above, and other information furnished to us by TBC and ASO. We have not separately verified this information nor have we made an independent evaluation of any of the assets or liabilities of TBC and ASO.

  During the process, we participated in the marketing of the shares of TBC and were solely responsible for gathering proposals for those shares. We are aware of other proposals, made by similar institutions, that were presented to the Board for its consideration.

  Based upon the foregoing, our experience as investment bankers, and upon current market and economic conditions, and such other facts as we deemed relevant, we are of the opinion that, from a financial point of view, the terms of the Merger as provided in the Merger Agreement are fair to the stockholders of TBC.

                                        Very truly yours,

                                        /s/ The Robinson-Humphrey Company, Inc.
                                        THE ROBINSON-HUMPHREY COMPANY, INC.

                            ATLANTA FINANCIAL CENTER
                3333 PEACHTREE ROAD, NE . ATLANTA GEORGIA 30326
                                 (404) 266-6000

                                   APPENDIX C

            FLORIDA BUSINESS CORPORATION ACT (S)(S)1301, 1302, 1320

            Florida Business Corporation Act (S)(S) 1301, 1302, 1320

SECTION 607.1301 DISSENTERS' RIGHTS; DEFINITIONS.

  The following definitions apply to ss. 607.1302 and 607.1320:

  (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

  (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

  (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

SECTION 607.1302 RIGHT OF SHAREHOLDERS TO DISSENT.

  (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    (a) Consummation of a plan of merger to which the corporation is a party:

      1. If the shareholder is entitled to vote on the merger, or

      2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

    (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

    (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

    (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

    (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

      1. Altering or abolishing any preemptive rights attached to any of his shares;

      2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

      3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

      4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

      5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

      6. Reducing the stated dividend preference of any of his preferred shares; or

      7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

    (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

SECTION 607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

  (1) (a) If a proposed corporate action creating dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

    1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

    2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

      (b) If proposed corporate action creating dissenters' rights under s.
607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

  (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph
(1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

  (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

  (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

    (a) Such demand is withdrawn as provided in this section;

    (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

    (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

    (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

  (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

    (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

    (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

  (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

  (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleadings in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares.

The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

  (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

  (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

  (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.

  The Registrant's Restated Certificate of Incorporation, as amended, and its Directors' and Officers' Liability Insurance Policy provide for indemnification of the directors and officers of the Registrant against certain liabilities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  NO.                                   EXHIBIT
  ---                                   -------
  2     Agreement and Plan of Merger, dated as of the 9th day of March, 1994, between The Tampa Banking Company ("Tampa") and AmSouth Bancorporation
        ("AmSouth"), included as Appendix A to the Proxy Statement-Prospectus.
  3(a)  Restated Certificate of Incorporation of AmSouth, incorporated by reference to Exhibit 3-b to AmSouth's Quarterly Report on Form 10-Q for
        the quarter ended March 31, 1993.
  3(b)  Bylaws of AmSouth, as amended, incorporated by reference to Exhibit 3 to AmSouth's Quarterly Report on Form 10-Q for the quarter ended June
        30, 1994.
  4(a)  Stockholder Protection Rights Agreement, dated as of June 15, 1989, between AmSouth and AmSouth Bank of Alabama as Rights Agent, incorporated by reference to Exhibit 4-a to AmSouth's Quarterly Report on Form 10-Q for the quarter ended June 30, 1989.
  4(b)  Instruments defining the rights of holders of long-term debt of AmSouth are not filed herewith pursuant to Item 601(b)(4)(iii) of Regulation S-
        K, and AmSouth hereby agrees to furnish a copy of said instruments to the SEC upon request.
  5*    Opinion of Carl L. Gorday, Esq. as to the validity of the shares of
        AmSouth Common Stock.
  8*    Opinion of Ernst & Young as to certain federal income tax matters.
 15     Letter of Ernst & Young re: Unaudited Financial Information.
 23(a)* Consent of Carl L. Gorday, Esq. (included in the opinion in Exhibit 5).
 23(b)* Consent of Ernst & Young (included in the opinion in Exhibit 8).
 23(c)  Consent of Ernst & Young.
 23(d)* Consent of The Robinson-Humphrey Company, Inc.
 23(e)  Consent of Dwight, Darby & Company.
 24*    Powers of Attorney.
 99     Form of Proxy for Tampa.

- --------

* Previously filed

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BIRMINGHAM, STATE OF ALABAMA, AS OF THE 7TH DAY OF DECEMBER, 1994.

                                         Amsouth Bancorporation

                                                    /s/ John W. Woods
                                         By ___________________________________
                                                    (JOHN W. WOODS)
                                         (CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE
                                                OFFICER, AND A DIRECTOR)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AS OF DECEMBER 7, 1994.


             SIGNATURE                       TITLE                 DATE
             ---------                       -----                 ----
               *                      Chairman of the          December 7, 1994
- ------------------------------------   Board, Chief
         (JOHN W. WOODS)               Executive Officer
                                       and a Director
                                       (Principal
                                       Executive Officer)

               *                      Executive Vice           December 7, 1994
- ------------------------------------   President and
     (M. LIST UNDERWOOD, JR.)          Controller
                                       (Principal
                                       Financial and
                                       Accounting
                                       Officer)


               *                      A Director               December 7, 1994
- ------------------------------------
     (GEORGE W. BARBER, JR.)

               *                      A Director               December 7, 1994
- ------------------------------------
       (WILLIAM D. BIGGS)

               *                      A Director               December 7, 1994
- ------------------------------------
      (BARNEY B. BURKS, JR.)

               *                      A Director               December 7, 1994
- ------------------------------------
    (WILLIAM J. CABANISS, JR.)


              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

                  *                     A Director             December 7, 1994
- -------------------------------------
         (JOSEPH M. FARLEY)


                  *                     A Director             December 7, 1994
- -------------------------------------
         (RODNEY C. GILBERT)


                  *                     A Director             December 7, 1994
- -------------------------------------
         (M. MILLER GORRIE)


                  *                     A Director             December 7, 1994
- -------------------------------------
         (ROBERT A. GUTHANS)


                  *                     A Director             December 7, 1994
- -------------------------------------
          (ELMER B. HARRIS)


                  *                     A Director             December 7, 1994
- -------------------------------------
      (JAMES I. HARRISON, JR.)


                  *                     A Director             December 7, 1994
- -------------------------------------
          (DONALD E. HESS)


                  *                     A Director             December 7, 1994
- -------------------------------------
           (HUGH B. JACKS)


                  *                     A Director             December 7, 1994
- -------------------------------------
       (RONALD L. KUEHN, JR.)


               *                        A Director             December 7, 1994
- -------------------------------------
    (E. ROBERTS LEATHERBURY)


               *                        A Director             December 7, 1994
- -------------------------------------
  (MRS. H. TAYLOR MORRISSETTE)



              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

                  *                     A Director             December 7, 1994
- -------------------------------------
         (CLAUDE B. NIELSEN)


                  *                     A Director             December 7, 1994
- -------------------------------------
         (ARTHUR R. OUTLAW)


                  *                     A Director             December 7, 1994
- -------------------------------------
      (Z. CARTTER PATTEN, III)


                  *                     A Director             December 7, 1994
- -------------------------------------
        (BENJAMIN F. PAYTON)


                  *                     A Director and an      December 7, 1994
- -------------------------------------    Officer
          (C. DOWD RITTER)


                  *                     A Director             December 7, 1994
- -------------------------------------
      (WILLIAM J. RUSHTON, III)


                  *                     A Director             December 7, 1994
- -------------------------------------
        (HERBERT A. SKLENAR)


                  *                     A Director             December 7, 1994
- -------------------------------------
       (W. A. WILLIAMSON, JR.)


                  *                     A Director             December 7, 1994
- -------------------------------------
         (SPENCER H. WRIGHT)



By:      /s/ Carl L. Gorday
   ----------------------------------
          (CARL L. GORDAY)
          ATTORNEY-IN-FACT


                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                   EXHIBIT
 -------                                 -------
  2      Agreement and Plan of Merger, dated as of the 9th day of March, 1994, between The Tampa Banking Company ("Tampa") and AmSouth Bancorporation
         ("AmSouth"), included as Appendix A to Proxy Statement-Prospectus.

  3(a) Restated Certificate of Incorporation of AmSouth, incorporated by reference to Exhibit 3-b to AmSouth's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993.

  3(b) Bylaws of AmSouth, as amended, incorporated by reference to Exhibit 3 to AmSouth's Quarterly Report on Form 10-Q for the quarter ended June
         30, 1994.

  4(a) Stockholder Protection Rights Agreement, dated as of June 15, 1989, between AmSouth and AmSouth Bank of Alabama, as Rights Agent, incorporated by reference to Exhibit 4-a to AmSouth's Quarterly Report on Form 10-Q for the quarter ended June 30, 1989.

  4(b) Instruments defining the rights of holders of long-term debt of AmSouth are not filed herewith pursuant to Item 601(b)(4)(iii) of Regulation S-K, and AmSouth hereby agrees to furnish a copy of said instruments to the SEC upon request.

  5* Opinion of Carl L. Gorday, Esq. as to the validity of the shares of AmSouth Common Stock.

  8*     Opinion of Ernst & Young as to certain federal income tax matters.

 15      Letter of Ernst & Young re: Unaudited Financial Information.

 23(a)*  Consent of Carl L. Gorday, Esq. (included in the opinion in Exhibit
         5).

 23(b)*  Consent of Ernst & Young (included in the opinion in Exhibit 8).

 23(c)   Consent of Ernst & Young.

 23(d)*  Consent of The Robinson-Humphrey Company, Inc.

 23(e)   Consent of Dwight, Darby & Company.

 24*     Powers of Attorney.

 99      Form of Proxy for Tampa.

- --------

* Previously filed.